As filed with the Securities and Exchange Commission on April 26, 2011
Registration No. 333-172207

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CPM Holdings, Inc.
(Exact name of registrant as specified in its charter)
(See table of additional registrants on following page)

Delaware	3556	06-1612494
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

2975 Airline Circle
Waterloo, IA 50703
(319) 464-8275
(Address, Including Zip Code, and Telephone
Number, Including Area Code, of Registrants’
Principal Executive Offices)
Douglas Ostrich
Chief Financial Officer
2975 Airline Circle
Waterloo, IA 50703
(319) 464-8275
(Name, Address, including Zip Code,
and Telephone Number, Including Area
Code, of Agent for Service)
with copy to:
Todd Bowen
Mayer Brown LLP
1675 Broadway
New York, New York 10019
(212) 506-2500
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to	Offering	Aggregate	Amount of
	be	Price Per	Offering	Registration
Title of Each Class of Securities to be Registered	Registered	Unit(1)	Price(1)	Fee(1)(2)
10 5/8% Senior Secured Notes due 2014	$200,000,000	100%	$200,000,000	$23,220
Guarantees of 10 5/8% Senior Secured Notes due 2014(3)	—	—	—	—(4)

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2)	These fees were previously paid with the original filing of this Registration Statement.

(3)	See the following page for a table of additional registrants.

(4)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on any date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

		Primary
	State or Other	Standard	I.R.S.	Address, Including Zip Code,
	Jurisdiction of	Industrial	Employer	and Telephone Number,
Exact Name of Additional Registrant as	Incorporation or	Classification	Identification	Including Area Code, of Registrant’s
Specified in the Charter	Organization	Code	Number	Principal Executive Offices

CPM Acquisition Corp.	Delaware	3556	06-1612491	2975 Airline Circle
				Waterloo, Iowa 50703
				(319) 464-8275

CPM SA, LLC	Delaware	3556	26-3021681	2975 Airline Circle
				Waterloo, Iowa 50703
				(319) 464-8275

CPM Wolverine Proctor, LLC	Delaware	3556	06-1785224	2975 Airline Circle
				Waterloo, Iowa 50703
				(319) 464-8275

Crown Acquisition Corp.	Delaware	3556	26-0647960	2975 Airline Circle
				Waterloo, Iowa 50703
				(319) 464-8275

Crown Iron Works Company	Delaware	3556	41-0208680	2975 Airline Circle
				Waterloo, Iowa 50703
				(319) 464-8275

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 26, 2011
PROSPECTUS
CPM Holdings, Inc.
Offer to Exchange up to
$200,000,000
10 5/8% Senior Secured Notes due 2014
which have been registered under the Securities Act of 1933
For Any and All Outstanding Unregistered
10 5/8% Senior Secured Notes due 2014
and
Related Subsidiary Guarantees
     We are offering to exchange up to $200,000,000 aggregate principal amount of registered 10 5/8% senior secured notes due 2014, which we refer to as the “new notes,” for any and all outstanding unregistered 10 5/8% senior secured notes due 2014, which we refer to as the “old notes”. In this prospectus we sometimes refer to the old notes and the new notes collectively as the “notes”.
     We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange offer expires at 12:01 a.m., New York time, on         2011, unless extended. We currently do not intend to extend the expiration date. The exchange procedure is more fully described in “Exchange Offer — Procedures for Tendering.” If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.
     The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. The new notes will represent the same debt as the old notes, and will be issued under the same indenture. See “Description of the Notes” for more details on the terms of the new notes. We will not receive any proceeds from the exchange offer.
     There is no established trading market for the new notes or the old notes. The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.” All broker-dealers that receive new notes in the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of the new notes. If a broker-dealer acquired old notes as a result of market-making or other trading activities, the broker-dealer may use this prospectus in connection with resales of the new notes. See “Plan of Distribution.”
Please consider carefully the “Risk Factors” beginning on page 9 of this prospectus before deciding to participate in the exchange offer.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is         2011

About this Prospectus	i
Where You Can Find Additional Information	i
Forward-Looking Statements	ii
Prospectus Summary	1
Risk Factors	9
Ratio of Earnings to Fixed Charges	21
Exchange Offer	22
Use of Proceeds	28
Selected Historical Consolidated Financial Data	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Business	43
Management	53
Executive Compensation	55
Certain Relationships and Related Party Transactions	67
Security Ownership of Beneficial Owners and Management	69
Description of Other Indebtedness	72
Description of the Notes	73
Certain United States Federal Income Tax Consequences	114
Plan of Distribution	119
Legal Matters	120
Experts	120
Available Information	120
Index to Financial Statements	F-1
EX-1.1
EX-2.1
EX-4.1
EX-5.1
EX-10.7
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-10.14
EX-12.1
EX-23.1
EX-25.1
EX-99.1
EX-99.2
EX-99.3
Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding old notes where such outstanding old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission. We are submitting this prospectus to holders of outstanding notes so that they can consider exchanging the outstanding notes for new notes.
No person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed a registration statement on Form S-4 with the SEC with respect to the new notes and related guarantees offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the new notes and related guarantees offered in this prospectus, you should refer to the registration statement and its exhibits.
We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Following effectiveness of the registration statement relating to the exchange offer, we will become subject to the informational

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requirements of the Exchange Act, and will be required for a period of time to file annual, quarterly and current reports and other information with the SEC. These reports, the registration statement and its exhibits and other information are or will be available after filing at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20459. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.
FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statements that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “forecast,” “intend,” “believe,” “seek,” “may,” “should,” “goal,” “target,” “will” or words or phrases of similar meaning (or the negative version of any such words). They may relate to, among other things:
•	business strategy;

•	future operations;

•	anticipated customer demand;

•	technology;

•	financial strategy;

•	expected general economic conditions;

•	the amount, nature, and timing of capital expenditures;

•	anticipated trends in capacity utilization, revenues, margins and net income;

•	customer acceptance and satisfaction with our products;

•	expected trends in operating and other expenses;

•	anticipated cash and intentions regarding use of cash;

•	changes in effective tax rates; and

•	anticipated product enhancements or releases.
In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments.
Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive and governmental factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in the section entitled “Risk Factors.” New risks and uncertainties may emerge in the future. It is not possible for us to predict all of these risks or uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what is expressly stated or implicit in any forward-looking statement. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statement after the date of this prospectus to conform the statement to actual results or changed expectations.
TRADE NAMES
We own or have the rights to various trade names used in our business. This prospectus also includes trade names and trademarks of other companies. Our use or display of other parties’ trade names or trademarks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name or trademark owners.
INDUSTRY AND MARKET DATA
We obtained the estimates of market share and industry data and forecasts used throughout this prospectus from surveys or studies conducted by third parties, industry or general publications and internal company sources and estimates. Industry and general publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, there are limitations on our ability to independently verify these data due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other inherent limitations and uncertainties. Similarly, while we believe our internal

ii

company sources, research and estimates are reliable, they have not been verified by independent sources. Additionally, our internal sources, research and estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY
This summary highlights selected information about our business and this offering. This summary is not complete and does not contain all of the information that may be important to you. To understand the offering fully and for a more complete description of the legal terms of the notes, you should carefully read this entire prospectus, including the section entitled “Risk Factors.” In this prospectus, unless the context otherwise requires, or unless specifically stated otherwise, references to (i) ”we,” “us” or “our” refer to CPM Holdings, Inc. and its subsidiaries and (ii) ”fiscal” year refers to the 12-month period ended on September 30 of the applicable year.
Our Company
We are a global leader in the design, production and marketing of high-quality, efficient, durable process systems, equipment and after-market parts and services for the oilseed, animal feed, breakfast cereal and snack food, and biofuels processing industries. We believe that we have the number one or number two global market position, based on sales revenue, in each of our core markets. We have an installed base of more than 10,000 proprietary machines and provided after-market parts and services to over 2,500 customers in fiscal 2010. We serve a diverse customer base from small independent producers to large, blue-chip companies. In fiscal 2010, our top ten customers represented less than 31% of our net sales, and no single customer represented more than 6% of our net sales. We employ a flexible, modular design philosophy which minimizes engineering investment while meeting exacting customer requirements. We outsource most of our machining and fabrication of components and perform assembly and testing either in-house or at the customer’s location. This business model provides a flexible cost structure and limits capital expenditure requirements.
We provide process systems and equipment to four core markets: oilseed processing, animal feed processing, breakfast cereal and snack food processing and biofuels processing. Oilseed processing involves preparation, extraction and refining of vegetable oils and high-protein meals from oil-bearing seeds. Vegetable oils are primarily used in the edible oil and biodiesel end-markets, and high-protein meal is primarily used as an animal feed ingredient. Animal feed processing involves the grinding, mixing, pelleting and cooling of scientifically formulated feed for the production of poultry, pork and other commercial livestock. Breakfast cereal and snack food processing involves the preparation (such as shredding or flaking) and thermal treatment of food materials to achieve specific taste, texture and appearance characteristics. Biofuels processing involves the conversion of biomass into usable energy forms including biodiesel, ethanol and solid biomass fuels, such as wood waste pellets. Our product portfolio includes a broad array of process equipment that performs particle size reduction, cracking, flaking, pelleting, extrusion, screening, aspiration, thermal processing, extraction and refining. In addition to our core oilseed, animal feed, breakfast cereal and snack food and biofuels markets, we serve complementary, consumer-oriented market segments involving thermal processing and extrusion processing. Through our 21 locations in the United States, Europe, Latin America and Asia, we market equipment and related parts and services globally.
With over 125 years of operations, we believe our established brand names and large installed base of equipment contribute significantly to our leadership position in our core markets and geographies. We differentiate ourselves through our process knowledge, application expertise and a global network of sales and after-market support capabilities for our legacy products. Our leadership position is also supported by our advanced design capabilities, strong research and development and outstanding customer service.
During late 2008, we saw a significant change in worldwide economic conditions as most of our end-markets experienced significant downturns. As a result, we experienced a significant decline in our order intake rate in fiscal 2009 and fiscal 2010 and we incurred a net loss of $4.0 million during the fiscal year ended September 30, 2010. We have experienced an increase in our order intake rates in the fourth quarter of fiscal 2010 and first quarter of fiscal 2011 for certain of our end-markets, including animal feed, oilseed processing and plastics compounding. This increase is evidenced by an increase in our backlog from a recessionary low of $139.3 million at July 31, 2009 to a 24 month high of $206.5 million at December 31, 2010. The outlook for market conditions over the following fiscal years remains highly uncertain and the impact on our sales and earnings is difficult to assess. As a result of the signs of recovery in certain of our end markets, we expect our fiscal 2011 consolidated net sales to exceed our consolidated net sales of fiscal 2010. We expect our fiscal 2011 gross margins to remain stable as compared to fiscal 2010 as a gain in volume efficiencies will be offset by a slightly higher concentration of sales to Asia, where we generally achieve our lowest margins. There can be no assurance, however, that our consolidated net sales or profit margins in fiscal 2011 will meet our forecast.
Industry Overview
We believe that we are well-positioned to benefit from the favorable growth trends and long-term demand characteristics of our key end-markets. The basic drivers for our markets are the demand for food and energy, which continue to grow, driven by global population growth and energy diversification, as well as rising incomes in developing countries. Rising incomes in developing countries generally result in a shift in dietary preferences to include higher levels of meat, thereby increasing the demand for animal feeds, vegetable oils and high-protein meals. In addition, energy diversification is increasing due to volatile oil and gas prices, the desire to reduce dependence on traditional energy sources, local economic considerations and environmental sustainability considerations. Demand for our products is also driven by the need to service our large and growing installed base of operating equipment with replacement equipment and parts and the continued modernization of oilseed and animal feed processing infrastructure.
We operate our company through three business segments: our Engineered Process Systems segment, our Process Equipment segment, and All Other. Our Engineered Process Systems segment serves customers primarily in the oilseed and biofuels industries described below, while our Process Equipment segment serves customers in all of the industries described below. The remainder of our business is included in our All Other segment and involves the design, manufacturing and selling of extrusion equipment, thermal processing equipment and process scaling and automation systems utilized primarily in the plastics, agricultural and other industries.

Oilseed
Oilseed processing involves the preparation, extraction and downstream processing of vegetable oils and high-protein meal from oilseeds such as soybeans, sunflower seeds, rapeseed, peanuts and cottonseed. Worldwide demand for oilseed processing equipment has increased along with the growing demand for meal and vegetable oils. Meal demand has increased in tandem with the growth in the worldwide production of poultry and pork as a result of meal being the primary protein component of formulated poultry and pork feeds.
The demand for vegetable oils has increased with the demand for edible oils and biofuels. Global income and population increases have led to increased vegetable oils consumption for use as a food ingredient and food preparation medium. In addition, biofuels demand has stimulated the demand for vegetable oils. According to the 2010 U.S. and World Agricultural Outlook by the Food and Agricultural Policy Research Institute, or FAPRI, worldwide vegetable oil processing tonnage is expected to grow at a 2.4% compounded annual growth rate, or CAGR, from 2010 through 2020.
We believe that three major oilseed processing firms—ADM, Cargill and Bunge—represent a majority of the worldwide oilseed processing capacity. These three firms as well as smaller regional processors have been expanding capacity in regions of the world experiencing increases in oilseed production and in regions with increasing consumption of meals and vegetable oils. As a result, we expect there to be continued demand for our products on a global basis with stronger growth in both producing and consuming regions such as Latin America and China. We expect our business to benefit from the increases in global oilseed production and vegetable oil and meal demand. In addition, the demand for oilseed processing equipment is expected to be aided by our customers’ capacity relocations, equipment replacements and upgrades in order to increase production efficiency.
Animal Feed
The animal feed industry produces feed for animals from cereal grain, high-protein meal and other ingredients designed to efficiently produce meat for human consumption. Industry participants process these ingredients into pelleted feed mainly for poultry, pork and other livestock. Pelleted animal feeds are highly digestible and eliminate selective feeding, which improves overall feed intake and weight-gain efficiency. In addition, pelleted feeds have high bulk density, which improves the transportation and handling characteristics of animal feed.
Animal products are a vital and important protein source for the world’s population. Global population growth, rising incomes and a shift to higher-protein diets in developing countries have stimulated the demand for and the production of meat. Demand for pelleted animal feed is driven largely by the worldwide growth in production of poultry and pork, the primary consumers of pelleted feed. According to FAPRI, world feed production was 832 million metric tons in 2009 and is expected to grow at a 1.3% CAGR from 2010 through 2020. As the global population grows and per capita incomes continue to rise, dietary preferences are expected to shift towards increasing consumption of meat and meat products. As the supply of meat increases to meet increased demand, animal feed consumption rises and correspondingly, so does the demand for efficient animal feed processing equipment, including replacements of and upgrades to existing installed capacity.
Breakfast Cereals and Snack Foods
Breakfast cereal and snack food production requires the hygienic preparation and mixing of food materials and additives in exacting proportions as well as thermal treatment and extrusion of those materials into a form that consistently meets specific requirements of taste, texture and appearance. We believe that growth in global demand for breakfast cereals is driven by population and income growth and a shift to consumption of ready-to-eat foods. Also creating demand for our process equipment is the continual introduction of new varieties of cereals and snack foods, each of which requires dedicated process equipment designed to meet exacting new product characteristics
Biofuels
Biofuels are fuels derived from renewable plant materials. In addition to having the advantage of being produced from renewable sources, biofuels are generally believed to have environmental advantages over coal, petroleum and other fossil fuels, such as reduced sulfur, carbon dioxide, carbon monoxide and hydrocarbon emissions. Currently, the two most widely produced forms of biofuels are biodiesel and ethanol. According to FAPRI, global biodiesel and ethanol demand are each projected to grow at approximately 5-6% CAGRs from 2010 through 2020, driven by both worldwide economic expansion and government policies. Demand for biofuels has been fostered by government mandates and financial incentives as well as by the fundamental demand for sustainable alternative energy sources. Biofuels demand is affected by several factors, including the costs of feedstock input and processing and the price of petroleum-based and other fuels. Worldwide expansion in biofuels demand and the focus among biofuels producers to improve the efficiency of their production facilities will drive demand for processing and production infrastructure worldwide. In addition to biodiesel and ethanol, biomass solids are a growing segment of the biofuels industry. Given its availability and comparatively high energy value, most biomass currently used for biofuels is industrial wood residues such as sawdust and other wood waste from sawmills and pulp and paper mills.
Other Markets
Certain of our equipment, particularly our thermal processors and extruders, are used in the production of a variety of products, such as tobacco, nuts, synthetic rubber and engineered resins, for consumer and industrial markets.
For additional information about our business, operations, and financial results, please refer to the section entitled “Business” in this prospectus.
Our Equity Sponsor
Gilbert Global Equity Partners, L.P. and affiliated funds, or Gilbert Global, are a $1.2 billion private equity fund. Gilbert Global is managed by a group of principals who specialize in management buyouts, recapitalizations and growth capital investments across a broad range of industries and geographies. Gilbert Global was formed in 1997 and acquired our company in December 2003 in a private transaction.
Our Corporate Information
While certain of our subsidiaries and businesses have been in operation since 1883, CPM Holdings, Inc. was incorporated in Delaware in 2001. Our principal offices are located at 2975 Airline Circle, Waterloo, IA 50703. Our telephone number is (319) 464-8275 and our website is located at www.cpmroskamp.com. The contents of our website are not part of this prospectus.

Summary of the Exchange Offer
On August 18, 2009 we completed a private offering of the old notes. When we issued the old notes, we entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other thins, to file an exchange offer registration statement with the SEC, to use our commercially reasonable efforts to cause such exchange offer registration statement to become effective, and to keep the exchange offer open for at least twenty business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders.

Exchange Offer	We are offering to exchange new notes for old notes.

Expiration Date	The exchange offer will expire at 12:01 a.m., New York City time, on 2011, unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:
•	are acquiring the new notes in the ordinary course of business, and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

By signing the letter of transmittal and exchanging your old notes for new notes, as described below, you will be making representations to this effect.

Each participating broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Any holder of old notes who:

•	is our affiliate,

•	would not be acquiring the new notes in the ordinary course of its business, or

•	has engaged in, intends to engage in, or has any arrangement or understanding with any person to participate in, a distribution of the new notes,

will not be able to rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters, will not be permitted or entitled to tender old notes in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of old notes, unless the sale is made under an exemption from such requirements.

Procedure for Tendering Old Notes	If you wish to accept and participate in this exchange offer, you may mail or otherwise deliver the completed, executed letter of transmittal or the copy thereof, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. Alternatively, you may follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC has received:
•	your instructions to exchange your notes, and

•	your agreement to be bound by the terms of the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
•	any new notes that you receive will be acquired in the ordinary course of your business,

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes,

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the new notes, and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.
For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Procedures for Tendering,” and “Description of the Notes—Book Entry; Delivery and Form.”

Guaranteed Delivery Procedures	The exchange offer will not provide for guaranteed delivery procedures with respect to any old notes.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 12:01 a.m., New York City time on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer — Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 12:01 a.m., New York City time on the expiration date of the exchange offer. We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer — Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act of 1933 except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain United States Federal Income Tax Consequences.” You should consult your tax adviser about the tax consequences of this exchange as they apply to your individual circumstances.

Exchange Agent	We have appointed Wilmington Trust FSB as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, or the letter of transmittal to the exchange agent addressed as follows: Wilmington Trust FSB, c/o Wilmington Trust Company, Corporate Capital Markets, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-1626, Attn: Janet Fraatz.

The New Notes
The new notes will be identical to the old notes except that the new notes are registered under the Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.
The summary below describes the principal terms of the new notes and is not intended to be complete. Certain of the terms described below are subject to important limitations and exceptions. The section of this prospectus entitled “Description of the Notes” contains a more detailed description of the terms and conditions of the new notes and the indenture governing the new notes.

Issuer	CPM Holdings, Inc.

Notes Offered	$200,000,000 aggregate principal amount of 10 5/8% Senior Secured Notes due 2014.

Maturity Date	September 1, 2014.

Interest	We will pay interest in cash on the new notes semi-annually at an annual rate of 10 5/8% per annum on each March 1 and September 1 of each year, beginning on March 1, 2011.

Guarantees	The new notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our existing and future domestic restricted subsidiaries, other than certain immaterial subsidiaries. The new notes will not be guaranteed by our foreign subsidiaries or our unrestricted subsidiaries. Our foreign subsidiaries contributed approximately 59.4% of our consolidated net sales during fiscal 2010, and the assets of our foreign subsidiaries comprised approximately 39.4% of our consolidated total assets as of December 31, 2010. As of the date of the exchange, we will have no unrestricted subsidiaries.

Security Interest	The new notes and the guarantees will be secured by a second priority security interest in our and the guarantors’ existing and future current assets (principally cash, cash equivalents, accounts receivable and inventory) and certain related assets, and by a first priority security interest in substantially all of our and the guarantors’ other existing and future tangible and intangible assets, including a pledge of 65% of the capital stock of our first tier foreign subsidiaries, subject to certain exceptions. The new notes and guarantees will not be secured by any assets of our foreign subsidiaries or our unrestricted subsidiaries. The assets of our foreign subsidiaries comprised approximately 39.4% of our consolidated total assets as of December 31, 2010. As of the date of the exchange offer, we will have no unrestricted subsidiaries.

Ranking	The indenture governing the new notes permits us to incur up to an aggregate of $30.0 million of indebtedness under one or more senior secured revolving credit facilities. In November 2009, we entered into a credit agreement for a senior secured revolving credit facility of up to $14.5 million. The new notes and the guarantees will rank senior in right of payment to all of our and the guarantors’ future subordinated indebtedness and equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including indebtedness under the senior secured revolving credit facility. The new notes and the guarantees will be effectively subordinated, however, to indebtedness under the senior secured revolving credit facility to the extent of the value of the collateral securing such senior secured revolving credit facility on a first priority basis (including our and the guarantors’ current assets, certain related assets and assets of certain of our foreign subsidiaries), and will be effectively senior to indebtedness under such senior secured revolving credit facility to the extent of the value of the collateral securing the new notes on a first priority basis.

Optional Redemption	On or after September 1, 2012, we may redeem all or a portion of the new notes at the following redemption prices (expressed as percentages of principal amount), together with accrued and unpaid interest, if any, to the date of redemption:

For the Period Below	Percentage
On or after September 1, 2012	105.313%
On or after September 1, 2013	100.000%

Prior to September 1, 2012, up to 35% of the aggregate principal amount of the new notes may be redeemed at our option with the net proceeds of certain equity offerings at a price equal to 110.625% of the principal amount, together with accrued and unpaid interest, if any, to the date of redemption; provided that, following any and all such redemptions, at least 65% of the aggregate principal amount of the new notes originally issued under the indenture remains outstanding.

In addition, we may, at our option, redeem some or all of the new notes at any time prior to September 1, 2012, by paying a “make whole” premium described in greater detail in the section of this prospectus entitled “Description of the Notes.”

Change of Control Offer	If we experience certain change of control events, each holder of the new notes will have the right to require us to purchase all or a portion of its notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

Asset Sale Offer	Upon certain asset sales, we may be required to offer to use the net proceeds of an asset sale to purchase the new notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

Certain Indenture Covenants	We will issue the new notes under an indenture. The indenture will contain covenants that will limit our ability and the ability of our restricted subsidiaries to, among other things:
•	transfer or sell assets or use asset sale proceeds;

•	incur or guarantee additional debt or issue preferred stock;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	make certain investments or acquisitions;

•	create or permit liens on our assets;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

•	enter into transactions with affiliates; and

•	merge, consolidate or transfer all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications and are described in more detail in “Description of the Notes—Certain Covenants.”

Risk Factors	You should carefully consider all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under “Risk Factors.”

RISK FACTORS
An investment in the notes involves a high degree of risk. In addition to the other information in this prospectus, prospective investors should carefully consider the following risks before making an investment in the notes. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the notes or otherwise fulfill our obligations under the indenture governing the notes.
Risks Related to the Exchange Offer
Because there is no public market for the new notes, you may not be able to sell your new notes.
The new notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. There can be no assurance as to:
•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new notes; or

•	the price at which the holders would be able to sell their new notes.
The new notes will not be listed on any exchange or market. If a trading market were to develop, the new notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.
Any market-making activity in the new notes will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the new notes or that any trading market that does develop will be liquid.
In addition, any original note holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.
Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of new notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the new notes. If such a holder transfers any new notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.
If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your outstanding old notes.
We did not register the old notes and do not intend to do so following the exchange offer. Old notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. If you do not exchange your old notes, you will lose your right, except in limited circumstances, to have your old notes registered under the federal securities laws. As a result, if you hold old notes after the exchange offer, you may be unable to sell your old notes and the value of the old notes may decline. We have no obligation, except in limited circumstances, and do not currently intend, to file an additional registration statement to cover the resale of old notes that did not tender in the exchange offer or to re-offer to exchange the new notes for old notes following the expiration of the exchange offer.

Risks Related to Our Business and Our Industry
We operate in a highly competitive industry, which could become more competitive, and as a result we could lose business to competitors.
Our products and services are sold in competitive markets. Maintaining and improving our competitive position will require continued investment by us in production methods, quality standards, marketing, information technology and customer service and support. We cannot assure you that we will have sufficient resources to continue to make such investment or that we will be successful in maintaining our competitive position. Our competitors may develop products that are superior to our products, or may develop processes to more efficiently and effectively provide products and services or may adapt more quickly than us to new technologies or evolving customer requirements. Our competitors may have greater financial, marketing and research and development resources than us. We cannot assure you that we will be able to compete successfully with our existing domestic or foreign competitors or with new domestic or foreign competitors. Failure to continue competing successfully would adversely affect our business, financial condition and results of operations.
Our business is impacted by general economic conditions and changes in commodity prices.
Our financial performance depends, in large part, on conditions in the markets that we serve and on the United States and global economies in general. Markets that we serve include commodity and commodity-like processors that can be adversely affected by changes in the cost of their input commodities or output commodities. We have experienced and can experience a reduction in sales and margins as a result of recessionary downturns and changes in commodity prices that adversely affect our customers. While we undertake restructuring and cost reduction programs to mitigate the effect of these conditions, we may be unsuccessful in doing so in the future and such actions may be insufficient. The present uncertain economic environment may result in significant variability in our performance. Any sustained weakness in demand or continued downturn or uncertainty in the economy generally could further reduce our sales and profitability.
During late 2008, we saw a significant change in worldwide economic conditions as most of our end-markets experienced significant downturns. As a result, we experienced a significant decline in sales orders booked in fiscal 2009 and the first part of fiscal 2010. We have experienced an increase in our order intake rates in the fourth quarter of fiscal 2010 for certain of our end-markets. The outlook for market conditions over the following fiscal years remains highly uncertain and the impact on our sales and earnings is difficult to assess.
A significant portion of our revenues are dependent upon our continued ability to attract large scale and long-term projects from our customers.
A significant portion of our net sales in a given time period can be generated from a number of large scale and long-term projects. Generally, we consider large scale and long-term projects as projects that generate net sales in excess of $8 million. Currently, we have six such projects in our backlog. If we are unable to continue to attract or execute such large scale or long-term projects from our customers, our net sales and cash flow would be adversely affected.
A significant portion of our revenues are dependent upon our continued ability to maintain our net sales with a small number of our largest customers.
A significant portion of our net sales in a given time period can be generated from a small number of our largest customers. For instance, in fiscal 2007, our top customer represented 8.5% of our consolidated net sales and our top ten customers represented approximately 36% of our consolidated net sales. In fiscal 2010, no single customer represented more than 6% of our consolidated net sales and our top ten customers represented approximately 31% of our consolidated net sales. Any loss or material reduction in net sales to our larger customers could have a material adverse effect on our business and cash flow.
We may have difficulty predicting future operating results due to both internal and external factors affecting our business and operations.
Our operating results may vary significantly in the future depending on a number of factors, many of which are out of our control, including:

•	the size, timing, cancellation or rescheduling of significant orders;

•	product configuration, mix, performance and quality issues;

•	market acceptance of our new products and product enhancements and new product announcements or introductions by our competitors;

•	manufacturing costs;

•	changes in the cost of raw materials;

•	changes in pricing by us or our competitors;

•	currency exchange rates;

•	our ability to develop, introduce and market new products and product enhancements on a timely basis;

•	our success in maintaining brand awareness and in expanding our sales and marketing programs;

•	the loss of any of our intellectual property rights or third-party infringement or misappropriation of our intellectual property rights;

•	the success of our internal processes to deliver products to meet customer expectations for quality, timing and price;

•	our continued ability to effectively and efficiently execute our internal processes, including sales management, engineering change, product development, supply management, order fulfillment, cost management and lean management processes;

•	the level of competition;

•	levels of expenditures on research, engineering and product development;

•	changes in our business strategies;

•	personnel changes;

•	general economic trends and other factors;

•	genetic changes in cereal grain or oilseeds that could render our equipment obsolete or less efficient;

•	changes in available crops and/or crop yields due to adverse weather conditions during the growing and harvesting seasons, insects or plant diseases or any other changes affecting commodity prices for cereal grains or oilseeds;

•	changes in government politics relating to agriculture or use of renewable fuels; and

•	potential liabilities arising from workman’s compensation claims;

•	reductions in demand for or production of food products due to generalized health concerns regarding food-borne illnesses such as “mad cow disease,” “swine flu” or the “bird flu”;

•	reductions in demand arising from potential increased regulations or prohibitions on the production of genetically modified crops; and

•	the potential failure to realize the intended benefits of previous acquisitions due to a failure to effectively integrate such acquired companies into our business.

Our international operations are subject to uncertainties that could affect our operating results.
Our business is subject to certain risks associated with doing business internationally. Sales to our customers’ facilities outside the United States represented approximately 75% of our consolidated net sales for fiscal 2010. Accordingly, our future results could be harmed by a variety of factors, including:
•	fluctuations in currency exchange rates;

•	exchange controls;

•	compliance with United States Department of Commerce export controls;

•	tariffs or other trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	interest rates;

•	unexpected changes in regulatory requirements;

•	a change in foreign intellectual property law;

•	differing labor regulations;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

•	potential political instability and the actions of foreign governments;

•	restrictions on our ability to repatriate dividends from our subsidiaries; and

•	exposure to liabilities under the Foreign Corrupt Practices Act.
As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could adversely affect our international operations and, consequently, our operating results.
Fluctuations in currency exchange rates could adversely affect our financial results.
Our operations are conducted in various countries around the world, and we receive revenue from these operations in a number of different currencies with the most significant of our international operations using Euros, British Pounds, Chinese Renminbi, Singapore Dollars, and Brazilian Real. As such, our earnings are subject to movements in foreign currency exchange rates when transactions are denominated in currencies other than the United States dollar, which is our functional currency, or the functional currency of our subsidiaries, which is not necessarily the United States dollar. To the extent that transactions of these subsidiaries are settled in currencies other than the United States dollar, a devaluation of these currencies versus the United States dollar could reduce the contribution from these subsidiaries to our consolidated results of operations as reported in United States dollars. We currently do not hedge currency risk through formal hedge arrangements. However, we currently seek to mitigate currency risk through various cash management policies and we may enter into formal hedge arrangements in the future.
We may have difficulty managing the outsourcing arrangements increasingly being used by our business.
We outsource a majority of the machining and fabrication of components for our systems to third parties located in foreign jurisdictions, particularly in China. Our reliance on outsourcing decreases the amount of control that we have over certain elements of our production capacity. As a result, our ability to timely and efficiently manufacture existing systems and products, to introduce new systems and products and to shift manufacturing of products from one facility to another depends on the quality of these components and parts and the timeliness of their delivery to our facilities. At any particular time, we depend on many different suppliers, and the failure by one or more of our suppliers to perform as needed could result in fewer systems and products being manufactured and sold. If the quality of the components or parts provided by our suppliers is less than required and we do not recognize that failure prior to the incorporation of such components and parts into our systems and products, we could incur higher warranty costs. The timely supply of component parts for our systems and products also depends on our ability to manage our relationships with suppliers, to identify and replace suppliers that fail to meet our schedules or quality standards, and to monitor the flow of components and accurately project our needs. In addition, our continued outsourcing of the machining and fabrication of components to third parties in foreign areas is subject to the risk of changing local governmental rules, taxes, changes in import rules or customs, potential political unrest and other threats that could disrupt or increase the costs of sourcing these components. Interruptions in our ability to obtain the machining and fabrication of components for our systems from our outside suppliers on a timely and cost effective basis, especially if alternative suppliers cannot be immediately obtained, could disrupt our production and damage our financial results.

If we experience problems or defects in our products, we could be subject to liability and product performance warranty claims that could have an adverse effect on our business, results of operations and financial condition.
We are exposed to potential liability and product performance warranty risks that are inherent in the design, manufacture and sale of our products. While we currently maintain what we believe to be suitable liability insurance, we cannot assure you that we will be able to maintain our insurance on acceptable terms or that our insurance will provide adequate protection against potential liabilities. In the event of a claim against us, a lack of sufficient insurance coverage could have a material adverse effect on us and our business, financial condition and results of operations. Moreover, even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and our business, financial condition and results of operations.
We are subject to various environmental laws and regulations in the countries in which we operate. If we fail to comply with these laws and regulations, or if there is contamination for which we may be liable, we may have to incur significant penalties and costs that could adversely affect our financial condition, results of operations and cash flow.
Our operations are subject to foreign, federal, state and local laws and regulations governing the generation, management, use, treatment, storage and disposal of regulated substances, the discharge of hazardous materials into the environment, the investigation and remediation of environmental contamination and damages to natural resources, or otherwise relating to injury to, or the protection of, human health and safety and the environment. In particular, under applicable environmental laws, we may be responsible for the investigation and remediation of environmental conditions at currently owned or leased sites, as well as formerly owned, leased, operated or used sites. We may be subject to associated liabilities, including liabilities resulting from lawsuits brought by private litigants, relating to the operation of our facilities or the land on which our facilities are located, regardless of whether we lease or own the facility, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant, or by a third party or a neighboring facility whose operations may have affected our facility or land. This is because liability for contamination under certain environmental laws can be imposed on current or past owners or operators of a site without regard to fault. Moreover, our operations generate hazardous wastes that are disposed of or treated at third party owned or operated disposal sites. If those sites are or become contaminated, we could also be held responsible for the cost of investigating and remediating those sites and for natural resource damages. In addition, certain of our operations require environmental permits and controls to prevent or limit discharges and emissions. Fines and penalties may be imposed for non-compliance with applicable environmental laws and regulations, the failure to have permits or the failure to comply with the terms and conditions of the permits.
If we are unable to implement and maintain an effective system of internal controls, our ability to report our financial results in a timely and accurate manner, and to comply with Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 may be adversely affected.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls over financial reporting, including disclosure controls and procedures. In particular, we must perform system and process evaluation and testing on our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act commencing with the fiscal year ending September 30, 2012.
In connection with the audit of our financial statements for the year ended September 30, 2010, we identified material weaknesses in our internal controls over financial reporting related to our closing process and our revenue recognition. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis by our company’s internal controls. In our year-end close process we have historically discovered and recorded adjustments based on internal analysis completed during the year-end close process. This results in multiple adjustments being recorded to the financial statements after the trial balance has been completed. While we have identified internal adjustments, we risk overlooking errors that may become material. In addition, given this is a manual process, the number of revisions due to the adjustments increases the risk of version control and delays in the reporting process. Additionally, we do not have adequate internal control procedures over period-end cut-off for certain international sales that may be F.O.B destination resulting in revenues required to be deferred until the products meet the appropriate criteria for recognition. Consequently, we have had instances where revenue should not have been recorded at period-end, as shipments did not meet all the criteria of title and risk of loss transfer resulting in revenues being overstated at period-end. The errors were discovered as part of our audit process and the appropriate adjustments were made. The material weaknesses did not result in a material misstatement in our financial statements. We are taking steps to improve our closing process and revenue recognition by assigning additional personnel to assist in the monthly, quarterly and year-end closing process and we are in the process of developing improved controls and documentation of our revenue recognition policies.
We may in the future discover areas of our internal controls that need improvement. We cannot be certain that any remedial measures we take will insure that we are able to implement and maintain adequate internal controls over our financial reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our financial reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting for the year ending September 30, 2012 and in future periods as required by Section 404, investors could lose confidence in the reliability of our consolidated financial statements, which could result in a decrease in the value of our common stock and diminish the marketability of the notes.
Our future success depends on our ability to effectively integrate acquired companies and manage our growth.
In the event that we acquire additional companies in the future, our realization of the benefits of any such acquisitions will require integration of some or all of such acquired company’s sales and marketing, distribution, manufacturing, engineering, finance and administrative organizations. The integration of acquired companies will demand substantial attention from senior management and the management of the acquired companies. We cannot assure you that we will be able to integrate successfully any future acquisitions, that such acquired companies will operate profitably, or that we will realize the potential benefits from such acquisitions.
We may not be able to protect our intellectual property rights, brands or technology effectively.
We rely on a combination of patent, trademark, domain name registration, copyright and trade secret laws in the United States and other jurisdictions, as well as license, third-party nondisclosure, employee and consultant assignment and other agreements in order to protect our proprietary technology and rights. We cannot assure you that any of our applications for protection of our intellectual property rights will be approved, that if issued, will be maintained, or that others will not infringe or challenge our intellectual property rights. We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. In addition, in the ordinary course of our operations, we from time to time pursue potential claims relating to the protection of certain products and intellectual property rights, including with respect to some of our more profitable products. Such claims could be time consuming, expensive and divert resources. If we are unable to maintain the proprietary nature of our technologies or proprietary protection of our brands, our ability to market or be competitive with respect to some or all of our products may be affected, which could reduce our sales and profitability.
We are substantially dependent on our executive management, both at the corporate and operating levels, and if we were to lose their services our business operations could be adversely affected.
Our success depends upon the efforts, abilities and expertise of our executive officers and other key employees, particularly our executive management at both the corporate and operating unit levels. We cannot assure you that we will not lose the services of one or more of these employees. The loss of the services of any members of our executive management could have a material adverse effect on our operations.
Gilbert Global controls our company and its interests may conflict with yours.
Gilbert Global and its affiliates, through their ownership of us, have the power to elect our directors, to appoint members of management and to approve all actions requiring the approval of the holders of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, acquisitions or sales of all or substantially all of our assets. The interests of Gilbert Global could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Gilbert Global as our controlling stockholder might conflict with your interests as a holder of the notes. Gilbert Global also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to you as holders of the notes.
Risks Related to the Notes
If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.
We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.
If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not plan to register old notes under the Securities Act of 1933 unless our registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.
Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
We have a significant amount of indebtedness. As of December 31, 2010, we had approximately $197 million of debt outstanding (net of $3 million of original issue discount), and we would have been able to borrow up to $14.5 million under our senior secured revolving credit facility subject to adjustment pursuant to a borrowing base. Our substantial indebtedness could have important consequences to you. For example, it could:
•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	reduce the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes because we will be required to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness;

•	limit our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.
Our senior secured revolving credit facility bears interest at variable rates. Accordingly, if market interest rates increase, we will have higher debt service requirements, which could materially adversely affect our cash flow and prevent us from fulfilling our obligations under the notes.
Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.
We may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indenture governing the notes and our senior secured revolving credit facility do not fully prohibit us from doing so. Our new senior secured revolving credit facility will permit additional borrowings of up to $14.5 million subject to adjustment pursuant to a borrowing base. At December 31, 2010 the available credit under the credit facility was limited to $12.3 million by the borrowing base. Borrowings under our senior secured revolving credit facility will be effectively senior to the notes to the extent of the value of the assets securing such indebtedness on a first priority basis. We may also incur other additional indebtedness secured by liens that rank equally with those securing the notes, in which case, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If we incur additional indebtedness, including under our proposed new senior secured revolving credit facility, the related risks that we now face would intensify and could further exacerbate the risks associated with our substantial leverage.
To service our indebtedness and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. A significant reduction in our operating cash flows resulting from changes in economic conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the notes and our other indebtedness.
We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available to us under our proposed new senior secured revolving credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before the maturity of the debt. We cannot assure you that we will be able to refinance any of our indebtedness, including our proposed new senior secured revolving credit facility and the notes, on commercially reasonable terms or at all.
Because of our holding company structure, we depend on our subsidiaries for cash flow.

We are a holding company with no business operations of our own. Our only significant asset is and will be the outstanding capital stock of our subsidiaries. We conduct, and intend to conduct, all of our business operations through our subsidiaries. Accordingly, our only source of cash to pay our obligations is distributions from our subsidiaries of their net earnings and cash flows. We cannot assure you that our subsidiaries will be able to, or be permitted to, make distributions to us that will enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make the required principal and interest payments on our indebtedness, including the notes.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.
Any default under our senior secured revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness including our senior secured revolving credit facility, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed under such agreements to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may, in the future, need to seek to obtain waivers from the required lenders under our senior secured revolving credit facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under our senior secured revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured revolving credit facility, the lenders could exercise their rights as described above and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, such as the lenders under our senior secured revolving credit facility and holders of the notes, could proceed against the collateral securing the debt. Because the indenture governing the notes and our senior secured revolving credit facility will have customary cross-default provisions, if the indebtedness under the notes or under our senior secured revolving credit facility or any of our other debt is accelerated, we may be unable to repay or finance the amounts due. See “Description of Other Indebtedness—Senior Secured Revolving Credit Facility” and “Description of the Notes.”
The indenture governing the notes and our senior secured revolving credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.
The indenture governing the notes and our senior secured revolving credit facility will contain numerous restrictions on our activities, including covenants that limit our and our restricted subsidiaries ability to:
•	transfer or sell assets or use asset sale proceeds;

•	incur or guarantee additional debt or issue preferred equity securities;

•	pay dividends, redeem subordinated debt, if any, or make other restricted payments;

•	make certain investments or acquisitions;

•	create or permit liens on our assets;

•	pay dividends or make other payments affecting our restricted subsidiaries;

•	enter into transactions with affiliates; and

•	merge, consolidate or transfer all or substantially all of our or our restricted subsidiaries assets.
Also, our senior secured revolving credit facility requires us to meet certain minimum availability levels. We may not be able to maintain these levels and if we fail to be in compliance with these tests, we may not be able to borrow the full amount available under our senior secured revolving credit facility, which could make it difficult for us to operate our business.

The restrictions in the indenture governing the notes and our senior secured revolving credit facility may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under the indenture governing the notes or under our senior secured revolving credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable.
Our ability to repurchase the notes with cash upon a change of control may be limited.
Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior secured revolving credit facility will not allow such repurchases. Our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes which, in turn, would constitute a default under our senior secured revolving credit facility. In addition, the occurrence of a change of control would also constitute an event of default under our senior secured revolving credit facility. A default under our senior secured revolving credit facility would result in a default under the indenture if the lenders accelerate the debt under our senior secured revolving credit facility.
Moreover, our senior secured revolving credit facility restricts, and any other future indebtedness we incur may restrict, our ability to repurchase the notes, including following a change of control event. As a result, following a change of control event, we would not be able to repurchase notes unless we first repay all indebtedness outstanding under our senior secured revolving credit facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.
In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the notes. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”
Certain of our assets are excluded from the collateral.
Certain of our assets are excluded from the collateral securing the notes as described under “Description of the Notes—Security” including the following:
•	light trucks and other non-commercial passenger motor vehicles;

•	certain rental equipment and leasehold interests in real property with respect to which we are a tenant or subtenant;

•	the assets of our foreign subsidiaries (which comprised approximately 39.4% of our consolidated total assets as of December 31, 2010) and the voting stock of our first tier foreign subsidiaries in excess of 65% of the outstanding voting stock of each first tier foreign subsidiary;

•	deposit accounts;

•	rights under any contracts that contain a valid and enforceable prohibition on assignment of such rights other than to the extent that any such prohibition would be rendered ineffective pursuant to any applicable law or principles of equity, but only for so long as such prohibition exists and is effective and valid;

•	certain of our property and assets in which a lien may not be granted without governmental approval or consent or in which the granting of a lien is prohibited by applicable law; and

•	certain assets with respect to which the burden or cost of obtaining or perfecting the security interest outweighs the benefit to the holders of the notes.
If an event of default occurs and the notes are accelerated, the notes will rank equally with the holders of all of our other unsecured senior indebtedness and other liabilities with respect to such excluded assets. As a result, if the value of the security interest for the notes and the related guarantees is less than the value of the claims of the holders of the notes, no assurance can be provided that the holders of the notes would receive any substantial recovery from the excluded assets.
There may not be sufficient collateral to pay all or any portion of the notes.
Indebtedness and other obligations under our senior secured revolving credit facility and the notes will be secured by liens on substantially all of our and the guarantors’ assets. The notes, however, will not be secured by any assets of our foreign subsidiaries (which comprised 39.4% of our consolidated total assets as of December 31, 2010) or our unrestricted subsidiaries. Pursuant to the terms of an intercreditor agreement, the liens on our and the guarantors’ current assets (principally cash, cash equivalents, accounts receivable and inventory) and certain related assets that secure the notes and the guarantees of the notes are contractually subordinated to the liens on such assets that secure our senior secured revolving credit facility and the guarantees thereof; and the liens on our and the guarantors’ other assets that secure our senior secured revolving credit facility and the guarantees thereof are contractually subordinated to the liens on such assets that secure the notes and the guarantees of the notes. Therefore, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, or an acceleration of our indebtedness under our senior secured revolving credit facility, the assets that secure our senior secured revolving credit facility on a first priority basis must be used first to pay the lenders thereunder before any payments are made therewith on the notes.
The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under contractually senior claims. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes would rank equally in right of payment with all of our unsecured senior indebtedness.
Additionally, the terms of the indenture will allow us to issue additional notes in certain circumstances. The indenture will not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness-to-asset values. Any additional notes issued pursuant to the indenture will rank pari passu with the notes and be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional notes pursuant to the indenture may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of collateral. In addition, releases of collateral from the liens securing the notes are permitted under some circumstances. See “Description of the Notes—Security.”
The notes will not be guaranteed by any of our foreign, immaterial or unrestricted subsidiaries, and the notes and the guarantees of the notes will not be secured by any assets of our foreign, immaterial or restricted subsidiaries.
The notes will not be guaranteed by any of our foreign, immaterial or unrestricted subsidiaries, and the notes and the guarantees of the notes will not be secured by any assets of our foreign, immaterial or unrestricted subsidiaries. In addition, although the notes and the guarantees of the notes will be secured by a pledge of 65% of the capital stock of our first tier foreign subsidiaries (that is, foreign subsidiaries the capital stock of which is owned by us or one of our domestic subsidiaries (other than an immaterial or unrestricted subsidiary)), the notes and the guarantees of the notes will not be secured by the remaining capital stock of our first tier foreign subsidiaries or by the capital stock of any of our other foreign subsidiaries. Consequently, the notes and the guarantee of the notes will be effectively subordinated to all indebtedness and other liabilities of our foreign subsidiaries, including our foreign subsidiaries’ obligations under our senior secured revolving credit facility. As of December 31, 2010, our foreign subsidiaries did not have any outstanding indebtedness; however, we anticipate that certain of our foreign subsidiaries will be able to incur indebtedness under our senior secured revolving credit facility and may incur certain other indebtedness as permitted by the indenture. The assets of our foreign subsidiaries comprised approximately 39.4% of our consolidated total assets as of December 31, 2010.
In addition, our unrestricted subsidiaries will not be subject to the restrictive covenants in the indenture under which the notes are being issued. As a result, our unrestricted subsidiaries will be able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of the indenture, such as selling, conveying or distributing assets, incurring additional debt, pledging assets, guaranteeing debt, paying dividends, making investments and entering into mergers or other business combinations, subject to certain restrictive covenants in any of their financing documents, as applicable. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the notes, and may reduce the amount of our assets that will be available to satisfy your claims should we default on the notes. As of the date of the indenture, we will not have any unrestricted subsidiaries.
The collateral is subject to casualty risks.
We will be obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards as is customarily done by corporations having assets of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the notes.
Holders of notes will not control decisions regarding some of the collateral.
In connection with this offering, the trustee and collateral agent for the holders of the notes have entered into an intercreditor agreement with the agent under our senior secured revolving credit facility. The intercreditor agreement provides, among other things, that the lenders under our senior secured revolving credit facility will control substantially all matters related to the collateral that secures our senior secured revolving credit facility on a first priority basis, the lenders under our senior secured revolving credit facility may foreclose on or take other actions with respect to such collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes, to the extent such collateral is released from securing our senior secured revolving credit facility to satisfy such claims, the liens on such collateral securing the notes will also automatically be released without any further action by the trustee, collateral agent or the holders of the notes, and the holders of the notes will agree to waive certain of their rights relating to such collateral in connection with a bankruptcy or insolvency proceeding involving us or any guarantor of the notes. See the sections entitled “Description of the Notes—Security” and “Description of the Notes—Intercreditor Agreement.”
Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.
The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the United States Bankruptcy Code, a secured creditor, such as the collateral agent for the holders of the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, and whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.
Under certain circumstances a court could cancel the notes or the guarantees.
Our issuance of the notes and the issuance of the guarantees may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the United States Bankruptcy Code or encounter other financial difficulty, a court might void or cancel our obligations under the notes. The court might do so, if it found that, when we issued the notes, (a) we received less than reasonably equivalent value or fair consideration and (b) we either (1) were or were rendered insolvent, (2) were left with inadequate capital to conduct our business or (3) believed or reasonably should have believed that we would incur debts beyond our ability to pay.

The court might also avoid the notes, without regard to factors (a) and (b), if it found that we issued the notes with actual intent to hinder, delay or defraud our creditors.
Similarly, if one of the guarantors becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulties, a court might cancel its guarantee, if it found that when the guarantor issued its guarantee, or in some jurisdictions, when payments became due under the guarantee, factors (a) and (b) above applied to the guarantor, or if it found that the guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.
A court would likely find that neither we nor any guarantor received reasonably equivalent value or fair consideration for incurring our obligations under the notes and guarantees unless we or the guarantors benefited directly or indirectly from the notes’ issuance. In other instances, courts have found that an issuer did not receive reasonably equivalent value or fair consideration if the proceeds of the issuance were used to finance an acquisition of the issuer, although we cannot predict how a court would rule in this case.
The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.
The indenture will limit the liability of each guarantor on its guarantee to the maximum amount that the guarantor can incur without risk that the guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect the guarantees from fraudulent transfer claim or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. If a court avoided our obligations under the notes and the obligations of all of the guarantors under their guarantees, holders of the notes would cease to be our creditors or creditors of the guarantors and likely have no source from which to recover amounts due under the notes. Even if the guarantee of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of the guarantor’s other debt.
Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on the collateral.
The failure to properly perfect liens on the collateral could adversely affect the collateral agent’s ability to enforce its rights with respect to the collateral for the benefit of the holders of the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on the collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes.
The trading price of the notes may be volatile.
Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Any such disruptions could adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from the initial offering price of the notes, depending on the prevailing interest rates, the market for similar notes, our performance and other factors, many of which are beyond our control.
Changes in respect of the public debt ratings of the notes may materially and adversely affect the availability, cost and terms and conditions of our debt.
The notes will be, and any of our future debt instruments may be, publicly rated by Moody’s Investors Service, Inc., or Moody’s, and Standard & Poor’s Rating Services, or S&P, independent rating agencies. These public debt ratings may affect our ability to raise debt. Any future downgrading of the notes or our debt by Moody’s or S&P may affect the cost and terms and conditions of our financings and would adversely affect the value and trading of the notes.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of earnings to fixed charges for the periods presented:

						Three Months Ended
	Fiscal Year Ended September 30,					December 31,
	2006	2007 (1)	2008 (1)	2009 (1)(2)	2010 (1)	2010
Ratio of earnings to fixed charges	3.1x	4.0x	3.7x	2.4x	1.1x	1.5x

(1)	We acquired the Crown entities during fiscal year 2007. The ratios presented above are presented on a consolidated basis and include the operations of the Crown entities for a partial year in fiscal year 2007 and full years for fiscal years 2008, 2009, and 2010. The operations of Crown entities are also included in the financial data presented for the three months ended December 31, 2010.

(2)	The old notes were issued in August of 2009.

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of income before income taxes plus fixed charges. “Fixed charges” represents interest incurred, amortization of deferred financing fees and the portion of rent under operating leases representative of the interest component.
We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
At the closing of the offering of the old notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, amoung other things, for the benefit of the holders of the old notes, at our cost, to file an exchange offer registration statement with the SEC, to use our commercially reasonable efforts to cause such exchange offer registration statement to become effective, and to keep the exchange offer open for at least twenty business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to the holders.
For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note, which was       , 2011, and from the most recent interest payment date for each interest payment date on the new notes thereafter. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than old notes acquired directly from us or one of our affiliates) to exchange such old notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of new notes received by such broker-dealer in the exchange offer.
The preceding agreement is needed because any broker-dealer who acquires old notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the new notes pursuant to the exchange offer and the resale of new notes received in the exchange offer by any broker-dealer who held old notes acquired for its own account as a result of market-making activities or other trading activities other than old notes acquired directly from us or one of our affiliates.
We further agreed to file with the SEC a shelf registration statement to register for public resale of old notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:
•	any change in law or in applicable interpretations thereof by the staff of the SEC would not permit the consummation of the exchange offer, or

•	any initial purchaser in connection with our initial offering of the old notes so requests with respect to the old notes not eligible to be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer and as long as such initial purchaser notifies us in writing thereof prior to the 20th business day following consummation of the exchange offer, or

•	either (A) any holder of the old notes is prohibited by applicable law or SEC policy from participating in the exchange offer, (B) any holder of the old notes participating in the exchange offer may not resell the new notes received by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement of which this prospectus is part is not appropriate or available for such resales (other than due solely to the status of such holder as an affiliate of us within the meaning of Rule 405 the Securities Act) or (C) any broker-dealer holds old notes acquired directly from us or one of our affiliates as long as such holder notifies us in writing thereof prior to the 20th business day following consummation of the exchange offer.
We have agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earlier of two years following its effective date and such time as all notes covered by the shelf registration statement have been sold.
If we or the guarantors fail to fulfill material obligations under the registration rights agreement, we and the guarantors have agreed to pay addition cash interest (“Special Interest”) on the notes. The registration rights agreement defines the circumstances under which Special Interest will be required as set forth below:
•	if a registration statement in respect of the exchange offer has not been filed with the SEC on or prior to December 31, 2010;

•	if a registration statement in respect of the exchange offer has not been declared effective by the SEC on or prior to the 90th day following the date that such registration statement is filed with the SEC;

•	if a registration statement in respect of the exchange offer ceases to be effective at any time prior to the consummation of the exchange offer;

•	if we (and any guarantor) has not exchanged new notes for all old notes validly tendered in accordance with the terms of the exchange offer on or prior to 30 business days after the date that a registration statement in respect of the exchange offer is declared effective by the SEC (or such longer period if required by applicable securities laws);

•	if obligated to file an shelf registration statement covering the old notes, if the shelf registration statement has not been filed with the SEC on or prior to 45 days after delivery of notice of such obligation;

•	if obligated to file an shelf registration statement covering the old notes, if such registration statement has not been declared effective by the SEC on or prior to 120 days after delivery of notice of such obligation;

•	if a shelf registration statement covering the old notes is filed and declared effective by the SEC but thereafter is withdrawn or ceases to be effective without being succeeded within 30 days after such withdrawal or cessation of effectiveness by a subsequent shelf registration statement filed and declared effective; or

•	if we issue a valid notice to suspend the use of the prospectus included in any shelf registration statement and such suspension, when taken together with all other suspensions, if any (but solely to the extent not concurrent), during any 12 month period exceeds 90 days
(each of the foregoing is considered an “Event” and the date on which any such Event occurs, an “Event Date”).
Pursuant to the registration rights agreement, upon the occurrence of any Event, we are required to pay, or cause to be paid (and the guarantors guaranteed the payment of), in addition to amounts otherwise due under the indenture and the notes, Special Interest to each holder of the notes, which shall accrue on the notes over and above any stated interest at a rate of 0.25% per annum of the principal amount of such notes for the first 90 days immediately following any Event Date, with such Special Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period up to a maximum cap of 1.0% per annum. All such Special Interest will, in each case, cease to accrue (subject to the occurrence of another Event) on the date on which all Events have been cured.
Holders of the old notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the shelf registration statement.
This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Except as set forth above, after consummation of the exchange offer, holders of old notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”
Resales of New Notes
Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
•	such holder is not an “affiliate” of us or our subsidiary guarantors within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such new notes.
Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
If as stated above a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of new notes.
Each holder of the old notes who desires to exchange old notes for the new notes in the exchange offer will be required to make the representations described below under “—Your Representations to Us.”
Terms of the Exchange Offer
Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 12:01 a.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.
As of the date of this prospectus, $200,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.
We will be deemed to have accepted for exchange properly tendered old notes when we have given oral (promptly followed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.
If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.
We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
Expiration Date
The exchange offer will expire at 12:01 a.m., New York City time, on       2011, unless, in our sole discretion, we extend it.
Extensions, Delays in Acceptance, Termination or Amendment
We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.
In order to extend the exchange offer, we will notify the exchange agent orally (promptly followed in writing) or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to extend the exchange offer, or

•	to terminate the exchange offer,
by giving oral (promptly followed in writing) or written notice of such extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner. If we extend the exchange offer, we may delay the acceptance of old notes.
Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral (promptly followed in writing) or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.
Conditions to the Exchange Offer
We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.
In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Resales of New Notes,” “—Your Representations to Us,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act. We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral (promptly followed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.
These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at or prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at or prior to the expiration of the exchange offer. Notwithstanding the foregoing, we may not waive any condition to the exchange offer that is required by the Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters or that is otherwise required by applicable law or any applicable interpretation of the staff of the SEC.
In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.
Procedures for Tendering
In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.
If you have any questions or need help in exchanging your notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary — Summary of the Exchange Offer—Exchange Agent.”
To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.
In addition, either:

•	in the event that you elect to mail or deliver the letter of transmittal, the exchange agent must receive old notes along with the letter of transmittal; or

•	in the event that you elect to tender your old notes by complying with DTC’s Automated Tender Offer Program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message.
All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer,

DTC will send an “agent’s message” to the exchange agent. The agent’s message will be deemed to state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.
By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.
There is no procedure for guaranteed late delivery of the notes.
Determinations Under the Exchange Offer
We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularities in connection with the tender of any particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.
When We Will Issue New Notes
We will be deemed to have received your tender of old notes as of the date that the exchange agent timely receives:

•	such old notes or a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all old notes properly tendered and will issue the new notes promptly after the expiration date. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” above.
Return of Old Notes Not Accepted or Exchanged
If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.
Your Representations to Us
By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act of 1933; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes.
Each holder of old notes who cannot make such representations:

•	will not be able to rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters,

•	will not be permitted or entitled to tender old notes in the exchange offer, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of old notes, unless the sale is made under an exemption from such requirements.

Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 12:01 a.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place promptly after the expiration or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 12:01 a.m., New York City time, on the expiration date.
Fees and Expenses
We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.
We will pay the cash expenses to be incurred in connection with the exchange offer. They include:
•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.
Consequences of Failure to Exchange
If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act of 1933 or exempt from the registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act of 1933.
Accounting Treatment
We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.
Other
Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS
The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.
We used the proceeds from the offering of the old notes to repay substantially all of our then existing indebtedness, and to pay related fees and expenses.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following tables set forth our selected historical consolidated financial data as of the dates and for the periods indicated. The data as of and for the years ended September 30, 2006, 2007, 2008, 2009, and 2010 have been derived from our audited consolidated financial statements for such years, which, in the case of our audited consolidated financial statements as of September 30, 2009 and 2010 and for the years ended September 30, 2008, 2009 and 2010, are included elsewhere in this registration statement. The data as of and for the three months ended December 31, 2009 and 2010 have been derived from our consolidated financial statements as of such dates and for such periods, which are unaudited but which, in our opinion, include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the data, and which, in the case of our consolidated financial statements as of December 31, 2010 and for the three months ended December 31, 2009 and 2010, are included elsewhere in this registration statement. During the periods for which financial data are presented in the tables below, we completed the acquisitions of Century Extrusion in January 2006, Wolverine Proctor in July 2006 and May 2007, Crown in August 2007, Ruiya Extrusion in October 2007 and Greenbank Technology in August 2008. The results of operations of these acquired companies are included in the financial data presented below since their respective dates of acquisition. You should read the information set forth below in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this registration statement.

						Three Months Ended
	Fiscal Year Ended September 30,					December 31,
(Dollars in thousands)	2006	2007 (1)	2008 (1)	2009 (1)	2010 (1)	2009 (1)	2010 (1)
Statement of Operations Data:
Net sales	$107,492	$186,385	$413,472	$320,452	$305,581	$61,007	$90,471
Cost of goods sold	71,091	119,860	283,445	218,560	219,192	44,749	67,760

Gross profit	36,401	66,525	130,027	101,892	86,389	16,258	22,711
Selling, general and administrative expenses	20,509	35,469	51,083	43,270	44,833	10,535	10,963
Amortization expense	736	2,045	9,926	11,298	11,019	2,739	2,668
Management fees	749	1,211	3,565	2,325	2,500	625	625
Impairment of goodwill	—	—	—	—	2,659	—	—

Income from operations	14,407	27,800	65,453	44,999	25,378	2,359	8,455
Interest expense, net	5,783	7,781	16,872	21,403	23,860	6,372	5,342

Income (loss) before income taxes	8,624	20,019	48,581	23,596	1,518	(4,013)	3,113
Income tax expense (benefit)	3,000	9,585	19,240	9,318	3,207	(1,850)	1,149

Net income (loss)	5,624	10,434	29,341	14,278	(1,689)	(2,163)	1,964
Less: Net income attributable to noncontrolling interest	—	—	194	1,626	2,290	690	1,190

Net income (loss) attributable to Parent Company	$5,624	$10,434	$29,147	$12,652	$(3,979)	$(2,853)	$774

Statement of Cash Flow Data:
Net cash provided by operating activities	$4,162	$11,892	$47,206	$41,091	$7,503	$1,268	$20,122
Net cash used in investing activities	(20,474)	(143,574)	(16,682)	(4,686)	(3,489)	(1,340)	(160)
Net cash provided by (used in) financing activities	16,401	149,783	(21,155)	(9,417)	(539)	(895)	—
Purchases of property, plant and equipment	1,764	2,300	3,622	4,370	2,029	340	180
Depreciation and amortization	3,144	4,960	14,919	16,147	17,348	4,313	4,340
Balance Sheet Data (at end of period):
Cash and cash equivalents	$3,026	$22,240	$29,165	$54,989	$58,691	$53,995	$79,036
Total assets	181,089	440,469	477,514	470,089	467,411	462,400	475,172
Total debt	56,827	214,632	193,568	196,294	196,878	196,436	197,041
Total Parent Company stockholders’ equity	89,835	109,698	137,733	148,616	144,842	144,489	145,457
Total equity	89,835	110,803	139,196	151,141	149,735	147,704	151,628

(1)	We acquired the Crown entities during fiscal year 2007. The selected historical consolidated financial data presented above are presented on a consolidated basis and include the operations of the Crown entities for a partial year in fiscal year 2007 and full years for fiscal years 2008, 2009, and 2010. The operations of the Crown entities are also included in the financial data presented for the three months ended December 31, 2009 and 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited consolidated financial statements and related notes thereto appearing elsewhere in this registration statement. The statements in this discussion regarding market conditions and outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Forward-Looking Statements” and “Risk Factors”. Our actual results may differ materially from those contained in or implied by any forward-looking statements.
Overview
Company Overview
We are a global leader in the design, production and marketing of high-quality, efficient, durable process systems, equipment and after-market parts and services for the oilseed, animal feed, breakfast cereal and snack food and biofuels processing industries. We believe that we have the number one or number two global market position, based on sales revenue, in each of our core markets. We have an installed base of more than 10,000 proprietary machines and provided after-market parts and services to over 2,500 customers in fiscal 2010. We serve a diverse customer base from small independent producers to large, blue-chip companies. In fiscal 2010, our top ten customers represented less than 31% of our net sales, with the largest single customer representing only 6% of our net sales. We employ a flexible, modular design philosophy which minimizes engineering investment while meeting exacting customer requirements. We outsource most of our machining and fabrication of components and perform assembly and testing either in-house or at the customer’s location. This business model provides a flexible cost structure and limits capital expenditure requirements.
Company History
Our business was originally founded in 1883 under the name Toulouse & Delorieux. In 1931, we introduced our first commercially successful pellet mill. We entered the European and Asian markets in 1961 and 1970 with the establishment of our Amsterdam and Singapore facilities, respectively. From 1974 to 1996, we were owned by Ingersoll-Rand, an international supplier to the transportation, manufacturing, construction and agricultural industries. From 1996 to 2000, we were owned by Gencor Industries, a manufacturer of products and equipment for the road and highway construction industry. From 2001 to 2003, we were owned by The Compass Group International, a private equity firm. We were acquired by our current sponsor, Gilbert Global, in December 2003.
Historical growth primarily has been accomplished by entering new geographic markets, increasing market share, penetrating new end-markets and executing and integrating strategic acquisitions. This revenue growth has been supplemented by a continuous focus on reducing costs and improving margins through operational improvement initiatives, outsourcing, improved offshore purchasing and eliminating redundant operations across the organization. In the past five years, we have made six strategic acquisitions: Century Extrusion (January 2006), Wolverine Proctor (July 2006 and May 2007), Crown (August 2007), Ruiya Extrusion (October 2007) and Greenbank Technology (August 2008).
Business Segments
We operate our company through three business segments: our Engineered Process Systems segment, our Process Equipment segment, and All Other. Our Process Equipment segment manufactures and sells process machinery and other equipment utilized primarily in the agricultural and food producing/processing industries. Our Engineered Process Systems segment sells engineering, design and layout services, along with outsourced process equipment, for the oilseed processing, biodiesel and edible oil refining industries. The remainder of our business is included in our All Other segment and involves the design, manufacturing and selling of process machinery for the plastics compounding, two-piece beverage container and other industries.
Critical Trends and Performance Drivers
Our net sales are significantly impacted by the following factors: market demand for end products produced by our customers, which are largely driven by fluctuating prices for agricultural commodities and energy; the quality of our products; pricing pressures due to competitive market conditions; our customers’ capital expenditure budgets; our ability to meet our customers’ scheduled delivery requirements; government programs and policies; changes in global demand resulting from population growth and changes in standards of living; and general global economic conditions.

Our expenses are significantly impacted by the following factors: fluctuations in the cost of labor relating to productivity, overtime and training; overall volume levels or capacity utilization rates; fluctuations in the price of raw materials; fluctuations in energy prices; and fluctuations in the level of maintenance expense required on operating equipment.
Variations in our selling, general and administrative expenses, or SG&A, are primarily due to changes in employment and salaries and related fringe benefits.
Market Conditions and Outlook
During late 2008, we saw a significant change in worldwide economic conditions as most of our end-markets experienced significant downturns. As a result, we experienced a significant decline in our order intake rate in fiscal 2009 and fiscal 2010 and we incurred a net loss of $4.0 million during the fiscal year ended September 30, 2010. We have experienced an increase in our order intake rates in the fourth quarter of fiscal 2010 and the first quarter of fiscal 2011 for certain of our end-markets, including animal feed, oilseed processing and plastics compounding. This increase is evidenced by an increase in our backlog from a recessionary low of $139.3 million at July 31, 2009 to a 24 month high of $206.5 million at December 31, 2010. The outlook for market conditions over the following fiscal years remains highly uncertain and the impact on our sales and earnings is difficult to assess. As a result of the signs of recovery in certain of our end markets, we expect our fiscal 2011 consolidated net sales to exceed our consolidated net sales of fiscal 2010. We expect our fiscal 2011 gross margins to remain stable as compared to fiscal 2010 as a gain in volume efficiencies will be offset by a slightly higher concentration of sales to Asia, where we generally achieve our lowest margins. There can be no assurance, however, that our consolidated net sales or profit margins in fiscal 2011 will meet our forecast.
Due to our high level of outsourcing, we are able to rapidly adjust our operations in response to the improving market conditions. This allows us to take advantage of the new opportunities as they are presented.
Backlog
As of December 31, 2010, we had a consolidated backlog of $206.5 million. This figure compares to a consolidated backlog of $204.8 million and $147.0 million at September 30, 2010 and September 30, 2009, respectively. An order normally becomes part of our backlog after we receive a customer down payment or a letter of credit against the order. Our backlog is a measure of unrecognized revenue on booked orders. Our backlog provides revenue visibility into the next three to 18 months, depending on project lead-times and delivery requirements. Historically, once placed in our backlog, our customers have rarely canceled orders. There can be no assurance, however, that our consolidated backlog will convert into revenue.
Critical Accounting Policies
We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities.
We continually evaluate the policies and estimates we use to prepare our consolidated financial statements. In general, our estimates and assumptions are based on historical experience, information provided by third-party professionals and assumptions that we believe to be reasonable under the facts and circumstances at the time these estimates and assumptions are made. Because of the uncertainty inherent in these matters, actual results could differ significantly from the estimates, assumptions and judgments we use in applying these critical accounting policies.
We believe the critical accounting policies that require the most significant estimates, assumptions and judgments to be used in the preparation of our consolidated financial statements are revenue and cost recognition, income tax accounting, purchase accounting, impairment of goodwill, other intangible assets and other long-lived assets, accounts receivable allowances, the write downs for excess and obsolete inventories and warranty accruals.
Revenue and Cost Recognition
The Process Equipment segment sales and related cost of sales are primarily recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists consisting of an executed purchase order or contract combined with down payments, if required, (2) shipment has occurred or services performed as this is typically when title passes to the customer, (3) the sales price is fixed or determinable as evidenced by an executed purchase order or contract, and (4) collectability is reasonably assured based on an evaluation of the credit history of the customer. These criteria are met at the time when the risk of loss and title passes to the customer based upon shipment terms. We have no additional post shipment or other contractual obligations or performance requirements and do not provide any rights of return, credits or other pricing adjustments affecting revenue recognition once the criteria noted have been met.

The Engineered Process Systems segment accounts for its long-term contracts associated with the engineering, design and layout services and purchase of outsourced process equipment primarily using the percentage of completion method of accounting. Under this method, revenues recognized on fixed price contracts are measured by the percentage of costs incurred to date as they relate to total estimated costs for each contract. Revenues, including estimated earned fees or profits, are recorded as costs are incurred. This method is used because management considers cumulative expended costs to be the best available measure of progress on these contracts.

Contract costs include all direct material, labor and fringe benefit costs, subcontract costs, outside services, supplies and tools including any costs for assembly and testing that may be performed at a customer site prior to final completion.
Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to revenues and costs. The cumulative effect of revisions to revenue, estimated costs to complete contracts, including penalties, incentive awards, change orders, claims, anticipated losses, and others are recorded and recognized in the accounting period in which the events indicating a loss or change in estimates are known and the loss can be reasonably estimated. A significant change in one or more of these estimates could affect the profitability of one or more contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Claims for additional revenues are recognized when realization is probable and the amount can be reasonably estimated, and only to the extent that any contract costs relating to the claim have been incurred.
Billings in excess of costs and costs in excess of billings on contracts is comprised of cash collected from clients and billings to clients on contracts in advance of work performed, advance payments negotiated as a contract condition, estimated losses on uncompleted contracts, normal profit liabilities, and other project-related reserves. Revenue recognized in excess of amounts billed is classified under current assets as “Costs and estimated earnings in excess of billings on uncompleted contracts.” Billings in excess of revenue recognized are classified under current liabilities as “Billings in excess of costs and estimated earnings on uncompleted contracts.” Contract and subcontract retentions are included in accounts receivable and accounts payable, respectively.
The length of our contracts varies, but is typically between six months and two years. In accordance with normal practice in the industry, we include asset and liability accounts relating to contracts in current assets and liabilities even when such amounts are realizable or payable over a period in excess of one year.
Income Taxes
We are subject to income taxes in both the United States and foreign jurisdictions, and we use estimates in determining our provision for income taxes. We account for income taxes in accordance with an asset and liability method of accounting and reporting. Under this method, deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. Deferred tax assets, related valuation allowances and deferred tax liabilities are determined separately by tax jurisdiction. In making these determinations, we estimate tax assets, related valuation allowances and deferred tax liabilities and assess temporary differences resulting from differing treatments of items for tax and accounting purposes. We assess the likelihood that deferred tax assets will be realized, and we recognize a valuation allowance if it is more likely than not that same portion of deferred tax assets will not be realized. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction. Interest and penalties on uncertain tax positions, to the extent they exist, are included in our provision for income taxes.
Purchase Accounting
We have acquired a number of businesses during the last several years. We account for business combinations using the purchase method of accounting. The purchase method requires us to determine the fair value of all acquired assets, including identifiable intangible assets, and all assumed liabilities. The cost of the acquisition is allocated to the acquired assets and assumed liabilities in amounts equal to the fair value of each asset and liability. This allocation process requires extensive use of estimates and assumptions, including estimates of future cash flows to be generated by the acquired assets. Certain identifiable, finite-lived intangible assets, such as patents, customer relationships and software technologies and licenses, are amortized over the intangible asset’s estimated useful life. The estimated useful life of amortizable identifiable intangible assets ranges from one to fifteen years. Goodwill and indefinite lived trademarks are not amortized.
Impairment of Goodwill, Other Intangible Assets and Other Long-Lived Assets
We review long-lived and intangible assets including goodwill, for impairment annually, or at any time events and circumstances indicate that the carrying value of such assets may not be fully recoverable. For long-lived assets and amortizable intangible assets, recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset (or asset group). The recoverability of indefinite lived trademarks is measured by a comparison of the carrying amount of the asset to the future discounted cash flows expected to be generated by the asset. For long-lived assets, amortizable assets and indefinite lived trademarks, if the asset (or asset group) is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset (or asset group) exceeds its fair value. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. For goodwill, an impairment is evaluated based on the fair value of each of our 14 reporting units. The impairment test involves a two-step process. The first step (“Step 1”) compares the fair value of the reporting unit with its carrying value, including goodwill.

Fair value of the reporting unit is generally determined using a combination of market and income approaches. If the carrying amount of the reporting unit exceeds the reporting unit’s fair value, the second step of the goodwill impairment test is performed to determine the amount of impairment loss. The second step (“Step 2”) of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying value of its goodwill. If goodwill is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of goodwill exceeds it fair value.
The income approach utilizes estimates of discounted cash flows of the reporting units, which requires assumptions of, among other things, the reporting units’ expected long-term revenue trends, as well as estimates of profitability, changes in working capital and long-term discount rates, all of which require significant judgment. The income approach also requires the use of appropriate discount rates that take into account the current risks of the capital markets. The market approach applies comparative market multiples derived from the historical earnings data of selected guidelines publicly-traded companies to our reporting units’ businesses to yield a second assuming value of each reporting unit. The guideline companies are first screened by industry group and then further narrowed based on the reporting unit’s business descriptions, markets served, competitors, profitability and revenue size. We compare a weighted average of the output from the income and market approaches to the carrying value of each reporting unit. We also compare the aggregate of the estimated fair values of each reporting unit to the estimated value of its total invested capital on a marketable basis.
In fiscal 2010, based on the completion of Step 1, one reporting unit in our All Other segment had a carrying value that exceeded its fair value resulting in us being required to complete Step 2. The results of Step 2 indicated that the goodwill of the reporting unit was partially impaired. As a result, we recorded a goodwill impairment charge of $2,659 related to the Ruiya reporting unit for the year ended September 30, 2010. During 2010, the continuing deterioration of economic conditions including shortfalls against Ruiya’s anticipated sales and operating profitability, resulted in lower expectations for growth and profitability in future periods. A significant contributing factor to the deterioration of the profitability was the loss of Ruiya’s largest customer which accounted for, on average for fiscal 2008 and 2009, over 30% of Ruiya’s net sales. While management’s most recent analyses indicates that the goodwill remaining in the reporting unit is not impaired, to the extent that assumptions about future economic conditions or potential for growth and profitability in this business changes, it is possible that the conclusion regarding the remaining goodwill could change.
Depreciation and amortization are recognized over their estimated useful lives using straight line or undiscounted cash flow methods to reflect an appropriate allocation of the costs of the assets to earnings in proportion to the amount of economic benefits obtained by us in each reporting period. We estimate useful lives based on historical data and industry trends. We periodically reassess the estimated useful lives of our long-lived and intangible assets. Changes to estimated useful lives would impact the amount of depreciation and amortization expense recorded in earnings and potentially require us to record an impairment charge.
In determining the fair value of our reporting units under the income approach, our expected cash flows are affected by various assumptions. Fair value on a discounted cash flow basis uses forecasts over a six year period with an estimation of residual growth rates thereafter. We use management’s business plans and projections as the basis for the expected future cash flows. For the most recent goodwill impairment test, the significant assumptions include a discount rate of 16.9 percent and a terminal growth rate of 3.0 percent. The selection of both a discount rate and a terminal growth rate has a significant impact on the determination of fair value.
There are also various assumptions used under the market approach that affect the valuation of our reporting units. The most significant assumptions is market multiple. In estimating the fair value under the market approach, we considered the relative merits of commonly applied market capitalization multiples based on the sales and earnings before interest, taxes, depreciation and amortization multiples to be the most appropriate valuation to be applied.
Accounts Receivable Allowances
Concentrations of credit risk with respect to trade receivables are limited due to the number of customers and their geographical dispersion. We perform initial and ongoing credit evaluations of our customers, generally do not require collateral and maintain allowances for potential credit losses. The allowance is an estimate and we regularly evaluate it for adequacy. The establishment of trade receivable allowances and related bad debt expense is based on historical loss experience, credit quality of the customer base, age of the receivable balances (both individually and in the aggregate), current economic conditions that may affect a customer’s ability to pay and estimated exposure on specific trade receivables. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
Write downs for Excess and Obsolete Inventories
Inventories consist of finished goods, work in process and raw materials. Inventories are stated at the lower of cost or market with cost determined on the first-in, first-out, or FIFO, method. The establishment of write downs for excess and obsolete inventories is based on historical usage and estimated exposure on specific inventory items.

Warranty Accruals
We generally warrant our process machinery and other specialty equipment for a period of one year after delivery of the product. An accrual of estimated warranty costs for open agreements is included in accrued expenses in our financial statements. Our estimate of warranty costs is primarily based upon our prior experience with similar products.
Accounting Change
We consolidate Wuhan Crown Friendship Edible Oil Engineering Co., Ltd., our 60% owned subsidiary. During 2010, we adopted authoritative guidance related to noncontrolling interests in financial statements, which requires us to make certain changes to the presentation of the financial statements. This standard requires us to classify noncontrolling interest (previously referred to as “minority interest”) as part of consolidated net income (loss) and to include the accumulated amount of noncontrolling interest as part of equity.
The net income (loss) amounts we previously reported are now presented as “Net income (loss) attributable to Parent Company”. Similarly, in the presentation of equity, we distinguish between equity amounts attributable to the Parent Company and amounts attributable to the noncontrolling interest, previously classified as minority interest outside of stockholders’ equity.
Results of Operations
Three months ended December 31, 2010 compared to three months ended December 31, 2009
The following table sets forth, for the periods indicated, amounts derived from our unaudited consolidated statements of operations and related percentages of total net sales.

	Three Months Ended December 31,
(Dollars in thousands)	2009		2010
Statement of Operations Data:
Net sales
Process Equipment	$29,910	49.0%	$34,765	38.4%
Engineered Process Systems	23,017	37.7	44,711	49.4
All Other	8,080	13.3	10,995	12.2

Total net sales	61,007	100.0	90,471	100.0
Cost of goods sold	44,749	73.4	67,760	74.9

Gross profit	16,258	26.6	22,711	25.1
Selling, general and administrative expenses	10,535	17.3	10,963	12.1
Other operating expenses	3,364	5.5	3,293	3.6

Income from operations	2,359	3.8	8,455	9.4
Interest expense, net	6,372	10.4	5,342	5.9

Income (loss) before income taxes	(4,013)	(6.6)	3,113	3.5
Income tax (benefit) expense	(1,850)	(3.0)	1,149	1.3

Net income (loss)	(2,163)	(3.6)	1,964	2.2
Net income attributable to noncontrolling interest	690	1.1	1,190	1.3

Net income (loss) attributable to parent company	$(2,853)	(4.7)%	$774	0.9%

Net sales. Net sales in the first three months of fiscal 2011 increased by $29.5 million, or 48.3%, to $90.5 million from $61.0 million in the first three months of fiscal 2010. Net sales in our Process Equipment segment for the first three months of fiscal 2011 increased by $4.9 million, to $34.8 million compared to $29.9 million in the first three months of fiscal 2010. This increase was primarily due to increased animal feed equipment sales of $3.9 million, primarily in the Americas and Europe, increased thermal processing equipment sales in Asia of $2.3 million and increased ethanol sales of $1.1 million. This increase was partially offset by decreased equipment sales in thermal processing equipment sales in the Americas of $3.3 million.
Net sales in our Engineered Process Systems segment in the first three months of fiscal 2011 increased by $21.7 million, to $44.7 million compared to $23.0 million in the first three months of fiscal 2010, principally due to increased sales volume to the oilseed processing markets in all geographies, led by a $12.9 million increase in Asia and a $4.9 million increase in Europe as the oilseed processing market has begun to return to normal levels following the global economic downturn.
Net sales in our All Other segment increased $2.9 million, or 36.1%, to $11.0 million in the first three months of fiscal 2011 from $8.1 million in the first three months of fiscal 2010. This increase was primarily due to increased plastics compounding machinery sales in Asia of $2.2 million and increased two-piece beverage container machinery sales in Europe of $0.9 million.
Cost of goods sold. Cost of goods sold increased by $23.1 million from $44.7 million, or 73.4% of net sales, in the first three months of fiscal 2010 to $67.8 million, or 74.9% of net sales, in the first three months of fiscal 2011. The increase in cost of goods sold as a percentage of net sales was primarily due to product mix as our lower margin Engineered Process Systems segment accounted for a larger percentage of our net sales in the first three months of fiscal 2011 compared to the first three months of fiscal 2010. Our Engineered Process Systems segment accounted for 49.6% of net sales in the first three months of fiscal 2011 compared to 37.7% of net sales in the first three months of fiscal 2010. The decrease was partially offset by slightly improved margins at our Process Equipment segment and our All Other segment.
Gross profit. As a result of the foregoing, gross profit in the first three months of fiscal 2011 increased by $6.4 million, or 39.4%, to $22.7 million, or 25.1% of net sales, from $16.3 million, or 26.6% of net sales, in the first three months of fiscal 2010.

Selling, general and administrative expenses. SG&A expenses increased from $10.5 million in the first three months of fiscal 2010 to $11.0 million in the first three months of fiscal 2011, an increase of approximately $0.5 million, or 4.1%. The increase was primarily due to increased direct selling costs resulting from higher net sales. As a percentage of net sales, SG&A expenses decreased from 17.3% in the first three months of fiscal 2010 to 12.1% in the first three months of fiscal 2011. The decrease in SG&A as a percentage of net sales is a direct result of the fixed nature of a majority of our SG&A expenses.
Other operating expenses. Other operating expenses decreased slightly from $3.4 million in the first three months of fiscal 2010 to $3.3 million in the first three months of fiscal 2011, a decrease of approximately $0.1 million. The decrease was due to a decrease in our amortization of intangible assets.
Income from operations. Income from operations increased from $2.4 million in the first three months of fiscal 2010 to $8.5 million in the first three months of fiscal 2011, an increase of $6.1 million. As a percentage of net sales, income from operations increased from 3.8% in the first three months of fiscal 2010 to 9.4% in the first three months of fiscal 2011 as a result of the lower SG&A and other operating expenses as a percentage of net sales partially offset by the lower gross profit margins.
Interest expense, net. Interest expense, net, for the first three months of fiscal 2011 was $5.3 million, or 5.9% of net sales, compared to $6.4 million, or 10.4% of net sales, in the first three months of fiscal 2010. The decrease was due to a decrease in our interest rate swap settlements of $0.7 million and increased interest income of $0.4 million. In the first three months of fiscal 2010, we had four interest rate swap contracts in place which required interest rate payments. Prior to the first three months of fiscal 2011, one of these swap contracts expired while two more expired during the first three months of fiscal 2011. The interest income increase was due to increased cash balances in the first three months of fiscal 2011 compared to the first three months of fiscal 2010.
Income tax (benefit) expense. The provision for income taxes was an expense of $1.1 million in the first three months of fiscal 2011 compared to a benefit of $1.9 million in the first three months of fiscal 2010. The provision for income taxes reflects the combined federal, state and provincial effective tax rate of 46.1% and 36.9% in the first three months of fiscal 2010 and 2011, respectively. Our combined effective tax rate reflects the different federal, state and provincial statutory rates of the various jurisdictions in which we operate and the proportion of taxable income earned in each of those tax jurisdictions. The provision for income taxes for the first three months of fiscal 2010 differs from the expected income tax expense computed by applying the statutory United States federal tax rates to income before income taxes primarily due to state income taxes and our limited ability to utilize foreign tax credits to offset U.S. tax liabilities.
Net income attributable to noncontrolling interest. This is the net income attributable to our joint venture partner. The increase of $0.5 million, or 72.5%, from $0.7 million in the first three months of fiscal 2010 to $1.2 million in the first three months of fiscal 2011 is a result of the increased profitability of our Chinese joint venture.
Net income (loss) attributable to parent company. As a result of the foregoing, net income increased from a loss of $2.9 million in the first three months of fiscal 2010 to income of $0.8 million in the first three months of fiscal 2011.

Fiscal year ended September 30, 2010 compared to fiscal year ended September 30, 2009
The following table sets forth, for the periods indicated, amounts derived from our consolidated statements of operations and related percentages of total net sales.

	Fiscal Year Ended September 30,
(Dollars in thousands)	2009		2010
Statement of Operations Data:
Net sales
Process Equipment	$128,383	40.0%	$145,603	47.7%
Engineered Process Systems	159,159	49.7	126,323	41.3
All Other	32,910	10.3	33,655	11.0

Total net sales	320,452	100.0	305,581	100.0
Cost of goods sold	218,560	68.2	219,192	71.7

Gross profit	101,892	31.8	86,389	28.3
Selling, general and administrative expenses	43,270	13.5	44,833	14.7
Other operating expenses	13,623	4.2	16,178	5.3

Income from operations	44,999	14.1	25,378	8.3
Interest expense, net	21,403	6.7	23,860	7.8

Income before income taxes	23,596	7.4	1,518	0.5
Income tax expense	9,318	2.9	3,207	1.1

Net income (loss)	14,278	4.5	(1,689)	(0.6)
Net income attributable to noncontrolling interest	1,626	0.5	2,290	0.7

Net income (loss) attributable to parent company	$12,652	4.0%	$(3,979)	(1.3)%

Net sales. Net sales in fiscal 2010 decreased by $14.9 million, or 4.6%, to $305.6 million from $320.5 million in fiscal 2009. Net sales in our Process Equipment segment for fiscal 2010 increased by $17.2 million, to $145.6 million compared to $128.4 million in fiscal 2009. This increase was primarily due to an increase of $5.6 million in oilseed processing, $3.3 million in thermal processing and $2.2 million in animal feed equipment sales. These increases were primarily concentrated in Asia. We also experienced a $7.4 million increase in biofuels equipment sales, primarily in Europe. The Asian market continues to grow as the demand for the products made by our equipment continue to grow in this region of the world. The biofuels equipment market in Europe also continues to grow while we continue to gain market share in this relatively new end market.
Net sales in our Engineered Process Systems segment for fiscal 2010 decreased by $32.8 million, to $126.3 million compared to $159.2 million in fiscal 2009, principally due to decreased sales volume to the oilseed processing markets in all geographies except Asia and Latin America. Sales in geographies other than Asia and Latin America decreased by $50.7 million. Our belief is that we are maintaining our market share but the markets other than Asia and Latin America have yet to return to pre-recessionary spending levels. The decrease was partially offset by a $17.9 million increase in sales to the oilseed processing market in Latin America and Asia, principally China as these market continue to grow as the demand for the products made by our equipment grow.
Net sales in our All Other segment increased $0.7 million, or 2.3%, to $33.7 million in fiscal 2010 from $32.9 million in fiscal 2009. This increase was primarily due to increased two-piece beverage container machinery sales and was partially offset by a decrease in machinery and parts sales to the plastics compounding industry.

Cost of goods sold. Cost of goods sold increased by $0.6 million from $218.6 million, or 68.2% of net sales, in fiscal 2009 to $219.2 million, or 71.7% of net sales, in fiscal 2010. The increase in cost of goods sold as a percentage of net sales was primarily due to decreased margins in our Engineered Process Systems segment. These decreased margins were primarily due to geographic product mix, as a larger percentage of our sales were in Asia where we achieve our lowest margins, volume inefficiencies in all parts of the world except Asia and pricing pressures as fewer oilseed processing jobs were executed in 2010 resulting in aggressive pricing tactics by our competitors.
Gross profit. As a result of the foregoing, gross profit in fiscal 2010 decreased by $15.5 million, or 15.2%, to $86.4 million, or 28.3% of net sales, from $101.9 million, or 31.8% of net sales, in fiscal 2009.
Selling, general and administrative expenses. SG&A expenses increased from $43.3 million in fiscal 2009 to $44.8 million in fiscal 2010, an increase of approximately $1.5 million, or 3.5%. The increase was primarily due to increased bad debt reserves of approximately $1.9 million resulting from increased sales to China where the collection of accounts receivable is more challenging, the opening of new offices in Brazil and Argentina with costs of an additional $1.0 million and minor unfavorable foreign currency translation effects due to the slight weakening of the US dollar. The increase was partially offset by lower non-recurring transaction expenses, due to our reduced activity in the capital markets and mergers and acquisitions markets and lower stock-based compensation expense as result of our declining financial performance and a majority of our stock options being vested as no new options have been issued since 2007. As a percentage of net sales, SG&A expenses increased from 13.5% in fiscal 2009 to 14.7% in fiscal 2010. The percentage increase in SG&A as a percentage of sales is a direct result of the factors described above, in addition to lower sales levels driving volume inefficiencies.
Other operating expenses. Other operating expenses increased from $13.6 million in fiscal 2009 to $16.2 million in fiscal 2010, an increase of approximately $2.6 million. The increase was due to the $2.7 million goodwill impairment charge taken in fiscal 2010 in our All Other segment.
Income from operations. Income from operations decreased from $45.0 million in fiscal 2009 to $25.4 million in fiscal 2010, a decrease of $19.6 million. As a percentage of net sales, income from operations decreased from 14.1% in fiscal 2009 to 8.3% in fiscal 2010 as a result of the higher SG&A expenses as a percentage of net sales, the lower gross profit margins and the goodwill impairment charge.
Interest expense, net. Interest expense, net, for 2010 was $23.9 million, or 7.8% of net sales, compared to $21.4 million, or 6.7% of net sales, in fiscal 2009. The increase was due to our increased interest rate from the issuance of the notes in August 2009, increased payments on interest rate swaps and increased amortization of deferred financing costs. The increase was partially offset by a decrease in the interest rate swap liability and a decrease in deferred financing cost write-offs.
Income tax expense. The provision for income taxes was an expense of $3.2 million and $9.3 million in fiscal 2010 and 2009, respectively. The provision for income taxes reflects the combined federal, state and provincial effective rate of approximately 211.3% and 39.5% in fiscal 2010 and 2009, respectively. Our combined effective tax rate reflects the different federal, state and provincial statutory rates of the various jurisdictions in which we operate and the proportion of taxable income earned in each of those tax jurisdictions. The provision for income taxes for fiscal 2010 differs from the expected income tax expense computed by applying the statutory United States federal tax rates to income before income taxes primarily due to state income taxes, a non-cash goodwill impairment charge, increases in our tax reserves and valuation allowances and our limited ability to utilize foreign tax credits to offset U.S. tax liabilities. The provision for income taxes for 2009 differs from the expected income tax expense computed by applying the statutory United States federal tax rates to income before income taxes primarily due to our limited ability to utilize foreign tax credits to offset U.S. tax liabilities.
Net income attributable to noncontrolling interest. This is the net income attributable to our joint venture partner. The increase of $0.7 million, or 43.8%, from $1.6 million in fiscal 2009 to $2.3 million in fiscal 2010 is a result of the increased profitability of our Chinese joint venture.
Net income (loss) attributable to parent company. As a result of the foregoing, net income decreased from income of $12.7 million in fiscal 2009 to a loss of $4.0 million in fiscal 2010.

Fiscal year ended September 30, 2009 compared to fiscal year ended September 30, 2008
The following table sets forth, for the periods indicated, amounts derived from our consolidated statements of operations and related percentages of total net sales.

	Fiscal Year Ended September 30,
(Dollars in thousands)	2008		2009
Statement of Operations Data:
Net sales
Process Equipment	$186,067	45.0%	$128,383	40.0%
Engineered Process Systems	192,993	46.7	159,159	49.7
Other	34,412	8.3	32,910	10.3

Total net sales	413,472	100.0	320,452	100.0
Cost of goods sold	283,445	68.6	218,560	68.2

Gross profit	130,027	31.4	101,892	31.8
Selling, general and administrative expenses	51,083	12.3	43,270	13.5
Other operating expenses	13,491	3.2	13,623	4.2

Income from operations	65,453	15.9	44,999	14.1
Interest expense, net	16,872	4.1	21,403	6.7

Income before income taxes	48,581	11.8	23,596	7.4
Income tax expense	19,240	4.7	9,318	2.9

Net income	29,341	7.1	14,278	4.5
Net income attributable to noncontrolling interest	194	0.1	1,626	0.5

Net income attributable to parent company	$29,147	7.0%	$12,652	4.0%

Net sales. Net sales in fiscal 2009 decreased by $93.0 million, or 22.5%, to $320.5 million from $413.5 million in fiscal 2008. Net sales in our Process Equipment segment for fiscal 2009 decreased by $57.7 million, to $128.4 million compared to $186.1 million in fiscal 2008. This decrease was primarily due to reduced equipment sales to the oilseed processing, animal feed, thermal processing and ethanol markets combined with unfavorable foreign currency translations. The largest of these sales decreases being $29.7 million in thermal processing, $13.9 million in animal feed, $8.3 in unfavorable foreign currency translations and $5.8 million in oilseed processing. The decreases for the Process Equipment segment were spread across all geographic markets.
Net sales in our Engineered Process Systems segment in fiscal 2009 decreased by $33.8 million, to $159.2 million compared to $193.0 million in fiscal 2008, principally due to decreased sales volume to the oilseed processing and biodiesel and refining markets in the United States and South America combined with unfavorable foreign currency translations. The increase was partially offset by an increase in sales to the oilseed processing and biodiesel and refining markets in Canada and China. Sales to the United States and South America declined by $41.0 million and $13.2 million, respectively while sales to Canada and China increased $15.2 million and $10.5 million, respectively. Unfavorable foreign currency translations negatively impacted our net sales by $8.3 million. Net sales in our All Other segment decreased $1.5 million, or 4.4%, to $32.9 million in fiscal 2009 from $34.4 million in fiscal 2008. This decrease was primarily due to decreased sales of automation equipment to the animal feed industry and decreased sales of equipment and parts sales to the plastics compounding industry. The decrease was partially offset by increased sales of two-piece beverage container machinery sales as a result of the acquisition of Greenbank in early fiscal 2009. The reduction in sales in all three of our segments, Process Equipment, Engineered Process Systems and All Other is directly attributable to the global economic recession. It is our belief that we have not lost market share, rather there has been a reduced level of activity in our overall markets.
Cost of goods sold. Cost of goods sold decreased by $64.9 million from $283.4 million, or 68.6% of net sales, in fiscal 2008 to $218.6 million, or 68.2% of net sales, in fiscal 2009. The decrease is principally due to the corresponding decrease in net sales. We achieved a slight improvement in our cost of goods sold as a percentage of net sales due to improved product mix and a slight decrease in our manufacturing overhead costs.
Gross profit. As a result of the foregoing, gross profit in fiscal 2009 decreased by $28.1 million, or 21.6%, to $101.9 million, or 31.8% of net sales, from $130.0 million, or 31.4% of net sales, in fiscal 2008.
Selling, general and administrative expenses. SG&A expenses decreased from $51.1 million in fiscal 2008 to $43.3 million in fiscal 2009, a decrease of approximately $7.8 million, or 15.3%. The decrease reflects a decline in salaries, wages and benefits of $5.9 million, favorable foreign currency translation effects from the euro and pound sterling of almost $2.2 million and a $2.2 million one-time consulting project executed in fiscal 2008. The decrease was partially offset by a $0.2 million increase in stock-based compensation expense and $3.4 million in costs related to the offering of the notes. As a percentage of net sales, SG&A expenses increased from 12.3% in fiscal 2008 to 13.5% in fiscal 2009. The percentage increase is a direct result of the lower sales experienced in fiscal 2009.
Other operating expenses. Other operating expenses increased slightly from $13.5 million in fiscal 2008 to $13.6 million in fiscal 2009, an increase of $0.1 million. The increase was due to an increase in the amortization expense which was partially offset by a reduction in management fees and expenses. The amortization increase was due to an increase in amortization of intangible assets resulting from the acquisition of Greenbank in late fiscal 2008.
Income from operations. Income from operations decreased from $65.5 million in 2008 to $45.0 million in fiscal 2009, a decrease of $20.5 million, or 31.3%. As a percentage of net sales, income from operations decreased from 15.9% in the fiscal 2008 to 14.1% in fiscal 2009 as a result of the higher SG&A and other operating expenses as a percentage of net sales which were partially offset by the higher gross profit margins.
Interest expense, net. Interest expense, net, for fiscal 2009 was $21.4 million, or 6.7% of net sales, compared to $16.9 million, or 4.1% of net sales, in fiscal 2008. The increase was primarily due to the write-off of deferred financing costs related to the extinguished debt and an increase in the fair value of interest rate swap liabilities, which were partially offset by lower average interest rates.
Income tax expense. The provision for income taxes was an expense of $9.3 million and $19.2 million in fiscal 2009 and 2008, respectively. The provision for income taxes reflects the combined federal, state and provincial effective rate of approximately 39.5% and 39.6% in fiscal 2009 and 2008, respectively. Our combined effective tax rate reflects the different federal, state and provincial statutory rates of the various jurisdictions in which we operate and the proportion of taxable income earned in each of those tax jurisdictions. The provision for income taxes for 2009 and 2008 differs from the expected income tax expense computed by applying the statutory United States federal tax rates to income before income taxes primarily due to our limited ability to utilize foreign tax credits to offset U.S. tax liabilities.
Net income. As a result of the foregoing, net income decreased from $29.1 million, or 7.0% of net sales, in fiscal 2008 to $12.7 million, or 4.0% of net sales, in fiscal 2009.

Off-Balance Sheet Arrangements
We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity or market or credit risk support, and we do not currently engage in hedging, research and development services or other relationships that expose us to liability that is not reflected in our financial statements.
Liquidity and Capital Resources
The following table summarizes our net cash provided by or used in our operating activities, investing activities and financing activities and the effect of foreign exchange rate changes on cash and cash equivalents for fiscal 2008, 2009 and 2010 and for the three months ended December 31, 2009 and 2010:

	Fiscal Year Ended			Three Months Ended
	September 30,			December 31,
(Dollars in thousands)	2008	2009	2010	2009	2010
Net cash provided by (used in):
Operating activities	$47,206	$41,091	$7,503	$1,268	$20,122
Investing activities	(16,682)	(4,686)	(3,489)	(1,340)	(160)
Financing activities	(21,155)	(9,417)	(539)	(895)	—
Effect of foreign exchange rate changes on cash and cash equivalents	(2,444)	(1,164)	227	(27)	383

Net increase (decrease) in cash and cash equivalents	$6,925	$25,824	$3,702	$(994)	$20,345

We have historically financed operations with internally generated funds. Accordingly, we have traditionally not needed to access the capital markets in order to finance our ongoing operations.
Net cash flow provided by operating activities was $20.1 million and $1.3 million in the first three months of fiscal 2011 and 2010, respectively. The increase in cash provided by operating activities primarily reflects increases in net income and working capital. Working capital was a $16.0 million and $1.4 million source of cash in the first three months of fiscal 2011 and 2010, respectively. This increase in working capital was primarily due to decreases in restricted customer deposits, accounts receivable, and contract costs in excess of billings and increases in accounts payable and accrued expenses.
Net cash flow provided by operating activities was $7.5 million and $41.1 million in fiscal 2010 and 2009, respectively. The decrease in cash provided by operating activities primarily reflects decreases in net income, interest swap liabilities, stock based compensation expense, deferred tax provision and an increase in working capital. These decreases were partially offset by an increase in goodwill impairment, and amortization of original issue discount. Working capital was a $0.3 million source of cash in fiscal 2009 and a $7.8 million use of cash in fiscal 2010. Despite a decrease in sales from fiscal 2009 to fiscal 2010 and a decrease in days sales outstanding from September 30, 2009 to September 30, 2010 our accounts receivables increased from $38.9 million at September 30, 2009 to $42.5 million at September 30, 2010. This increase is primarily a result of a 27% sales increase in the fourth quarter of fiscal 2010 as compared to the fourth quarter of fiscal 2009.
Net cash flow used in investing activities principally was used for acquisitions and capital expenditures. Cash flow used for acquisitions was $1.0 million in the first three months of fiscal 2010 compared to $0.0 in the first three months of fiscal 2011. Capital expenditures were $0.2 million and $0.3 million in the first three months of fiscal 2011 and 2010, respectively. Net cash flow used in investing activities, net of proceeds on sales of property, plant and equipment was $0.2 and $1.3 million in the first three months of fiscal 2011 and 2010, respectively.
Net cash flow used in financing activities was $0.9 million in the first three months of fiscal 2010. The use of cash in the first three months of fiscal 2010 was primarily for the payment of deferred financing fees related to our senior secured credit facility. We had no financing activities in the first three months of fiscal 2011.
Net cash flow used in investing activities principally was used for acquisitions and capital expenditures. Cash flow used for acquisitions was $1.5 million in 2010 compared to $0.6 in fiscal 2009. Capital expenditures were $2.0 million and $4.4 million in fiscal 2010 and 2009, respectively. Net cash flow used in investing activities, net of proceeds on sales of property, plant and equipment was $3.5 and $4.7 million in fiscal 2010 and 2009, respectively.
Net cash flow used in financing activities was $0.5 million and $9.4 million in fiscal 2010 and 2009, respectively. The use of cash in fiscal 2010 was primarily for the payment of deferred financing fees related to our senior secured revolving credit facility, partially offset by the proceeds from the retirement of the stock subscription notes. The use of cash in fiscal 2009 was primarily for the payment of deferred financing fees related to the issuance of our senior notes partially offset by the net increase in proceeds from long-term debt.
Net cash flow provided by operating activities was $41.1 million and $47.2 million in fiscal 2009 and 2008, respectively. The decrease in cash provided by operating activities primarily reflects a decrease in net income, partially offset by a decrease in working capital, principally decreased accounts receivable, inventories and prepaid expenses, partially offset by increased customer deposits and decreased accrued expenses and billings in excess of costs.
Net cash flow used in investing activities principally was used for capital expenditures in fiscal 2009. Capital expenditures were $4.4 million and $3.6 million in the 2009 and 2008, respectively. Cash flow used for acquisitions was $0.6 million and $13.2 million in fiscal 2009 and 2008, respectively. Net cash flow used in investing activities, net of proceeds on sales of property, plant and equipment, was $4.7 million in fiscal 2009 versus net cash flow used in investing activities of $16.7 million in fiscal 2008.
Net cash flow used in financing activities was $9.4 million and $21.2 million in fiscal 2009 and 2008, respectively. The use of cash in fiscal 2009 was primarily the payment of deferred financing fees related to the issuance of the notes while fiscal 2008 was primarily repayment of long-term debt.
In November 2009, we entered into a new, U.S. based, senior secured revolving credit facility. Our senior secured revolving credit facility provides up to $14.5 million of revolving credit borrowings, subject to a borrowing base, which is based on the eligible accounts receivable and inventory of our U.S subsidiaries less our aggregate net exposure under permitted hedging obligations and subject to certain reserves. The credit facility expires on April 20, 2013. A portion of the availability under the credit facility is available for the issuance of letters of credit and that the face amount of any outstanding letters of credit will reduce availability under our senior secured revolving credit facility on a dollar-for-dollar basis. Borrowings under the credit facility are subject to certain restrictive covenants, including a fixed charge coverage ratio. At December 31, 2010 we had $14.5 million of unused credit under this facility, of which $12.3 million was then available for borrowing under our borrowing base.
We believe that our operating cash flow and amounts available for borrowing under our senior secured revolving credit facility will be adequate to fund our capital expenditures and working capital requirements for the next twelve months.
Prior Period Correction
We have corrected our 2009 consolidated statement of cash flows to reflect a payment of a $0.6 million cash dividend to the minority shareholder of Wuhan Crown Friendship Edible Oil Engineering Co., Ltd. as a use of cash from financing activities rather than a use of cash from operating activities, as previously presented. This correction had no impact on our financial position as of September 30, 2009 or our results of operations for 2009, and we have concluded that the impact to our 2009 cash flows from operating activities and cash flows from financing activities is immaterial.
Financial Covenants
We are subject to numerous financial covenants contained in our senior secured revolving credit facility. For a detailed discussion of these financial covenants, see “Description of Other Indebtedness.” At September 30, 2010 and December 31, 2010 we were in compliance with all covenants under the facility.
Contractual Obligations
Our contractual obligations as of September 30, 2010 are summarized by years to maturity as follows:

	Payment Due by Period
(Dollars in thousands)		Less Than	1-3	3-5	More Than
Contractual Cash Obligations	Total	1 Year	Years	Years	5 Years
Long-term debt obligations	$196,878	$—	$—	$196,878	$—
Interest on long-term debt obligations	85,000	21,250	42,500	21,250	—
Operating lease obligations	11,919	2,308	3,524	2,701	3,386

Total contractual cash obligations	$293,797	$23,558	$46,024	$220,829	$3,386

This table does not reflect up to $14.5 million of borrowing available under our senior secured revolving credit facility. The senior secured revolving credit facility matures in April of 2013. See “Description of Other Indebtedness—Senior Secured Revolving Credit Facility.”
We are a party to interest rate swap agreements under the provisions of our previous credit agreement to swap a variable rate of interest for fixed rates ranging from 6.67% to 7.73%. The interest rate swap contracts are not associated with any of our existing debt at September 30, 2010. The effective date of the swaps range from September 2007 through January 2008 and they expired from September 2010 through January 2011. The interest rate swap contracts were valued at a fair value of $0.8 million at September 30, 2010 and $0.1 million at December 31, 2010 and were recorded within current liabilities on our consolidated balance sheet.
Inflation
Our operations have not been materially adversely affected by inflation or changing prices. Inflation can affect the cost of the materials, labor, related benefits, utilities and other services we use. Generally, we have been able to mitigate the effects of inflation through price increases or surcharges. There can be no assurance we will be able to continue to do so due to the pressure to provide customers with cost effective products.
Recent Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (the “FASB”) issued guidance which amends the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new model for determining who should consolidate a variable-interest entity, changes to when it is necessary to reassess who should consolidate a variable-interest entity, and requires additional disclosures about a company’s involvement with variable interest entities. The guidance is effective for fiscal years beginning after November 15, 2009. The adoption of this standard did not impact our financial position or results of operations.
In October 2009, the FASB issued guidance on the accounting for multiple-deliverable revenue arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable; eliminates the residual method of allocation and requires arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method; and requires a vendor to determine its best estimate of selling price in a manner consistent with that used to determine the selling price of the deliverable on a stand-alone basis. This guidance also expands the required disclosures related to a vendor’s multiple-deliverable revenue arrangements. The guidance is effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. The adoption of this standard did not impact our financial position or results of operations.
In January 2010, the FASB issued guidance that amends existing disclosure requirements for fair value measurements. The amendments require companies to add disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchases, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. The guidance is effective for fiscal years beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances and settlements in the Level 3 reconciliation, which is effective for fiscal years beginning after December 15, 2010. The adoption of this guidance will have no impact on our financial position or results of operations.
In July 2010, the FASB issued guidance that amends disclosure requirements related to financing receivables. The amendment requires disclosures of information regarding the credit quality, aging, nonaccrual status and impairments by class of receivable. A receivable class is a subdivision of a portfolio segment with similar measurement attributes, risk characteristics and common methods to monitor and assess credit risk. Trade accounts receivable with maturities of one year or less are excluded from the disclosure requirements. The effective date for disclosures as of the end of the reporting period is for interim and annual reporting periods ending on or after December 15, 2010. The effective date for disclosures for activity during the reporting period is for interim and annual reporting periods beginning on or after December 15, 2010. The adoption of this guidance will have no impact on our financial position or results of operations.

Quantitative and Qualitative Disclosure about Market Risk
In the normal course of business, our financial position is subject to a variety of risks, such as the collectability of our accounts receivable and the recoverability of the carrying values of our long-term assets. Our long-term obligations consist primarily of long-term debt with fixed interest rates, while our $14.5 million senior secured revolving credit facility is subject to variable interest rates. For additional information concerning our debt, see “Contractual Obligations” above.
Our available cash balances are invested on a short-term basis (generally overnight) and, accordingly, are not subject to significant risks associated with changes in interest rates. We maintain cash balances in multiple currencies which leads to currency exchange and market exchange risk.
Foreign Currency Exchange Rate Risk. Our operations are conducted in various countries around the world, and we receive revenue from these operations in a number of different currencies with the most significant of our international operations using Euros, British Pounds, Chinese Renminbi, Singapore Dollars, and Brazilian Real. As such, our earnings are subject to movements in foreign currency exchange rates when transactions are denominated in currencies other than the United States dollar, which is our functional currency, or the functional currency of our subsidiaries, which is not necessarily the United States dollar. To the extent that transactions of these subsidiaries are settled in currencies other than the United States dollar, a devaluation of these currencies versus the United States dollar could reduce the contribution from these subsidiaries to our consolidated results of operations as reported in United States dollars. We currently do not hedge currency risk through formal hedge arrangements. However, we currently seek to mitigate currency risk through various cash management policies and we may enter into formal hedge arrangements in the future.
Commodity Price Risk. We are subject to significant market risk with respect to the pricing of our principal raw materials. If prices of these raw materials were to increase dramatically, we may not be able to pass on such increases to our customers and, as a result, our gross margins could decline significantly. We manage our exposure to commodity pricing risk by continuing to diversify our service mix, strategic buying programs and vendor partnering. Current and potential suppliers are evaluated on a regular basis on their ability to meet our requirements and standards. We actively manage our material supply sourcing, and may employ various methods to limit risk associated with commodity cost fluctuations and availability. We do not enter into derivative financial instruments to manage commodity-pricing exposure.

BUSINESS
Our Company
We are a global leader in the design, production and marketing of high-quality, efficient, durable process systems, equipment and after-market parts and services for the oilseed, animal feed, breakfast cereal and snack food, and biofuels processing industries. We believe that we have the number one or number two global market position, based on sales revenue, in each of our core markets. We have an installed base of more than 10,000 proprietary machines and provided after-market parts and services to over 2,500 customers in fiscal 2010. We serve a diverse customer base from small independent producers to large, blue-chip companies. In fiscal 2010, our top ten customers represented less than 31% of our net sales, and no single customer represented more than 6% of our net sales. We employ a flexible, modular design philosophy which minimizes engineering investment while meeting exacting customer requirements. We outsource most of our machining and fabrication of components and perform assembly and testing either in-house or at the customer’s location. This business model provides a flexible cost structure and limits capital expenditure requirements.
We provide process systems and equipment to four core markets: oilseed processing, animal feed processing, breakfast cereal and snack food processing and biofuels processing. Oilseed processing involves preparation, extraction and refining of vegetable oils and high-protein meals from oil-bearing seeds. Vegetable oils are primarily used in the edible oil and biodiesel end-markets, and high-protein meal is primarily used as an animal feed ingredient. Animal feed processing involves the grinding, mixing, pelleting and cooling of scientifically formulated feed for the production of poultry, pork and other commercial livestock. Breakfast cereal and snack food processing involves the preparation (such as shredding or flaking) and thermal treatment of food materials to achieve specific taste, texture and appearance characteristics. Biofuels processing involves the conversion of biomass into usable energy forms including biodiesel, ethanol and solid biomass fuels, such as wood waste pellets. Our product portfolio includes a broad array of process equipment that performs particle size reduction, cracking, flaking, pelleting, extrusion, screening, aspiration, thermal processing, extraction and refining. In addition to our core oilseed, animal feed, breakfast cereal and snack food and biofuels markets, we serve complementary, consumer-oriented market segments involving thermal processing and extrusion processing. Through our 21 locations in the United States, Europe, Latin America and Asia, we market equipment and related parts and services globally.
With over 125 years of operations, we believe our established brand names and large installed base of equipment contribute significantly to our leadership position in our core markets and geographies. We differentiate ourselves through our process knowledge, application expertise and a global network of sales and after-market support capabilities for our legacy products. Our leadership position is also supported by our advanced design capabilities, strong research and development and outstanding customer service.
Industry Overview
We believe that we are well-positioned to benefit from the favorable growth trends and long-term demand characteristics of our key end-markets. The basic drivers for our markets are the demand for food and energy, which continue to grow, driven by global population growth and energy diversification, as well as rising incomes in developing countries. Rising incomes in developing countries generally result in a shift in dietary preferences to include higher levels of meat, thereby increasing the demand for animal feeds, vegetable oils and high-protein meals. In addition, energy diversification is increasing due to volatile oil and gas prices, the desire to reduce dependence on traditional energy sources, local economic considerations and environmental sustainability considerations. Demand for our products is also driven by the need to service our large and growing installed base of operating equipment with replacement equipment and parts and the continued modernization of oilseed and animal feed processing infrastructure.
We operate our company through three business segments: our Engineered Process Systems segment, our Process Equipment segment, and All Other. Our Engineered Process Systems segment serves customers primarily in the oilseed and biofuels industries described below, while our Process Equipment segment serves customers in all of the industries described below. The remainder of our business is included in our All Other segment and involves the design, manufacturing and selling of extrusion equipment, thermal processing equipment and process scaling and automation systems utilized primarily in the plastics, agricultural and other industries.
Oilseed
Oilseed processing involves the preparation, extraction and downstream processing of vegetable oils and high-protein meal from oilseeds such as soybeans, sunflower seeds, rapeseed, peanuts and cottonseed. Worldwide demand for oilseed processing equipment has increased along with the growing demand for meal and vegetable oils. Meal demand has increased in tandem with the growth in the worldwide production of poultry and pork as a result of meal being the primary protein component of formulated poultry and pork feeds.

The demand for vegetable oils has increased with the demand for edible oils and biofuels. Global income and population increases have led to increased vegetable oils consumption for use as a food ingredient and food preparation medium. In addition, biofuels demand has stimulated the demand for vegetable oils. According to the 2010 U.S. and World Agricultural Outlook by the Food and Agricultural Policy Research Institute, or FAPRI, worldwide vegetable oil processing tonnage is expected to grow at a 2.4% compounded annual growth rate, or CAGR, from 2010 through 2020.
We believe that three major oilseed processing firms—ADM, Cargill and Bunge—represent a majority of the worldwide oilseed processing capacity. These three firms as well as smaller regional processors have been expanding capacity in regions of the world experiencing increases in oilseed production and in regions with increasing consumption of meals and vegetable oils. As a result, we expect there to be continued demand for our products on a global basis with stronger growth in both producing and consuming regions such as Latin America and China. We expect our business to benefit from the increases in global oilseed production and vegetable oil and meal demand. In addition, the demand for oilseed processing equipment is expected to be aided by our customers’ capacity relocations, equipment replacements and upgrades in order to increase production efficiency.
Animal Feed
The animal feed industry produces feed for animals from cereal grain, high-protein meal and other ingredients designed to efficiently produce meat for human consumption. Industry participants process these ingredients into pelleted feed mainly for poultry, pork and other livestock. Pelleted animal feeds are highly digestible and eliminate selective feeding, which improves overall feed intake and weight-gain efficiency. In addition, pelleted feeds have high bulk density, which improves the transportation and handling characteristics of animal feed.
Animal products are a vital and important protein source for the world’s population. Global population growth, rising incomes and a shift to higher-protein diets in developing countries have stimulated the demand for and the production of meat. Demand for pelleted animal feed is driven largely by the worldwide growth in production of poultry and pork, the primary consumers of pelleted feed. According to FAPRI, world feed production was 832 million metric tons in 2009 and is expected to grow at a 1.3% CAGR from 2010 through 2020. As the global population grows and per capita incomes continue to rise, dietary preferences are expected to shift towards increasing consumption of meat and meat products. As the supply of meat increases to meet increased demand, animal feed consumption rises and correspondingly, so does the demand for efficient animal feed processing equipment, including replacements of and upgrades to existing installed capacity.
Breakfast Cereals and Snack Foods
Breakfast cereal and snack food production requires the hygienic preparation and mixing of food materials and additives in exacting proportions as well as thermal treatment and extrusion of those materials into a form that consistently meets specific requirements of taste, texture and appearance. We believe that growth in global demand for breakfast cereals is driven by population and income growth and a shift to consumption of ready-to-eat foods. Also creating demand for our process equipment is the continual introduction of new varieties of cereals and snack foods, each of which requires dedicated process equipment designed to meet exacting new product characteristics.
Biofuels
Biofuels are fuels derived from renewable plant materials. In addition to having the advantage of being produced from renewable sources, biofuels are generally believed to have environmental advantages over coal, petroleum and other fossil fuels, such as reduced sulfur, carbon dioxide, carbon monoxide and hydrocarbon emissions. Currently, the two most widely produced forms of biofuels are biodiesel and ethanol. According to FAPRI, global biodiesel and ethanol demand are each projected to grow at approximately 5-6% CAGRs from 2010 through 2020, driven by both worldwide economic expansion and government policies. Demand for biofuels has been fostered by government mandates and financial incentives as well as by the fundamental demand for sustainable alternative energy sources. Biofuels demand is affected by several factors, including the costs of feedstock input and processing and the price of petroleum-based and other fuels. Worldwide expansion in biofuels demand and the focus among biofuels producers to improve the efficiency of their production facilities will drive demand for processing and production infrastructure worldwide. In addition to biodiesel and ethanol, biomass solids are a growing segment of the biofuels industry. Given its availability and comparatively high energy value, most biomass currently used for biofuels is industrial wood residues such as sawdust and other wood waste from sawmills and pulp and paper mills.

Other Markets
Certain of our equipment, particularly our thermal processors and extruders, are used in the production of a variety of products, such as tobacco, nuts, synthetic rubber and engineered resins, for consumer and industrial markets.
Business Strengths
Leading Market Positions. We are a leading designer, producer and marketer of process systems, equipment and after-market parts and services for the processing of oilseeds, animal feeds, breakfast cereals and snack foods and biofuels. We believe products representing approximately 80% of our fiscal 2010 net sales have the number one or number two global market share, based on sales revenue, in each of their respective core markets and applications. We maintain market leadership by striving to provide our customers with the highest-quality, lowest-operating cost solution. We achieve this through our customer-focused, innovative design of robust, durable and efficient equipment, as well as exceptional customer service and application support. We believe that our process knowledge, application expertise and global support network differentiate us from our competition. We also believe that we are one of only a limited number of single-source equipment solution providers for the oilseed processing industry.
Diversified Revenue Base. Our revenue base is diversified among various end-markets, geographies, customers and applications. We serve numerous small and large customers, including multinational customers active in many different end-markets, with no customer accounting for more than 6% of net sales in fiscal 2010. We sell across all significant geographic regions through our global network of offices and facilities in the United States, Europe, Asia and Latin America, with approximately 75% of our net sales generated servicing facilities outside of the United States. We are diversified across a wide range of end-markets, including oilseed, animal feed, breakfast cereals and snack foods and biofuels. Our revenue stream is supported by recurring after-market support for parts and services, which has historically represented between 20% and 30% of net sales. In addition, a significant portion of our 2010 fiscal year net sales are attributable to replacement equipment for upgrading and retrofitting our installed base.
Attractive Financial Model. We outsource a majority of the manufactured components for our systems and equipment and then assemble in-house or at the customer’s site. The extensive use of outsourced manufacturing limits our capital expenditures as reflected by our total capital expenditure outlay typically being between $2 million and $3 million per year (less than 1% of our net sales). Further, we have a low fixed-cost base, allowing us to benefit from economies of scale in periods of high demand for our products and services and to quickly scale down and manage margins during periods of low demand. Also, because our products are typically made to order, we are able to manage our working capital needs through the timing of process payments from customers and to our suppliers. Additionally, we employ a flexible, modular design philosophy which minimizes engineering investment while meeting exacting customer requirements. Although our equipment is made to order, we stock key parts in this modular framework to serve both after-market demand and to respond rapidly to new equipment demand.
Significant Revenue Visibility. We have benefited from a high degree of revenue visibility, with typically more than half of our net sales in a particular fiscal year booked in backlog at the end of the previous fiscal year. Our revenue visibility is enhanced by relatively long lead times ranging from three to 18 months for most of our projects. We also possess cost visibility because we typically price out our costs and the costs of our subcontractors when bidding for a project. Further, we have historically generated 20% to 30% of our net sales from after-market replacement parts and services. In addition to providing revenue visibility, this recurring replacement parts business provides us with ongoing after-market opportunities and allows us to stay in close contact with our customers.
Favorable Long-Term End-Market Trends. Our core markets have strong growth dynamics driven by the basic underlying demands for food and energy, which are in turn driven by global population growth and increased consumption in developing countries with increasing per capita incomes. Further, we are well positioned to benefit from the increased consumption of meat products in areas such as China and South America. Demand for our products is also driven by the need to serve our large and growing installed base of operating equipment with replacement equipment and parts. Favorable trends also include continued modernization of animal feed and oilseed processing infrastructure and anticipated renewable energy infrastructure demand.
Long-Standing Customer Relationships. We maintain long-standing relationships with leading oilseed, animal feed, breakfast cereal and snack food and biofuels companies. Our diverse customer base operates in a broad cross-section of these markets, from smaller independent processors to some of the world’s largest and most recognized processors. We benefit from an installed base of more than 10,000 proprietary machines, have provided after-market parts and services to over 2,500 customers in fiscal 2010 and are a preferred supplier to many of our customers. Our long-standing customer relationships frequently date back to our customers’ first entry into the end-markets served by our products.

Superior Product Performance. We have achieved our leading market positions by striving to provide the best value package in process equipment and technology. We believe we have established a reputation for providing industry-leading equipment that maximizes efficiency and product quality while minimizing operating costs. Our product performance has enabled us to maintain a high customer retention rate. A majority of our customers are commodity and commodity-like producers that seek to be the low-cost producers in their respective fields, and thus highly value the cost-effective solutions we offer. Key characteristics of our value package include:
•	Comprehensive process knowledge, application expertise and process innovation;

•	Robust and energy-efficient designs to maximize customer uptime and processing efficiency;

•	Low total operating-cost solutions; and

•	Responsive global customer service and replacement parts support.
Experienced and Motivated Management Team. We are led by an experienced and motivated senior management team with an average of over 20 years of industry experience. Our senior management has a proven track record of successfully integrating acquisitions and delivering strong financial performance. Our senior management team is one of the most experienced teams in the industry. We also have an experienced and strong group of general managers and vice presidents who have been crucial in the development and growth of new process and equipment design.
Business Strategy
Focus on Providing Best Value for Customers. We intend to maintain our leading market positions by seeking to provide the best value proposition for our customers. Our customers are seeking more efficient equipment and larger processing capacities. We have a proven record of introducing new machinery and process systems that increase processing capacity and energy efficiency, improve overall reliability and reduce maintenance requirements, all of which contribute to our ability to provide a low-cost, high-value equipment and service package to our customers. We have accumulated substantial engineering, design and product development expertise, which we apply to meet the particular needs of our customers.
Continue to Leverage Our Outsourcing Business Model. We outsource most of our machining and fabrication of components, while assembly and testing are performed in-house or at the customer’s site when required due to equipment size constraints. Our outsourcing model allows us to maintain a limited in-house manufacturing base and provides us with a flexible cost structure. We plan to maintain our outsourced business model, and thereby benefit from limited capital expenditure requirements and low working capital requirements.
Target After-market Parts and Machine Replacement Opportunities. We are making a coordinated effort across our organization to further increase parts sales to our installed base of more than 10,000 machines. Parts, which generate stable and predictable revenue, represent an attractive component of our business model. A key component of our parts initiative is our Customer Relationship Management, or CRM, system. Select divisions currently utilize the CRM system to identify and track our installed base of equipment, sales opportunities and customer communications, and we continue our broad roll-out over the balance of the 2011 calendar year. The CRM system allows us to take a proactive approach towards equipment aging, analyzing the installed base and parts sales in order to develop a comprehensive knowledge database and identifying potential after-market and new equipment sales opportunities.
Pursue Emerging Market Opportunities. We plan to increase our sales and further diversify our revenue by targeting emerging markets that we believe are likely to experience growth in our core markets. We have identified China, Brazil, Argentina, Russia and Ukraine as having attractive market dynamics, particularly in the oilseed and animal feed processing industries. In China, we operate two subsidiaries and a joint venture that generated net sales of over $76 million in fiscal 2010. These companies primarily serve the local plastics compounding, animal feed processing and oilseed processing markets. In Brazil, Argentina, Russia and Ukraine we have established regional offices to assist in sales and support efforts for local and multinational customers. In fiscal 2010, sales to these four countries accounted for 12% of our net sales.

Pursue Strategic Acquisitions. We plan to continue to opportunistically evaluate strategic acquisitions across our business. Our management team has a record of executing and integrating complex multinational acquisitions, including effecting operational improvements, brand management, facility consolidations, workforce rationalizations and other integration activities. In the past five years, we have executed and integrated into our company six strategic acquisitions: Century Extrusion (January 2006), Wolverine Proctor (July 2006 and May 2007), Crown (August 2007), Ruiya Extrusion (October 2007) and Greenbank Technology (August 2008). We believe there may be attractive acquisition opportunities that offer products and services that address our existing and complementary end-markets. We intend to selectively pursue additional strategic acquisitions that we believe will further expand our product lines and service capabilities and increase our multinational sales and service capabilities.
History
Established in 1883 by the founding families Toulouse and Delorieux, our company introduced wine press innovations to the California grape region including presses, crushers and stemmers. In 1931, our company transformed itself by introducing the first commercially successful pellet mill for the feed processing industry. Since then, we believe that we have maintained the number one worldwide market position in animal feed pelleting. Over the last three decades, we have supplemented our organic growth through complementary acquisitions, including Roskamp in 1987 and Champion in 1989, which added particle size reduction, cracking and flaking to our product portfolio. In 2001, we added controls, automation and dosing equipment through our acquisition of Beta Raven. In 2006, we added extrusion parts and technology through Century Extrusion. Also in 2006, we acquired United States-based Wolverine Proctor to enhance our end-market diversification. In 2007, we acquired certain stock and assets of Crown. The Crown acquisition firmly established us as one of the leading equipment and systems providers for oilseed and biofuels processing. Also in 2007, we acquired Wolverine Proctor-UK and Ruiya Extrusion in China as geographic complements to Wolverine Proctor and Century Extrusion, respectively. Finally, in 2008, we acquired Greenbank Technology, as an addition to our Wolverine Proctor and thermal processing lines. Our companies share common values and customer commitment.
Business Segments
We operate our company through three business segments: our Engineered Process Systems segment, our Process Equipment segment, and All Other. Our Engineered Process Systems segment sells engineering, design and layout services along with outsourced process equipment primarily in the oilseed and biofuels industries. Our Process Equipment segment manufactures and sells process machinery and other equipment utilized primarily in the agricultural and food producing/processing industries. The remainder of our business is included in our All Other segment and involves the design, manufacturing and selling of extrusion equipment, thermal processing equipment and process scaling systems utilized primarily in plastics and agricultural industries.
Engineered Process Systems Segment (41% of Fiscal 2010 Net Sales)
Our Engineered Process Systems segment consists of our Crown operations. With approximately 200 employees worldwide, Crown is a leading designer, producer and marketer of oilseed processing, oleochemical processing and specialty extraction equipment and systems. Crown products include process technology and equipment for the oilseed preparation, oilseed extraction, vegetable oil refining, biodiesel, specialty and oleochemical industries. Crown is a market leader and is a favored supplier to various multinational oilseed processors. Crown covers the global oilseed processing market through three primary operating entities: Crown Iron Works, based in Roseville, Minnesota; Europa Crown Ltd., based in the United Kingdom; and Crown’s 60% owned Chinese joint venture, Crown Friendship Edible Oils Engineering Company, based in Wuhan, China. Crown also maintains strategically located sales offices in major oilseed processing market areas.
Process Equipment Segment (48% of Fiscal 2010 Net Sales)
Our Process Equipment segment predominately consists of our California Pellet Mill and Wolverine Proctor operations.
California Pellet Mill
Founded in 1883, California Pellet Mill, together with Roskamp Champion, has approximately 290 employees worldwide and is a worldwide leader in pelleting and size reduction systems for a variety of industries. California Pellet Mill and Roskamp Champion products include flaking mills, hammermills, pellet mills, coolers, crumblers and replacement parts. With its large, worldwide installed base of machines, California Pellet Mill maintains a leadership position in our core markets in North America and internationally. In addition to animal feed production, California Pellet Mill equipment is also used in other industries for pelleting and particle size reduction applications, including biomass fuels, pelleting of single ingredient materials, such as soybean meal and hulls, sugar beet pulp, corn gluten and DDGS (Dried Distillers Grains with Solubles) and other industrial pelleting applications.

Wolverine Proctor
With approximately 140 employees worldwide, Wolverine Proctor is a leader in value-added thermal process machinery for the breakfast cereal, snack food, textiles, tobacco and a broad range of other industries. With operations in the United States and the United Kingdom, we believe Wolverine Proctor’s extensive application expertise enables it to produce highly effective and efficient thermal processing solutions to fit a variety of custom applications. Wolverine Proctor equipment includes ovens, toasters, roasters, dryers and a range of other specialized equipment, including leading flaker and shredder lines for food applications.
All Other (11% of Fiscal 2010 Net Sales)
With approximately 250 employees worldwide, the remainder of our business involves our Century Extrusion, Ruiya Extrusion, Greenbank Technology and Beta Raven operations, which sell process machinery and related equipment in the plastics compounding, two-piece beverage container, animal feed and other industries.
Customers
We believe we have demonstrated continued success as a leading equipment and systems supplier to a diverse base of customers ranging from small independent producers to large, blue-chip customers. Our customers are typically commodity and commodity-like producers in the oilseed processing, animal feed processing, breakfast and cereal processing and biofuels processing industries, and we are a preferred supplier to many of the industry leaders in each of these key end-markets We maintain market leadership positions by striving to provide our customers with the highest quality, lowest-operating cost processing solutions. We achieve this through our innovative and customer-focused design for robust, durable and efficient equipment and systems, as well as by providing exceptional customer service and application support. In fiscal 2010, our top ten customers represented less than 31% of our net sales, and no single customer represented more than 6% of our net sales.
Sales, Marketing and Distribution
We operate a worldwide sales network of agents, representatives and direct employees, many of whom specialize in specific industry segments. Our marketing efforts are augmented by wide industry acceptance and recognition of our quality product offering, application expertise and customer confidence in after-market support. Our direct sales staff and sales representatives are generally highly knowledgeable and “hands-on” and have a high degree of interaction with our customers to understand their specific requirements. We have approximately 170 sales and customer service personnel and over 60 third-party representatives and agents. Through our 21 worldwide locations, our sales strategy is based on a regional sales and services model in order to most effectively serve a variety of local markets and applications needs. In addition, our customer-focused, local approach enables us to develop strong customer relationships in serving our installed based of more than 10,000 proprietary machines, while allowing us to accumulate practical knowledge of local market conditions and processing methods.
Our products are highly engineered to exacting customer requirements. Our equipment and systems sales often involve a cross-functional effort of sales, engineering, purchasing and project management personnel to assure we can meet or exceed customer expectations.
Manufacturing and Operations
We are a global business with a long-standing presence and operations in the United States, European and Asian markets. In order to provide customers with high quality, cost-effective products, we outsource most manufacturing and assemble equipment in-house or at the customer’s site as necessitated by the equipment size. We primarily use sub-contractors for manufactured components to maintain a flexible cost structure and scalable business model. Sub-contractors are generally pre-qualified companies, many with which we have long-standing relationships. These characteristics help ensure high quality components, timely delivery and competitive costs.

Properties
The following table sets forth the significant properties and facilities operated by us as of December 31, 2010:

		Approx.	Owned/	Number of
Location	Business Segment	Sq. Ft.	Leased	Employees
Waterloo, Iowa	Process Equipment	67,000	Owned	66
Crawfordsville, Indiana	Process Equipment	60,000	Owned	39
Merrimack, New Hampshire	Process Equipment	37,000	Leased	20
Amsterdam, Netherlands	Process Equipment	54,000	Owned	73
Singapore	Process Equipment	45,000	Owned (with Land Lease)	41
Wuxi, China	Process Equipment	22,400	Leased	58
Horsham, Pennsylvania	Process Equipment	24,000	Leased	18
Glasgow, United Kingdom	Process Equipment	14,000	Leased	35
Lexington, North Carolina	Process Equipment	54,950	Leased	64
Chester, United Kingdom	Process Equipment	40,000	Leased	26
Roseville, Minnesota	Engineered Process Systems	58,613	Leased	67
Hessle, United Kingdom	Engineered Process Systems	7,500	Leased	38
Wuhan, China	Engineered Process Systems	14,490	Leased	103
Sao Paulo, Brazil	Engineered Process Systems	1,100	Leased	4
Rosario, Argentina	Engineered Process Systems	1,200	Leased	4
Traverse City, Michigan	All Other	45,200	Owned	75
St. Charles, Missouri	All Other	20,000	Leased	18
Nanjing, China	All Other	63,507	Owned (with Land Lease)	136
Blackburn, United Kingdom	All Other	8,218	Leased	15
Competition
We have leading market share positions in our core markets and applications areas. In the oilseed processing market, we compete primarily with Desmet Ballestra, Buhler and Ferrell Ross. In the animal feed processing market, we compete primarily with Buhler, Andritz and Kahl. In the breakfast cereal and snack food market, we compete primarily with Buhler and Baker Perkins. In the biofuels market, we compete primarily with Desmet Ballestra, Lurgi, Buhler and Andritz.
Combined, our business units often have complementary product offerings in the markets we serve. Crown, Roskamp, California Pellet Mill and Beta Raven participate in the animal feed and oilseed markets. Wolverine Proctor, Century Extrusion and Beta Raven participate in the breakfast cereal and snack foods market. Crown, Roskamp, California Pellet Mill, Century Extrusion and Beta Raven participate in the biofuels market. Our business units can often offer a packaged, integrated solution for the customer.
We attempt to compete on value rather than price. While our equipment and systems offerings will seldom be lower in price as compared to our competitors, we strive to deliver highly engineered solutions that offer the lowest total operating cost over the life of the system. Backed by extensive application knowledge and after-market support, we feel customers perceive higher value in our product offerings due to our highly efficient, productive and reliable equipment and systems solutions.
Suppliers and Raw Materials
We have long-standing relationships with a diversified base of suppliers in all regions in which we operate. We have average relationships of more than ten years with our top ten suppliers. Approximately 50 procurement professionals strive to cost effectively source quality materials and components on a timely basis. Our purchased materials and components include finished castings, sheet metal products, machined parts, motors, bearings and, in certain cases, complete equipment assemblies. We strive to identify multiple suppliers for similar components and systems to reduce supply chain risk. We continuously strive to reduce our direct material costs through cost avoidance, low-cost country sourcing and coordinated planning opportunities. We also frequently dispatch in-house quality teams to monitor our supply chain. In procuring complete systems and large equipment, we have developed strategic sourcing relationships in each significant market region. This enables us to lower logistics and transportation costs, while managing major procurement activities closer to the customer. In addition, with multiple strategic sourcing options, we have the ability to manage costs based on market conditions for material, labor and capacity constraints against logistics and transportation costs. We believe that our sources for materials and components are adequate for our needs for the foreseeable future. Dependence on individual suppliers is minimal as our largest supplier accounts for approximately 10% of our total cost of goods sold.
Intellectual Property
The majority of our intellectual property is comprised of our application knowledge and experience base, or proprietary know-how. This know-how is a combination of sales, engineering, application and field experience that cannot easily be replicated in any other organization. We seek to protect our know-how through the trade secret laws of the United States and other jurisdictions and through the use of confidentiality agreements.
To a lesser extent, we rely on a combination of patents, trademarks and copyright in the United States and other jurisdictions, as well as license arrangements and domain name registrations to protect our intellectual property. We sell our products under a number of registered and unregistered trademarks, which we believe are widely recognized in our industry. We do not believe any single patent, trademark or trade name is material to our business as a whole. Any issued patents that cover our proprietary technology and any of our other intellectual property rights may not provide us with adequate protection or be commercially beneficial to us and, if applied for, may not be issued. The issuance of a patent is not conclusive as to its validity or its enforceability. Competitors may also be able to design around our patents. If we are unable to protect our patented technologies, our competitors could commercialize technologies or products which are substantially similar to ours.
Monitoring the unauthorized use of our intellectual property is difficult and the steps we have taken may not prevent unauthorized use of our technology. The disclosure or misappropriation of our know-how could harm our ability to protect our rights and our competitive position.
Research and Development and Product Engineering
We closely integrate new product development with sales, marketing, engineering and after-market support in meeting the needs of our customers. With customer input, our product engineering teams work to enhance our existing products to continuously improve such aspects as energy efficiency, equipment control, productivity, noise suppression, safety, hygienics and serviceability. For new product development, we often partner directly with customers to develop new product applications which often results in new product additions. We believe these capabilities provide a significant competitive advantage in the development of high quality process equipment and systems.
We use worldwide networks of research and development laboratories. The Crown Iron Works Research and Development Lab, which is located at Crown’s corporate office in Roseville, Minnesota, is a state-of-the-art facility that merges preparation and extraction pilot scale capabilities. We believe that this lab is the only one of its kind in the world. Likewise, we believe that our Wolverine Proctor Research and Development Lab, located at Wolverine Proctor’s United States headquarters in Horsham, Pennsylvania, is one of the most capable food and industrial thermal processing applications labs in the country. We also maintain research and development labs in Waterloo, Iowa, Traverse City, Michigan and Amsterdam, The Netherlands. In addition, we also participate in research and development activities at several of our customer locations worldwide.
Based on our long-standing relationships with many of our customers, we permit certain of our clients to utilize our research and development facilities in the strictest of confidentiality and perform their research. We then apply our intellectual property and proprietary know-how to translate research results into viable commercial and industrial systems.
Backlog
As of December 31, 2010, we had a consolidated backlog of $206.5 million. An order normally becomes part of our backlog after we receive a customer down payment or a letter of credit against the order. Our backlog is a measure of unrecognized revenues on booked orders. Our backlog provides revenue visibility into the subsequent three to 18 months, depending on project lead-times and delivery requirements. Historically, once placed in backlog, our customers have rarely canceled orders.
Employees
As of December 31, 2010, we employed approximately 890 individuals. Approximately 370 were employed in the United States and approximately 520 were employed abroad. Approximately 15 employees at our Crawfordsville facility are subject to a collective bargaining agreement with the United Steelworkers union. Our employees in Europe have protections afforded to them by local laws and regulations through either a labor union or a statutory work council arrangement. In countries with labor unions or work councils, our ability to reduce our workforce or wage rates is subject to agreement or consultation with the appropriate labor union or work council.
We strive to provide market compensation packages including certain health and other benefits, including paid time off and participation in company sponsored retirement plans. We believe our relationship with our employees is good. We estimate that our historical level of voluntary employee turnover is less than 5% annually.
Environmental and Health and Safety Matters
We are subject to a variety of environmental standards imposed by federal, state, local and foreign environmental laws and regulations, including those governing the discharge of pollutants into the air, water and land, the management and disposal of hazardous substances and wastes and the responsibility to investigate and cleanup contaminated sites that are or were owned, leased, operated or used by us or our predecessors. Many of our operations require environmental permits and the installation and operation of controls to prevent and limit air, water and soil pollution. These permits contain terms and conditions that impose limitations on our manufacturing activities, production levels and associated activities and periodically may be subject to modification, renewal and revocation by issuing authorities. Fines and penalties may be imposed for non-compliance with applicable environmental laws and regulations and the failure to have or to comply with the terms and conditions of required permits. From time to time, our operations may not be in compliance with the terms and conditions of our permits. We are also subject to the federal Occupational Safety and Health Act and similar foreign, state and local laws which impose requirements and standards of conduct on our operations for the health and safety of our workers. We believe that we are in substantial compliance with environmental and health and safety laws and regulations applicable to our operations, or that any non-compliances will not result in a material liability or cost to achieve compliance. Historically, the costs of achieving and maintaining compliance with environmental and health and safety requirements have not been material to our financial condition, results of operations and cash flows.
Certain environmental laws in the United States, such as the federal Superfund law and similar state laws, impose liability for the entire cost of investigation or remediation of contaminated sites upon the current site owners, the site owners and operators at the time the contamination occurred, and upon parties who generated wastes or transported or arranged for those wastes to be sent to an off-site facility for treatment or disposal, regardless of the lawfulness of the original waste disposal activity. As a practical matter, however, the costs of the investigation and remediation can often be allocated among the viable responsible parties on some legally acceptable basis.
In addition, under certain environmental laws and regulations, we may be responsible for the investigation and remediation of environmental conditions at sites that are or were owned, leased, operated or used by us or our predecessors. There is or could be contamination at some of our current or formerly owned, leased or operated facilities for which we are or could be liable under the applicable environmental laws and regulations. To the extent we believe there may be a material environmental condition or a risk to human health, safety or the environment, we are investigating or addressing, or have plans to investigate or address, environmental conditions at certain of those facilities in accordance with applicable environmental requirements. However, we believe that our liability in connection with such contamination will not be material, either individually or in the aggregate. We also may be subject to associated liabilities, including liabilities for natural resource damages and those resulting from claims for property damage or personal injury. While we believe that we do not have any outstanding environmental matters that would have a material adverse impact on our financial position, results of operations or cash flow, current environmental requirements may change or become more stringent, unforeseen environmental incidents may occur, or environmental conditions may be discovered in connection with some of our current or formerly owned, leased or operated facilities or in connection with our operations, any of which could be material.
The environmental condition of our facilities has been evaluated as part of prior transactions and was determined not to present a significant concern with respect to ongoing operations or liability. Environmental assessments were conducted at all of our locations at the time of our acquisition by Gilbert Global. In conjunction with the acquisition, Phase I environmental assessments, involving an assessment of potential or existing environmental contamination liabilities, were conducted at all of our facilities. Phase II environmental assessments, involving the collection and analysis of samples of soil, ground water or building materials to analyze for quantitative values of various contaminants, were conducted at a few of our facilities. Most of the environmental issues that have arisen at our facilities are typical of manufacturing sites. Isolated areas of soil and groundwater contamination were identified at the Crawfordsville site. There is an ongoing clean-up at this site under the oversight of the Indiana Department of Environmental Management under its Voluntary Remediation Program. Anticipated remediation costs are expected to be less than $1 million and are reserved for on our balance sheet.
Our Amsterdam facility and surrounding industrial area are located in the Noord District, which was substantially built on fill material dredged from the adjacent harbor. A portion of the Noord District is known by the local environmental agency to contain contamination consisting of metals, polyaromatic hydrocarbons, mineral oils and volatile organic compounds. Because of the numerous industrial facilities located in the subject portion of the Noord District and the wide use of the fill material, the source of the subsurface contamination cannot be determined. The subsurface contamination identified at our facility may be the result of such fill material common to the area but may also be attributed to the industrial nature of the site. During a prior environmental assessment, the local environmental agency advised that the majority of the contamination in the area does not present an immediate threat or concern and will be addressed over a 25-year period, or reassessed.

Legal Proceedings
We are involved in various claims and legal actions that arise in the ordinary course of business, including, without limitation, workers’ compensation appeals, equal employment opportunity claims, Civil Rights Act claims and violations of specific safety requirement claims. We do not believe that the ultimate resolution of any of these actions will have a material adverse effect on our financial position, results of operations, liquidity or capital resources.
Off Balance Sheet, Pension and Other Post-Employment Benefit Liabilities
We do not have any off balance sheet liabilities or any pension or other post-employment benefit liabilities.

MANAGEMENT
The following table sets forth certain information regarding our key personnel who are responsible for overseeing the management of our business and our current board of directors as of the date of this prospectus:

Name	Age	Position
Ted Waitman	61	President, Chief Executive Officer and Director
Douglas Ostrich	42	Chief Financial Officer, Treasurer and Secretary
James Hughes	48	General Manager, Roskamp Champion
Allen Willoughby	65	General Manager, CPM Europe
Alan Tan	64	General Manager, CPM Asia
Robert Urtel	59	General Manager, CPM Century
George Anderson	65	Vice President of Engineering, Crown
Jeff Scott	61	Vice President of Sales, Crown
Gary Koerbitz	46	Vice President of Operations, Crown
Phil Blenkiron	61	Managing Director, Europa Crown
Steven Gilbert	64	Director
Steven Kotler	64	Director
Richard Gaenzle, Jr.	46	Director
Jeffrey Johnson	42	Director
Larry Pitsch	70	Director
Ted Waitman is presently our President and Chief Executive Officer. Mr. Waitman became a member of our board of directors in December 2003. Mr. Waitman has served in a variety of roles since joining CPM in 1978, including Manufacturing Manager of worldwide operations, Plant Manager of the Crawfordsville facility and General Manager for the Roskamp Champion division. Immediately prior to his current position, Mr. Waitman served as CPM’s Vice President and General Manager.
Mr. Waitman’s qualifications to serve on our board of directors include his extensive management and operating experience, a deep understanding of CPM’s business and industry and his various leadership positions, including President and Chief Executive Officer, at CPM over the past three decades.
Douglas Ostrich is presently our Chief Financial Officer, Treasurer and Secretary. Mr. Ostrich joined us in 2003. Mr. Ostrich is a CPA and has over 19 years of experience in finance and accounting, including five years as an auditor and consultant with Ernst & Young. Prior to joining us, Mr. Ostrich spent over six years leading the finance and accounting departments of two private equity-owned companies in Minneapolis.
James Hughes is presently General Manager of the Roskamp Champion division. Mr. Hughes initially joined us in 1986. After three years as an auditor, he became the Controller of the Roskamp Champion division. In 1995, Mr. Hughes became the General Manager of Roskamp Champion division.
Allen Willoughby is presently General Manager of CPM Europe. Mr. Willoughby began his career with us in 1985 as a Regional Sales Representative for CPM Europe. He was later promoted to Division Sales Manager for CPM Europe before being appointed General Manager in 1996.
Alan Tan is presently General Manager of CPM Asia. Mr. Tan has been employed by us for over 36 years, having joined CPM Asia as Controller in 1974. He has served as General Manager of CPM Asia since 1999.
Robert Urtel is presently General Manager of CPM Century. Mr. Urtel joined us in 2006 when we purchased the extruder assets of Century Incorporated. During his 13 year tenure at Century Incorporated, Mr. Urtel served in a variety of roles including President and Chief Operating Officer, Vice President of Operations and Sales Manager, Plant Manager and Materials Manager for the Century Specialties division of Century Incorporated.
George Anderson is presently Vice President of Engineering at Crown, a position he has held since 1984. Mr. Anderson began his career at Crown in 1969 and has held various officer positions there during his term of over 40 years.
Jeff Scott is presently Vice President of Sales at Crown. Mr. Scott is one of the longest serving employees of Crown having joined in 1977 as Area Sales Manager.
Gary Koerbitz is presently Vice President of Operations at Crown. Mr. Koerbitz joined Crown in 2000 as Vice President of Operations. Having started his career at ADM as a Production Assistant, he spent 11 years with Harvest States Corp. beginning as a Process Engineer.

Phil Blenkiron is presently Managing Director of Europa Crown. Mr. Blenkiron has been employed by Europa Crown since 1997, initially as Company Secretary. He became Managing Director in 2002.
Steven Gilbert became a member of our board of directors in December 2003. He is a founder and has served as Chairman of the Board of Gilbert Global Equity Partners, L.P. since 1997. From 1992 to 1997, he was the founder and Managing General Partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of Quantum Group of Funds, and a principal Advisor to Quantum Industrial Holdings Ltd. From 1988 through 1992, he was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. From 1984 to 1988, Mr. Gilbert was the Managing General Partner of Chemical Venture Partners (now J.P. Morgan Partners), which he founded. Mr. Gilbert is a member of the board of directors of MBIA Inc. Previously, Mr. Gilbert has been a director of numerous public and private companies. Mr Gilbert received a B.S. from the Wharton School at the University of Pennsylvania, an M.B.A. from the Harvard Graduate School of Business Administration, and a J.D. from Harvard Law School. Mr. Gilbert’s qualifications to serve on our board of directors include his financial and business expertise across a broad set of industries, his prior experience as a director of numerous public and private companies, as well as his knowledge and experience in a variety of areas including economics, corporate finance, acquisitions and divestitures and corporate governance, that he has acquired at Gilbert Global Equity Partners and other leading private equity investment firms.
Steven Kotler became a member of our board of directors in December 2003. He has served as Vice Chairman of Gilbert Global Equity Partners, L.P. since 2000. Prior to joining Gilbert Global in 2000, Mr. Kotler, for 27 years, was with Schroder & Co. and its predecessor firm, Wertheim & Co., where he served as its Chief Executive Officer and President. Mr. Kotler is a member of the board of directors of Cowen Group, Inc. and a capital partner of The Archstone Partnerships. Previously, Mr. Kotler has served as a Governor of the American Stock Exchange and a director of numerous public and private companies. Mr. Kotler is a graduate of City College of New York. Mr. Kotler’s qualifications to serve on our board of directors include his financial and business expertise across a broad set of industries, his prior experience as a director of numerous public and private companies, as well as his knowledge and experience in a variety of areas including economics, corporate finance, acquisitions and divestitures and corporate governance, that he has acquired at Gilbert Global Equity Partners and other leading private equity investment firms.
Richard Gaenzle, Jr. became a member of our board of directors in December 2003. He is a founder and has served as Managing Director of Gilbert Global Equity Partners, L.P. since 1997. From 1992 to 1997, he was a principal of Soros Capital L.P., the principal venture capital and leveraged transaction entity of Quantum Group of Funds, and a principal Advisor to Quantum Industrial Holdings Ltd. Prior to joining Soros Capital, Mr. Gaenzle held various positions in the investment banking industry. Mr. Gaenzle received a B.A. from Hartwick College and an M.B.A. from Fordham University. Mr. Gaenzle’s qualifications to serve on our board of directors include his financial and business expertise across a broad set of industries, his prior experience as a director of public and private companies, as well as his knowledge and experience in a variety of areas including economics, corporate finance, acquisitions and divestitures and corporate governance, that he has acquired at Gilbert Global Equity Partners and Soros Capital and during his prior experiences in the investment banking industry.
Jeffrey Johnson became a member of our board of directors in December 2003. He is a founder and has served as Managing Director of Gilbert Global Equity Partners, L.P. since 1997. Mr. Johnson was previously with Goldman, Sachs & Co. in its mergers and acquisitions department, Hallmark Cards, Inc. and Russell Investment Group. Mr. Johnson received a B.A. from Claremont McKenna College and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Johnson’s qualifications to serve on our board of directors include his financial and business expertise across a broad set of industries, his prior experience as a director of public and private companies, as well as his knowledge and experience in a variety of areas including economics, corporate finance, acquisitions and divestitures and corporate governance, that he has acquired at Gilbert Global Equity Partners and during his prior experiences in the investment banking industry.
Larry Pitsch became a member of our board of directors in March 2004. Mr. Pitsch is currently an investor in private industrial machinery companies. Prior to his retirement, Mr. Pitsch was President of Ingersoll Rand’s Process Systems Group, which included CPM Holdings. Mr. Pitsch’s qualifications to serve on our board of directors include his extensive management, operating and investment experience in the private industrial machinery industry, including his prior leadership positions at CPM’s predecessor company.
Audit Committee
We do not have a separately-designated standing audit committee. The entire board of directors performs the functions of an audit committee, but no written charter governs the actions of the board of directors when performing the functions of that would generally be performed by an audit committee. The board of directors approves the selection of our independent registered public accounting firm and meets and interacts with the independent registered public accounting firm to discuss issues related to financial reporting. In addition, the board of directors reviews the scope and results of the audit with the independent registered public accounting firm, reviews with management and the independent registered public accounting firm our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent registered public accounting firm and the performance of the independent registered public accounting firm.
We do not have an audit committee financial expert because of the size of our company and our board of directors at this time. We believe that we do not require an audit committee financial expert at this time because we retain outside consultants who possess these attributes.
Code of Ethics
We have not adopted a Code of Ethics for Financial Executives, which would include our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, because of the small number of persons involved in our management.
Board Compensation
The members of our board of directors do not receive compensation in their capacity as directors.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This compensation discussion and analysis describes the material elements of the compensation awarded to, earned by, or paid to our executive officers who are considered to be “named executive officers” during our last fiscal year. Our named executive officers include our chief executive officer, chief financial officer, and our remaining three executive officers, other than the chief executive officer and chief financial officer, who were serving as executive officers at the end of fiscal 2010, whose names are set forth below in the table under “Executive Compensation — Summary Compensation Table.”
Compensation Objectives
Our compensation program is designed to attract and retain talented and dedicated executive officers, ensure executive compensation is aligned with our corporate strategies and business objectives, promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals, and align executives’ incentives with the creation of equity-holder value.
To achieve these objectives, we have designed and implemented incentive compensation to primarily reward our executives for positive financial performance.
Overall, our aim is to offer our executives total compensation opportunities that represent compensatory levels which, in our view, are appropriate given general market practices.
Compensation Determination Process
Our compensation programs have been designed and are administered by our Board of Directors, or a subcommittee thereof. Our compensation programs for our named executive officers are designed to reflect our view that all components of executive compensation should be set at levels that are necessary, within reasonable parameters, to successfully attract, retain and motivate optimally talented and experienced executives and that are fair and equitable in light of market practices. We believe that the ownership by management of equity interests in our business is an effective mechanism for providing incentives to maximize gains for equityholders and that annual cash incentive compensation should be linked to metrics that create value for our equityholders. In setting an individual executive officer’s initial compensation package and the relative allocation among different types of compensation, we consider the nature of the position being filled, the scope of associated responsibilities, the individual’s prior experience and skills and the individual’s compensation expectations, as well as the compensation of existing executive officers at our company and our general impressions of prevailing conditions in the market for executive talent. In setting the allocation between an individual executive officer’s long-term and currently paid out compensation, we (i) strive to discourage excessive risk taking and align the executive officer’s incentives with the creation of equity-holder value and (ii) consider the nature of the position being filled, the authority accorded to the position being filled and the ability of the individual executive officer to cause our company to take excessive risks.

The compensation levels for our named executive officers were established by our Board of Directors concurrent with our acquisition by Gilbert Global in 2003 and are subject to adjustment by our Board of Directors, or a subcommittee thereof, based upon the recommendation of our Chief Executive Officer. Our company has no compensation committee. Our Board of Directors, or a subcommittee thereof, sets the compensation package of our Chief Executive Officer. Our Chief Executive Officer does not participate in any meetings or deliberations of our Board of Directors, or a subcommittee thereof, that involve his own compensation.
Compensation Components
We compensate our executives through a mix of base salary, cash bonus awards, and equity-based compensation rewards under the 2004 Equity Incentive Plan.
     Base Salaries
Our Board of Directors, or a subcommittee thereof, evaluates executive performance and reaches base salary compensation decisions based upon a subjective and careful analysis of each executive’s specific contributions. Our Board of Directors, or a subcommittee thereof, takes into consideration the level of responsibility and experience of each named executive officer and the knowledge and skill required to perform such executive’s job requirements.
In the case of certain named executive officers, base salaries were initially set in employment agreements. See “Executive Compensation — Employment Agreements.” Each year, based on each individual’s performance and contribution and other factors described above, our Board of Directors, or a subcommittee thereof, in consultation with our Chief Executive Officer, reviews and, if appropriate, adjusts salary levels for each of our other named executive officers within the parameters of such officer’s employment agreement.
     Cash Bonuses
Our named executive officers can earn additional cash incentive compensation each year to provide annual incentive for excellence in business and individual performance. Our cash bonuses, as opposed to our equity grants, are designed to more immediately reward our executive officers for their performance during the most recent year and are intended to reward the achievement of annual corporate financial and individual performance goals. We believe the immediacy of these cash bonuses, in contrast to our equity grants which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives. We believe our cash bonuses are an important motivating factor to our executive officers, in addition to being a significant factor in attracting and retaining certain of our executive officers. The annual cash bonus for our named executives is discretionary, but factors considered in making determinations with respect to cash bonuses generally include our achievement of pre-established annual EBITDA targets set by our Board of Directors, or a subcommittee thereof, and in part are based on discretionary factors as determined by our Chief Executive Officer. For the purposes of such annual performance targets, we calculate EBITDA in a manner generally consistent with the calculation of “EBITDA” under our senior secured revolving credit facility. Our cash bonus plan is intended to focus the entire organization on meeting or exceeding an EBITDA performance target that is set during the early part of each year and approved by our Board of Directors, while also providing significant opportunity to reward individual contributions. Our Board of Directors uses EBITDA as the performance goal because it is a critical metric used by management to direct and measure our business performance. We believe that EBITDA measures are clearly understood by both our employees and stockholders, and that achievement of the stated goals is a key component in the creation of long-term value for our stockholders. For fiscal 2010, our Board of Directors established an EBITDA performance goal of $60.0 million. Our Board of Directors determined that our actual EBITDA for fiscal 2010, as determined for the purposes of our cash bonus plan targets, was $43.5 million. For fiscal 2011, our Board of Directors established an EBITDA performance goal of $52.0 million. After reviewing individual annual performances, our Chief Executive Officer recommends the discretionary component to our Board of Directors, or a subcommittee thereof.

     Equity-Based Compensation
We believe that one manner in which our company’s positive long-term performance may be promoted is through an ownership culture that provides incentive to our executive officers through the use of equity compensation. We adopted our 2004 Equity Incentive Plan to provide for the grant of stock options and restricted stock awards to certain employees, including our named executive officers. The 2004 Equity Incentive Plan was adopted to, among other things: (i) align compensation rewards with operating results and equity-holder value; (ii) attract and retain certain personnel; (iii) motivate participants to achieve long-range company goals; and (iv) provide competitive incentive compensation opportunities. We believe that this strategy is consistent with our business goals, including equity-holder return, employee retention, and revenue and earnings growth.
Our Board of Directors, or a subcommittee thereof, selects the recipients and sets the terms of stock option and restricted stock grants granted under the 2004 Equity Incentive Plan. Generally, awards granted under the 2004 Equity Incentive Plan will be subject to terms and conditions customary for such plans, which may include vesting requirements, transfer restrictions and similar conditions and qualifications, in each case, as approved by our Board of Directors, or a subcommittee thereof. The maximum number of shares of common stock with respect to which awards may be granted under the 2004 Equity Incentive Plan is 153,750.
In determining the size of stock option or restricted stock grants to our executive officers, our Board of Directors, or a subcommittee thereof, considers our company-level performance, the applicable executive officer’s performance, comparative equity ownership of our competitors, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards and the recommendations of management and any other advisors that our Board of Directors, or such subcommittee, may choose to consult. We currently do not have any formal plan requiring us to grant, or not to grant, equity compensation on specified dates. We do not have any equity ownership guidelines for our executive officers.
Although each of our named executive officers has been awarded stock options and restricted stock grants under our 2004 Equity Incentive Plan, we have not made any additional awards or grants under our 2004 Equity Incentive Plan since 2007 and do not anticipate making any additional such awards or grants in the near future.
     Benefits and other Compensation
We maintain broad-based benefits that are provided to all U.S. employees, including health and dental insurance, life and disability insurance, and a 401(k) plan. These benefits are designed to be competitive to attract and retain qualified employees. Certain of these benefits require the employee to pay a premium, with us paying the remainder of the premiums. These benefits are offered on the same basis to all U.S. employees. We offer similar types of benefits to our foreign employees as determined by local statutory regulations as well the competitive landscape.
Our 401(k) retirement plan is available to all eligible employees. Company matching contributions to the 401(k) plan are made at the discretion of the Board of Directors. In 2010, 2009 and 2008, we matched elective employee-participant contributions of our participating employees, including our named executive officers, on a basis of 50% of the employee’s contribution up to 8% of their compensation, subject to federal limits.

Summary Compensation Table
The following table summarizes the compensation of the named executive officers for the fiscal year ended September 30, 2010. The “named executive officers” are our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executives.

				All Other
		Salary	Bonus	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (A)	($)
Ted Waitman	2010	444,600	619,707	21,542	1,085,849
Chief Executive Officer, President and Director
Douglas Ostrich	2010	189,280	818,956	19,883	1,028,119
Chief Financial Officer, Treasurer and Secretary
James Hughes	2010	203,320	332,532	21,216	557,068
Vice President, General Manager, Roskamp Champion
Allen Willoughby	2010	277,397	416,661	14,263	708,321
General Manager, CPM Europe
Alan Tan	2010	179,651	164,302	34,440	378,393
General Manager, CPM Asia

(A)	All Other Compensation for the fiscal year ended September 30, 2010 consisted of the following:

					401(k)
			Health and	Statutory	Plan
	Car	Meal	Dental	Pension	Matching	Life
	Allowance	Allowance	Insurance(1)	Contributions(2)	Contributions	Insurance(3)	Total
Name	($)	($)	($)	($)	($)	($)	($)
Ted Waitman	—	—	11,310	—	9,800	432	21,542
Douglas Ostrich	—	—	11,201	—	8,250	432	19,883
James Hughes	—	—	10,373	—	10,411	432	21,216
Allen Willoughby	—	—	—	14,263	—	—	14,263
Alan Tan	15,714	433	8,115	10,178	—	—	34,440

(1)	The amounts indicated represent the allocable portion of health and dental insurance premiums and expenses paid by us in respect of the referenced named executive officers.

(2)	Under the applicable laws of the jurisdictions in which the referenced named executive officers are employed, we are required to make contributions to certain government operated statutory pension plans on behalf of such named executive officers. The amounts indicated reflect the actual amount of contributions made by us to such statutory pension plans on behalf of such named executive officers.

(3)	The amounts indicated represent actual premiums paid by us in respect of life insurance provided on behalf of the referenced named executive officers.
Options Granted, Exercised and Stock Vested in 2010
There were no grants of stock awards or stock options to or exercises of stock options by any of the named executive officers during the fiscal year ended September 30, 2010. No stock awards vested for any of the named executive officers during the fiscal year ended September 30, 2010.

Outstanding Equity Awards at Fiscal Year End Table
The following table includes certain information with respect to the stock options and restricted stock awards held by each of the named executive officers as of September 30, 2010.

	Option Awards
	Number of	Number of			Stock Awards
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or	Shares or
	Unexercised	Unexercised	Option		Units of Stock	Units of Stock
	Options	Options	Exercise	Option	That Have Not	That Have Not
	(#)	(#)	Price	Expiration	Vested (2)	Vested
Name	Exercisable	Unexercisable (1)	($)	Date	(#)	($)
Ted Waitman	15,120	1,680	80	12/31/13	18,000	4,806,000
Douglas Ostrich	6,120	680	80	12/31/13	7,500	2,002,500
James Hughes	7,560	840	80	12/31/13	9,000	2,403,000
Allen Willoughby	4,320	480	80	12/31/13	5,250	1,401,750
Alan Tan	4,320	480	80	12/31/13	5,250	1,401,750

(1)	The option awards indicated shall vest as follows: (a) upon the termination of the named executive officer without cause or termination by the named executive officer of his employment for good reason, the options shall become vested and exercisable with respect to the number of our common shares with respect to which the options would have become vested and exercisable had the named executive officer remained continuously employed by us through the first anniversary of the date of termination; (b) upon a change of control during the term of employment of the named executive officer, the options shall become vested and exercisable with respect to all common shares covered thereby; and (c) in the event that a change of control occurs on or prior to the 90th day following termination of the named executive officer’s employment without cause, for good reason, upon death or upon disability, the options shall become vested and exercisable with respect to all common shares covered thereby.

(2)	The stock awards indicated shall vest as of the date of the first “Stockholder Equity Return Event” (as defined below), with respect to the following percentage of the named executive officer’s common shares determined by the multiple that the amount realized per share in such Stockholder Equity Return Event represents of $80.00 (the “Initial Value Per Share”) (with linear interpolation for values between 1.75 times Initial Value Per Share and 3.0 times Initial Value Per Share):

Stockholder Equity Return
Event Value Per Share	Percentage Vested
At least 1.75 times the Initial Value Per Share	50%
At least 3.00 times the Initial Value Per Share	100%
“Stockholder Equity Return Event” means any transaction or series of transactions which result in our stockholders selling at least 50% of our common stock held by our stockholders at a price per share equal to not less than $80.00. The determination of whether a particular transaction or transactions constitutes a Stockholder Equity Return Event shall be made in good faith by our Board of Directors.
Employment Agreements
Employment Agreement with Ted Waitman. In 2011, our subsidiary, CPM Acquisition Corp., entered into an amended and restated employment agreement with Ted Waitman, whereby he agreed to continue to serve as the Chief Executive Officer of CPM Acquisition Corp. The agreement provides for an initial term ending January 1, 2014 and automatically renewing successive one-year terms thereafter, subject to at least 30 days’ advance notice by either party of a decision not to renew the employment agreement. Under the employment agreement, Mr. Waitman is entitled to receive an annual base salary of $489,000 or a higher amount that CPM Acquisition Corp. shall from time to time determine. Mr. Waitman is also entitled to an annual bonus award which shall be comprised of elements determined by our Board of Directors, or a subcommittee thereof. Mr. Waitman is also entitled to certain perquisites, including medical, dental and life insurance, participation in our 401(k) plan and paid vacations. In the event that Mr. Waitman’s employment is terminated by reason of death, Mr. Waitman’s estate will be entitled to receive a severance payment equal to 300% of Mr. Waitman’s annual base salary within 30 days after the date of such termination. In the event that Mr. Waitman’s employment is terminated by reason of disability, Mr. Waitman will be entitled to receive severance in the form of continued payments of his annual base salary for a period of three years and will be entitled to other benefits to the extent provided under our insurance and other benefits programs from time to time. In the event that Mr. Waitman’s employment is terminated by us without cause (as defined by the employment agreement) or is terminated by Mr. Waitman for good reason (as defined by the employment agreement), Mr Waitman will be entitled to receive severance in the form of continued payments of his annual base salary for a period of two years following such termination together with the right to continue to receive medical coverage at our expense for a period of two years. If Mr. Waitman is a “specified employee” (as defined in applicable Treasury regulations) at the time of the termination of his employment, any payments of severance or other benefits described above that constitute deferred compensation will not be paid before the date that is six months after such date of termination to the extent so required under applicable Treasury regulations or, if earlier, the date of death. At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of such limitation will be paid on the first day of the seventh month following the date of termination. Unless Mr. Waitman’s employment is terminated by us without cause or by Mr. Waitman with good reason, Mr. Waitman will be restricted from competing with us for a period of two years following such termination. Mr. Waitman is also prohibited from disclosing any of our confidential information.
Employment Agreement with Douglas Ostrich. In 2011, our subsidiary, CPM Acquisition Corp., entered into an amended and restated employment agreement with Douglas Ostrich, whereby he agreed to continue to serve as the Chief Financial Officer of CPM Acquisition Corp. The agreement provides for an initial term ending January 1, 2014 and automatically renewing successive one-year terms thereafter, subject to at least 30 days’ advance notice by either party of a decision not to renew the employment agreement. Under the employment agreement, Mr. Ostrich is entitled to receive an annual base salary of $198,640 or a higher amount that CPM Acquisition Corp. shall from time to time determine. Mr. Ostrich is also entitled to an annual bonus award which shall be comprised of elements determined by our Board of Directors, or a subcommittee thereof. Mr. Ostrich is also entitled to certain perquisites, including medical, dental and life insurance, participation in our 401(k) plan and paid vacations. In the event that Mr. Ostrich’s employment is terminated by reason of death, Mr. Ostrich’s estate will be entitled to receive a severance payment equal to 300% of Mr. Ostrich’s annual base salary within 30 days after the date of such termination. In the event that Mr. Ostrich’s employment is terminated by reason of disability, Mr. Ostrich will be entitled to receive severance in the form of continued payments of his annual base salary for a period of three years and will be entitled to other benefits to the extent provided under our insurance and other benefits programs from time to time. In the event that Mr. Ostrich’s employment is terminated by us without cause (as defined by the employment agreement) or is terminated by Mr. Ostrich for good reason (as defined by the employment agreement), Mr Ostrich will be entitled to receive severance in the form of continued payments of his annual base salary for a period of two years following such termination together with the right to continue to receive medical coverage at our expense for a period of two years. If Mr. Ostrich is a “specified employee” (as defined in applicable Treasury regulations) at the time of the termination of his employment, any payments of severance or other benefits described above that constitute deferred compensation will not be paid before the date that is six months after such date of termination to the extent so required under applicable Treasury regulations or, if earlier, the date of death. At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of such limitation will be paid on the first day of the seventh month following the date of termination. Unless Mr. Ostrich’s employment is terminated by us without cause or by Mr. Ostrich with good reason, Mr. Ostrich will be restricted from competing with us for a period of two years following such termination. Mr. Ostrich is also prohibited from disclosing any of our confidential information.
Employment Agreement with James Hughes. In 2003, our subsidiary, CPM Acquisition Corp., entered into an employment agreement with James Hughes, whereby he agreed to serve as the General Manager of CPM Acquisition Corp.’s Roskamp Champion Division. The agreement provided for an initial term ending December 31, 2006 and automatically renewing successive one-year terms thereafter, subject to at least 30 days’ advance notice by either party of a decision not to renew the employment agreement. Under the employment agreement, Mr. Hughes is entitled to receive an annual base salary of $158,200 or a higher amount that CPM Acquisition Corp. shall from time to time determine, which was $203,320 in fiscal year 2010. Mr. Hughes is also entitled to an annual bonus award which shall be comprised of elements determined by our Board of Directors, or a subcommittee thereof. Mr. Hughes is also entitled to certain perquisites, including medical, dental and life insurance, participation in our 401(k) plan and paid vacations. In the event that Mr. Hughes’ employment is terminated by reason of death or disability, Mr. Hughes (or his estate) will be entitled to receive a severance payment equal to 200% of Mr. Hughes’ annual base salary within 30 days after the date of such termination and, in the case of a termination by reason of disability, Mr. Hughes will continue to receive benefits as provided under our insurance and other benefits programs then in effect in accordance with the terms of such programs. In the event that Mr. Hughes’ employment is terminated by us without cause (as defined by the employment agreement) or is terminated by Mr. Hughes for good reason (as defined by the employment agreement), Mr Hughes will be entitled to receive severance in the form of continued payments of his annual base salary for a period of one year following such termination together with the right to continue to receive medical coverage at our expense for a period of one year. Unless Mr. Hughes’ employment is terminated by us without cause or by Mr. Hughes with good reason, Mr. Hughes will be restricted from competing with us for a period of two years following such termination. Mr. Hughes is also prohibited from disclosing any of our confidential information.
Potential Payments Upon Termination Or Change of Control
The tables below reflect the amount of compensation that would be payable to each of our named executive officers in the event of the termination of such executive’s employment as provided under the named executive officers’ employment agreements in effect for fiscal 2010. The amount of compensation payable to each named executive officer upon termination for good reason, retirement, termination without cause, the named executive officer’s disability or death or in the event of a change of control, is shown below. The amounts shown assume that such termination was effective as of September 30, 2010, our most recent fiscal year end, and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.
Payments Made Upon Termination, Generally
Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive annual base compensation earned during his term of employment.
Payments Made Upon Termination due to Death or Disability
In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination, Generally” above, the named executive officer will receive benefits under our disability plan or payments under our life insurance plan, as applicable.
The tables below reflect that Messrs. Waitman, Ostrich and Hughes would have been entitled under their respective employment agreements to a lump sum payment equal to 200% of the respective executive’s base salary upon the executive’s termination of employment on account of his death or disability.
Payments Made Upon Termination “Without Cause” or Termination for “Good Reason”
Pursuant to the executives’ employment agreements, if an executive’s employment is terminated “without cause,” or if the executive terminates his employment in certain circumstances defined in the agreement that constitute “good reason,” or the executive’s employment is terminated by us for cause or by reason of death or disability, the named executive officers will receive the benefits set forth under the heading “Payments Made Upon Termination, Generally” and in the following tables.
“Good reason” generally means: (i) our material failure to fulfill our obligations under the executive’s employment agreement, (ii) a material and adverse change to, or a material reduction of, the executive’s duties or authority, (iii) the relocation of the executive’s primary office to a location outside of a radius of 150 miles of his current work location. We have a 10 day cure right following timely notice of any event constituting good reason from the executive.
“Cause” generally means: the executive’s (i) willful breach or willful neglect of his duties and responsibilities; (ii) criminal conviction during the term of employment; (iii) conduct that constitutes fraud, dishonesty, misappropriation, embezzlement or moral turpitude; (iv) violation of any material law, administrative order, ordinance, regulation or statute; (v) breach of his duty of loyalty or fiduciary duties; (vi) willful failure to comply with our reasonable orders, directives, rules, regulations, policies, procedures or practices ; or (vii) his material breach of his employment agreement. The executive has certain cure rights with respect to the acts set forth in (i), (iv), (v), (vi) and (vii).
The named executive officers are only entitled to receive severance payments so long as they comply with their restrictive covenants regarding non-disclosure of confidential information, non-solicitation of employees, non-competition, and proprietary rights, each during and for specified periods after employment.
The following table shows the potential payments upon termination had Mr. Waitman’s employment been terminated on September 30, 2010:

			Termination					Change
Executive Benefits and Payments	Voluntary	Termination	for Good					of
Upon Separation	Termination	Without Cause	Reason	Disability		Death		Control
Compensation:
Annual Cash Bonus Plan	X	X	X	X		X		X
Cash Severance	X	$444,600	$444,600	$889,200	(1)	$889,200	(1)	X
Long Term Incentive Compensation:
Stock Options (2)(3)	X	X	X	X		X		X
Restricted Stock	X	X	X	X		X		X
Benefits & Perquisites:
Health and Welfare Benefits (4)	X	One Year of	One Year of	X		X		X
		Continued Coverage	Continued Coverage

(1)	This amount is reduced by any amounts received by Mr. Waitman pursuant to insurance coverage where we have paid the insurance premiums.

(2)	In the event that Mr. Waitman is terminated without cause or terminates his employment for good reason, the options shall become vested and exercisable with respect to the number of common shares with respect to which the options would have become vested and exercisable had Mr. Waitman remained continuously employed by us through the first anniversary of the date of termination. The value of the acceleration of vesting of Mr. Waitman’s options in connection with a termination without cause or a termination for good reason is impossible to calculate.

(3)	In the event that a change of control occurs on or prior to the 90th day following termination of Mr. Waitman’s employment without cause, for good reason, upon death or upon disability, the options shall become vested and exercisable with respect to all common shares covered thereby. The value of the acceleration of vesting of Mr. Waitman’s options in connection with a change of control on or prior to the 90th day following termination of Mr. Waitman’s employment without cause, for good reason, upon death or upon disability is impossible to calculate.

(4)	Health & Welfare Benefits coverage shall cease at such time as Mr. Waitman obtains other employment.

The following table shows the potential payments upon termination had Mr. Ostrich’s employment been terminated on September 30, 2010:

			Termination					Change
Executive Benefits and Payments	Voluntary	Termination	for Good					of
Upon Separation	Termination	Without Cause	Reason	Disability		Death		Control
Compensation:
Annual Cash Bonus Plan	X	X	X	X		X		X
Cash Severance	X	$202,566	$202,566	$391,846	(1)	$391,846	(1)	X
Long Term Incentive Compensation:
Stock Options (2)(3)	X	X	X	X		X		X
Restricted Stock	X	X	X	X		X		X
Benefits & Perquisites:
Health and Welfare Benefits (4)	X	One Year of	One Year of	X		X		X
		Continued Coverage	Continued Coverage

(1)	This amount is reduced by any amounts received by Mr. Ostrich pursuant to insurance coverage where we have paid the insurance premiums.

(2)	In the event that Mr. Ostrich is terminated without cause or terminates his employment for good reason, the options shall become vested and exercisable with respect to the number of common shares with respect to which the options would have become vested and exercisable had Mr. Ostrich remained continuously employed by us through the first anniversary of the date of termination. The value of the acceleration of vesting of Mr. Ostrich’s options in connection with a termination without cause or a termination for good reason is impossible to calculate.

(3)	In the event that a change of control occurs on or prior to the 90th day following termination of Mr. Ostrich’s employment without cause, for good reason, upon death or upon disability, the options shall become vested and exercisable with respect to all common shares covered thereby. The value of the acceleration of vesting of Mr. Ostrich’s options in connection with a change of control on or prior to the 90th day following termination of Mr. Ostrich’s employment without cause, for good reason, upon death or upon disability is impossible to calculate.

(4)	Health & Welfare Benefits coverage shall cease at such time as Mr. Ostrich obtains other employment.

The following table shows the potential payments upon termination had Mr. Hughes’ employment been terminated on September 30, 2010:

			Termination					Change
Executive Benefits and Payments	Voluntary	Termination	for Good					of
Upon Separation	Termination	Without Cause	Reason	Disability		Death		Control
Compensation:
Annual Cash Bonus Plan	X	X	X	X		X		X
Cash Severance	X	$225,803	$225,803	$427,123	(1)	$427,123	(1)	X
Long Term Incentive Compensation:
Stock Options (2)(3)	X	X	X	X		X		X
Restricted Stock	X	X	X	X		X		X
Benefits & Perquisites:
Health and Welfare Benefits (4)	X	One Year of	One Year of	X		X		X
		Continued Coverage	Continued Coverage

(1)	This amount is reduced by any amounts received by Mr. Hughes pursuant to insurance coverage where we have paid the insurance premiums.

(2)	In the event that Mr. Hughes is terminated without cause or terminates his employment for good reason, the options shall become vested and exercisable with respect to the number of common shares with respect to which the options would have become vested and exercisable had Mr. Hughes remained continuously employed by us through the first anniversary of the date of termination. The value of the acceleration of vesting of Mr. Hughes’ options in connection with a termination without cause or a termination for good reason is impossible to calculate.

(3)	In the event that a change of control occurs on or prior to the 90th day following termination of Mr. Hughes’ employment without cause, for good reason, upon death or upon disability, the options shall become vested and exercisable with respect to all common shares covered thereby. The value of the acceleration of vesting of Mr. Hughes’ options in connection with a change of control on or prior to the 90th day following termination of Mr. Hughes’ employment without cause, for good reason, upon death or upon disability is impossible to calculate.

(4)	Health & Welfare Benefits coverage shall cease at such time as Mr. Hughes obtains other employment.

The following table shows the potential payments upon termination had Mr. Willoughby’s employment been terminated on September 30, 2010:

			Termination			Change
Executive Benefits and Payments	Voluntary	Termination	for Good			of
Upon Separation	Termination	Without Cause	Reason	Disability	Death	Control
Compensation:
Annual Cash Bonus Plan	X	X	X	X	X	X
Cash Severance (1)	X	X	X	X	X	X
Long Term Incentive Compensation:
Stock Options (2)(3)	X	X	X	X	X	X
Restricted Stock	X	X	X	X	X	X
Benefits & Perquisites:
Health and Welfare Benefits	X	X	X	X	X	X

(1)	Mr. Willoughby would receive cash severance in accordance with applicable Dutch laws and the applicable collective labor agreement in the Netherlands

(2)	In the event that Mr. Willoughby is terminated without cause or terminates his employment for good reason, the options shall become vested and exercisable with respect to the number of common shares with respect to which the options would have become vested and exercisable had Mr. Willoughby remained continuously employed by us through the first anniversary of the date of termination. The value of the acceleration of vesting of Mr. Willoughby’s options in connection with a termination without cause or a termination for good reason is impossible to calculate.

(3)	In the event that a change of control occurs on or prior to the 90th day following termination of Mr. Willoughby’s employment without cause, for good reason, upon death or upon disability, the options shall become vested and exercisable with respect to all common shares covered thereby. The value of the acceleration of vesting of Mr. Willoughby’s options in connection with a change of control on or prior to the 90th day following termination of Mr. Willoughby’s employment without cause, for good reason, upon death or upon disability is impossible to calculate.

The following table shows the potential payments upon termination had Mr. Tan’s employment been terminated on September 30, 2010:

			Termination			Change
Executive Benefits and Payments	Voluntary	Termination	for Good			of
Upon Separation	Termination	Without Cause	Reason	Disability	Death	Control
Compensation:
Annual Cash Bonus Plan	X	X	X	X	X	X
Cash Severance	X	X	X	X	X	X
Long Term Incentive Compensation:
Stock Options (1)(2)	X	X	X	X	X	X
Restricted Stock	X	X	X	X	X	X
Benefits & Perquisites:
Health and Welfare Benefits	X	X	X	X	X	X

(1)	In the event that Mr. Tan is terminated without cause or terminates his employment for good reason, the options shall become vested and exercisable with respect to the number of common shares with respect to which the options would have become vested and exercisable had Mr. Tan remained continuously employed by us through the first anniversary of the date of termination. The value of the acceleration of vesting of Mr. Tan’s options in connection with a termination without cause or a termination for good reason is impossible to calculate.

(2)	In the event that a change of control occurs on or prior to the 90th day following termination of Mr. Tan’s employment without cause, for good reason, upon death or upon disability, the options shall become vested and exercisable with respect to all common shares covered thereby. The value of the acceleration of vesting of Mr. Tan’s options in connection with a change of control on or prior to the 90th day following termination of Mr. Tan’s employment without cause, for good reason, upon death or upon disability is impossible to calculate.

2004 Equity Incentive Plan
We established our 2004 Equity Incentive Plan so that we and our subsidiaries could attract and retain certain personnel, motivate eligible participants to achieve long-range goals and to provide incentive compensation opportunities to eligible participants and to promote our business. The equity incentive plan is administered by the compensation committee of our board of directors, which has the power to determine the ability of an eligible individual to receive awards, the number of shares of stock subject to the awards, the price and timing of awards and to establish the terms, conditions, performance criteria and restrictions on the awards.
Participants. Any of our employees or directors may be selected to participate in the equity incentive plan. We may award these individuals with one or more of the following:
•	Stock options; and

•	Restricted stock awards
Stock options. Stock options may be granted under our 2004 Equity Incentive Plan, including incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and nonqualified stock options. The exercise price of all stock options granted under the equity incentive plan will be determined by the committee, except that the exercise price cannot be less than 100% of the fair market value on the date of the grant (or not less than 110% of fair market value in the case of incentive stock options granted to a participant who, immediately after such grant, owns more than 10% of the total combined voting power or value of all classes of our capital stock).
Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent by tendering previously acquired shares of our common stock with a fair market value at the time of tender equal to the exercise price, provided such shares have been held for at least six months prior to tender.
Restricted stock. A restricted stock award is the grant of shares of our common stock at a price determined by the committee, and is subject to substantial risk of forfeiture until specific conditions or goals are met. Restricted stock awards are subject to such conditions, restrictions and contingencies as the committee shall determine.
Shares reserved for issuance. The maximum number of shares of common stock with respect to which awards may be granted under this equity incentive plan is 153,750.
Vesting upon a change of control. If, while any award granted under the equity incentive plan remains outstanding, a change of control occurs, then all of the stock options outstanding at the time of such change of control will become immediately exercisable in full and all restrictions with respect to restricted stock awards shall lapse.
Amendment and termination. Our board of directors may terminate, amend or modify the equity incentive plan at any time; however, the approval of any affected participant must be obtained to amend or terminate the stock option plan to the extent the proposed amendment or termination would adversely affect the rights of any participant or any beneficiary of any award granted under the plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Management Agreement
We are a party to an Amended and Restated Management and Advisory Services Agreement (the “Management Agreement”) with GGEP Management, L.L.C., GGEP Management (Bermuda) Ltd. and Gilbert Global Equity Capital, LLC (collectively, the “Advisors”), each of which is an affiliate of Gilbert Global. Pursuant to the Management Agreement, the Advisors provide us with general business, financial and strategic advisory services and financial advisory and operational performance monitoring services. In consideration of the provision by the Advisors of such services, the Management Agreement will provide that we will pay the Advisors (i) a quarterly maintenance fee of up to $625,000, plus out-of-pocket expenses and (ii) an investment banking fee in an amount up to 2.5% of the aggregate transaction value in connection with the consummation by us of any material divestiture, acquisition or securities offering. The Advisors are not owed any fees in connection with this exchange offer. The Management Agreement provides for a term extending to August 2017, however the Management Agreement will terminate earlier upon either (i) GGEP/CPM Holdings, LLC, together with its affiliated funds, ceasing to own at least 30% of the shares of our common stock originally acquired by GGEP/CPM Holdings, LLC or (ii) our initial public offering.
Subscription Agreements
In connection with our acquisition of Crown in 2007, we entered into subscription agreements with numerous employees of Crown. Under the subscription agreements, such employees of Crown purchased an aggregate of 15,038 shares of our common stock. The aggregate cash consideration for the shares purchased was $4,000,108. The subscription agreements provide that if at any time one or more shareholders holding in the aggregate a majority of our fully diluted common shares proposes to sell 35% or more of our fully diluted shares, it or they may require the subscribers to sell the same proportion and type of our stock that they own. Also, the subscribers agreed to vote their shares of common stock in favor of the individuals designated to our board of directors.
Restricted Stock Agreements
In connection with awards of restricted stock to our named executive officers pursuant to the 2004 Equity Incentive Plan, we entered into restricted stock agreements with such named executive officers. Pursuant to the restricted stock agreements, shares of restricted stock granted thereunder shall not vest until a transaction or series of transactions occur resulting in our stockholders as of the date of the execution of the applicable restricted stock agreement selling at least 50% of their shares in connection with such transaction at a price of at least $80 per share. Prior to such transaction or series of transactions, we shall retain custody of all distributions made or declared with respect to such restricted shares. If such transaction does occur, the restricted shares shall vest 100% if the per share value to be received by our shareholders due to such transaction or series of transactions is at least $240 per share; provided, that if the per share value received is less than $140 per share, such restricted shares shall vest 50% (with linear interpolation for per share values between $140 and $240 per share).
Non-Competition and Confidentiality Agreements
In connection with our acquisition of Crown in 2007, we entered into non-competition and confidentiality agreements with numerous employees of Crown. Pursuant to such agreements, such employees are restricted from competing with us for a period of two years following termination of their employment with Crown and are prohibited from disclosing any of our confidential information.
Employment Agreements
We have entered into employment agreements with Ted Waitman, our Chief Executive Officer, Douglas Ostrich, our Chief Financial Officer, and James Hughes, the General Manager of our Roskamp Champion, as described in “Executive Compensation—Employment Agreements.”

Wuhan, China Facility Lease
We lease our 14,490 square foot facility in Wuhan, China from an entity controlled by our Chinese joint venture partner, FEC. The lease term is from July 1, 2010 to June 30, 2011, and the monthly rent is RMB 15,500.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the beneficial ownership of our common stock on December 31, 2010 of:
•	each person who we know beneficially owns more than 5% of our common stock;

•	our directors and named executive officers; and

•	all of our directors and executive officers as a group.
Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options, and converted all convertible securities, the person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is 2975 Airline Circle, Waterloo, IA 50703. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent
Five Percent and Greater Stockholders
GGEP/CPM Holdings, LLC(2)	842,500	89.9%
Directors and Named Executive Officers
Ted Waitman(3)	45,870	4.8%
President, Chief Executive Officer and Director
Douglas Ostrich(4)	17,870	1.9%
Chief Financial Officer, Treasurer and Secretary
James Hughes(5)	23,560	2.5%
General Manager, Roskamp Champion
Allen Willoughby(6)	13,820	1.5%
General Manager, CPM Europe
Alan Tan(7)	13,820	1.5%
General Manager, CPM Asia
Steven Gilbert(8)	842,500	89.9%
Director
Steven Kotler(9)	842,500	89.9%
Director
Richard Gaenzle, Jr.(10)	842,500	89.9%
Director
Jeffrey Johnson	—	—
Director
Larry Pitsch(11)	2,400	*
Director
All directors and executive officers as a group	983,646	99.6%

*	Less than 1%

(1)	“Beneficial ownership” is a term broadly defined by the Securities and Exchange Commission in Rule 13d-3 under the Securities Exchange Act of 1934, and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person or group has the right to acquire within 60 days after such date.

(2)	Gilbert Global Equity Partners, L.P. and Gilbert Global Equity Partners (Bermuda), L.P. (collectively, the “Gilbert Global Funds”) own approximately 85% and 15%, respectively of GGEP/CPM Holdings, LLC (the “LLC”). The Gilbert Global Funds are managed by an Investment Committee comprised of Messrs. Gilbert, Kotler and Gaenzle, who share voting and investment power over the shares held by the LLC. The address of the LLC is P.O. Box 984, New Canaan, CT 06840. The address of Gilbert Global Equity Partners, L.P. is P.O. Box 984, New Canaan, CT 06840. The address of Gilbert Global Equity Partners (Bermuda), L.P. is Clarendon House, 2 Church Street, P.O. Box HM 1022, Hamilton HM DX, Bermuda.

(3)	The above chart (i) includes (x) 12,750 shares of common stock held by Mr. Waitman, (y) 18,000 shares of restricted common stock held by Mr. Waitman (of which no such shares of restricted common stock shall have vested) and (z) 15,120 shares of common stock issuable upon exercise of vested stock options granted to Mr. Waitman under our 2004 Equity Incentive Plan, and (ii) does not include 1,680 shares of common stock underlying unvested stock options granted to Mr. Waitman under our 2004 Equity Incentive Plan, which stock options will not be exercisable within 60 days.

(4)	The above chart (i) includes (x) 4,250 shares of common stock held by Mr. Ostrich, (y) 7,500 shares of restricted common stock held by Mr. Ostrich (of which no such shares of restricted common stock shall have vested) and (z) 6,120 shares of common stock issuable upon exercise of vested stock options granted to Mr. Ostrich under our 2004 Equity Incentive Plan, and (ii) does not include 680 shares of common stock underlying unvested stock options granted to Mr. Ostrich under our 2004 Equity Incentive Plan, which stock options will not be exercisable within 60 days.

(5)	The above chart (i) includes (x) 7,000 shares of common stock held by Mr. Hughes, (y) 9,000 shares of restricted common stock held by Mr. Hughes (of which no such shares of restricted common stock shall have vested) and (z) 7,560 shares of common stock issuable upon exercise of vested stock options granted to Mr. Hughes under our 2004 Equity Incentive Plan, and (ii) does not include 840 shares of common stock underlying unvested stock options granted to Mr. Hughes under our 2004 Equity Incentive Plan, which stock options will not be exercisable within 60 days.

(6)	The above chart (i) includes (x) 4,250 shares of common stock held by Mr. Willoughby, (y) 5,250 shares of restricted common stock held by Mr. Willoughby (of which no such shares of restricted common stock shall have vested) and (z) 4,320 shares of common stock issuable upon exercise of vested stock options granted to Mr. Willoughby under our 2004 Equity Incentive Plan, and (ii) does not include 480 shares of common stock underlying unvested stock options granted to Mr. Willoughby under our 2004 Equity Incentive Plan, which stock options will not be exercisable within 60 days.

(7)	The above chart (i) includes (x) 4,250 shares of common stock held by Mr. Tan, (y) 5,250 shares of restricted common stock held by Mr. Tan (of which no such shares of restricted common stock shall have vested) and (z) 4,320 shares of common stock issuable upon exercise of vested stock options granted to Mr. Tan under our 2004 Equity Incentive Plan, and (ii) does not include 480 shares of common stock underlying unvested stock options granted to Mr. Tan under our 2004 Equity Incentive Plan, which stock options will not be exercisable within 60 days.

(8)	Mr. Gilbert is a member of the Investment Committee of the Gilbert Global Funds, which collectively own 100% of the LLC. Accordingly, Mr. Gilbert is deemed to share voting and investment power over the shares owned by the LLC and therefore to beneficially own the shares. Mr. Gilbert’s address is Gilbert Global Equity Partners, L.P., P.O. Box 984, New Canaan, CT 06840. We are party to an Amended and Restated Management and Advisory Services letter agreement with GGEP Management, L.L.C. and GGEP Management (Bermuda), Ltd., which are affiliates of Gilbert Global Equity Partners, L.P., pursuant to which GGEP Management, L.L.C. and GGEP Management (Bermuda), Ltd. is entitled to receive payment from us of certain fees. See “Certain Relationships and Related Party Transactions—Management Agreement.”

(9)	Mr. Kotler is a member of the Investment Committee of the Gilbert Global Funds, which collectively own 100% of the LLC. Accordingly, Mr. Kotler is deemed to share voting and investment power over the shares owned by the LLC and therefore to beneficially own the shares. Mr. Kotler’s address is Gilbert Global Equity Partners, L.P., P.O. Box 984, New Canaan, CT 06840. We are party to an Amended and Restated Management and Advisory Services letter agreement with GGEP Management, L.L.C. and GGEP Management (Bermuda), Ltd., which are affiliates of Gilbert Global Equity Partners, L.P., pursuant to which GGEP Management, L.L.C. and GGEP Management (Bermuda), Ltd. is entitled to receive payment from us of certain fees. See “Certain Relationships and Related Party Transactions—Management Agreement.”

(10)	Mr. Gaenzle is a member of the Investment Committee of the Gilbert Global Funds, which collectively own 100% of the LLC. Accordingly, Mr. Gaenzle is deemed to share voting and investment power over the shares owned by the LLC and therefore to beneficially own the shares. Mr. Gaenzle’s address is Gilbert Global Equity Partners, L.P., P.O. Box 984, New Canaan, CT 06840. We are party to an Amended and Restated Management and Advisory Services letter agreement with GGEP Management, L.L.C. and GGEP Management (Bermuda), Ltd., which are affiliates of Gilbert Global Equity Partners, L.P., pursuant to which GGEP Management, L.L.C. and GGEP Management (Bermuda), Ltd. is entitled to receive payment from us of certain fees. See “Certain Relationships and Related Party Transactions—Management Agreement.”

(11)	The above chart includes 2,400 shares of common stock issuable upon exercise of vested stock options granted to Mr. Pitsch under our 2004 Equity Incentive Plan.

DESCRIPTION OF OTHER INDEBTEDNESS
The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete, but it does discuss the provisions that are, in our view, material for investors in the Notes, and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.
Senior Secured Revolving Credit Facility
In November 2009, we entered into a senior secured revolving credit facility agreement with a capacity of up to $14.5 million, subject to adjustment pursuant to a borrowing base. Certain of our U.S. subsidiaries are also be borrowers under our senior secured revolving credit facility. As of December 31, 2010, we had no outstanding indebtedness under this senior secured revolving credit facility agreement. The final maturity date of this facility is April 20, 2013.
Borrowings under the credit agreement and related security agreements governing our senior secured revolving credit facility are subject to a borrowing base formula based on percentages of eligible receivables and eligible inventory. The senior secured revolving credit facility is secured by (i) first priority liens, which are contractually senior to the notes and related guarantees, on our and the guarantors’ inventory, accounts receivable, lockboxes, deposit accounts into which payments therefore are deposited and proceeds thereof, (ii) second priority liens, which are contractually subordinated to the liens securing the notes and related guarantees, on all of our other assets and all of the other assets of the guarantors, and (iii) first priority liens on certain assets of certain of our foreign subsidiaries.
The loans under this facility bear interest at an interest rate determined by reference to our then-effective fixed charge coverage ratio. In the event that our then-effective fixed charge coverage ratio is less than or equal to 1.50 to 1.00, the loans will bear interest at an interest rate equal to the base rate plus 3.25% per annum (in the case of base rate loans) and at an interest rate equal to LIBOR plus 4.25% per annum (in the case of LIBOR loans). In the event that our then-effective fixed charge coverage ratio is greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00, the loans will bear interest at an interest rate equal to the base rate plus 3.00% per annum (in the case of base rate loans) and at an interest rate equal to LIBOR plus 4.00% per annum (in the case of LIBOR loans). In the event that our then-effective fixed charge coverage ratio is greater than 2.00 to 1.00, the loans will bear interest at an interest rate equal to the base rate plus 2.75% per annum (in the case of base rate loans) and at an interest rate equal to LIBOR plus 3.75% per annum (in the case of LIBOR loans). As of December 31, 2010, the applicable interest rate with respect to base rate loans under this facility was 3.25% plus the applicable margin and the applicable interest rate with respect to LIBOR loans under this facility was .26% plus the applicable margin. Additionally, we are obligated to pay the lenders under this facility a commitment fee equal to 0.750% per annum on any unused portion of the maximum commitment amount (and the commitment fee is reduced to 0.625% per annum in the event that our then-effective fixed charge coverage ratio is greater than 2.00 to 1.00).
The senior secured revolving credit facility contains customary conditions to borrowing and contains customary representations and warranties. In addition to customary events of default, this facility contains a financial covenant which requires us to maintain a fixed charge coverage ratio of at least 1.10 to 1.00. Additionally, this facility also contains customary restrictions on, among other things, indebtedness, liens, investments, distributions, transactions with affiliates, asset sales, acquisitions and mergers.
Intercreditor Agreement
In connection with our entry into the senior secured revolving credit facility, we entered into, along with our guarantors, the lenders under our senior secured revolving credit facility and the trustee under the indenture, an intercreditor agreement which sets forth the respective rights and obligations of the parties to the intercreditor agreement with respect to the collateral securing our revolving credit facility and the notes. See “Risk Factors—Risks Related to the Notes—There may not be sufficient collateral to pay all or any portion of the notes,” “Risk Factors—Risks Related to the Notes—Holders of notes will not control decisions regarding some of the collateral” and “Description of the Notes—Intercreditor Agreement.”

DESCRIPTION OF THE NOTES
The new notes offered hereby will be issued, and the old notes were issued, under the indenture, dated as of August 18, 2009, among CPM Holdings, Inc. (“CPM Holdings”), each of the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). For purposes of this description, unless the context otherwise requires, references to the “notes” includes the new notes and the old notes. The terms of the notes include those stated in the indenture and those made part of the indenture by references to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
The following description is a summary of the material provisions of the indenture, the Collateral Documents, and the Intercreditor Agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the Collateral Documents, and the Intercreditor Agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the Collateral Documents, and the Intercreditor Agreement are filed as exhibits to the registration statement of which this prospectus forms a part. Any capitalized terms used in the following description and not defined herein shall have the meanings ascribed to them in the indenture.
New Notes and Old Notes Will Represent Same Debt
The new notes will be issued solely in exchange for an equal principal amount of old notes pursuant to the exchange offer. The new notes will evidence the same debt as the old notes and both series of notes will be entitled to the benefits of the indenture and treated as a single class of debt securities. The terms of the new notes will be the same in all material respects as the old notes except that (i) the new notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof and (ii) the new notes will not be subject to the registration rights, under the Registration Rights Agreement, relating to the old notes.
If the exchange offer is consummated, holders of the old notes who do not exchange their old notes for new notes will vote together with holders of the new notes for all relevant purposes under the indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the old notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the old notes and the new notes then outstanding.
The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Notes and the Note Guarantees
The Notes
The notes:
•	will be senior secured obligations of CPM Holdings;

•	will be pari passu in right of payment to all existing and future senior indebtedness of CPM Holdings, including borrowings under the Senior Secured Revolving Credit Facility;

•	will be senior in right of payment to any future subordinated Indebtedness of CPM Holdings;

•	will be secured by a second priority security interest in substantially all of CPM Holdings’ existing and future current assets (principally cash, cash equivalents, accounts receivable and inventory) and certain related assets (except to the extent constituting Excluded Assets), and by a first priority security interest in substantially all of CPM Holdings’ other existing and future tangible and intangible assets, including a pledge of 65% of the capital stock of first tier Foreign Subsidiaries, subject to Permitted Prior Liens;

•	will be effectively junior to CPM Holdings’ obligations secured by Permitted Prior Liens, including CPM Holdings’ obligations under the Senior Secured Revolving Credit Facility, to the extent of the value of the Collateral securing such obligations on a first priority basis, and effectively senior to CPM Holdings’ obligations under the Senior Secured Revolving Credit Facility to the extent of the value of the Collateral securing the notes on a first priority basis; and

•	will be unconditionally guaranteed, jointly and severally, on a senior secured basis, by all of CPM Holdings’ existing and future Domestic Subsidiaries (other than any Domestic Subsidiary that is an Immaterial Subsidiary) as set forth under “The Note Guarantees” below.
The Note Guarantees
The notes will be guaranteed by all of CPM Holdings’ existing and future Domestic Subsidiaries (other than any Domestic Subsidiary that is an Immaterial Subsidiary).
Each guarantee of the notes:
•	will be a senior secured obligation of the Guarantor;

•	will be pari passu in right of payment to all existing and future senior obligations of such Guarantor, including such Guarantor’s obligations under its guarantee of the Senior Secured Revolving Credit Facility;

•	will be senior in right of payment to any future subordinated Indebtedness of such Guarantor;

•	will be secured by a second priority security interest in substantially all of such Guarantor’s existing and future current assets (principally cash, cash equivalents, accounts receivable and inventory) and certain related assets (except to the extent constituting Excluded Assets), and by a first priority security interest in substantially all of such Guarantor’s other existing and future tangible and intangible assets, including a pledge of 65% of the capital stock of first tier Foreign Subsidiaries, subject to Permitted Prior Liens; and

•	will be effectively junior to such Guarantor’s obligations secured by Permitted Prior Liens, including CPM Holdings’ obligations under the Senior Secured Revolving Credit Facility, to the extent of the value of the Collateral securing such obligations on a first priority basis, and effectively senior to such Guarantor’s obligations under the Senior Secured Revolving Credit Facility to the extent of the value of the Collateral securing the Note Guarantees on a first priority basis.
As of the date of the indenture, all of our Subsidiaries were “Restricted Subsidiaries.” However, none of our existing or future Immaterial Subsidiaries or Foreign Subsidiaries will guarantee the notes. In addition, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes. The notes will be structurally subordinated to all of the existing and future liabilities of our Subsidiaries that are not Guarantors of the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, such non-Guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to CPM Holdings or a Guarantor.
Principal, Maturity and Interest
CPM Holdings issued $200.0 million in aggregate principal amount of old notes on August 18, 2009 in this offering. CPM Holdings may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the notes include any additional notes actually issued. Any additional notes issued under the indenture will be secured equally and ratably with the notes. As a result, the issuance of additional notes will have the effect of diluting the security interest of the collateral for the then outstanding notes. See “Risk Factors—Risks Related to the Notes—There may not be sufficient collateral to pay all or any portion of the notes.” CPM Holdings will issue the new notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on September 1, 2014.
Interest on the notes will accrue at the rate of 10 5/8% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year. Interest on overdue principal and interest, including Special Interest, if any, will accrue at a rate that is 2% higher than the then applicable interest rate on the notes. CPM Holdings will make each interest payment to the holders of record on the immediately preceding February 15 and August 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
If a holder of notes has given wire transfer instructions to CPM Holdings, CPM Holdings will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless CPM Holdings elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
The trustee will initially act as paying agent and registrar. CPM Holdings may change the paying agent or registrar without prior notice to the holders of the notes, and CPM Holdings or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. CPM Holdings will not be required to transfer or exchange any note selected for redemption. Also, CPM Holdings will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Note Guarantees
The notes will be guaranteed by each of CPM Holdings’ current and future Domestic Subsidiaries (other than Immaterial Subsidiaries). These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited in a manner intended to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—Under certain circumstances a court could cancel the notes and the guarantees.”
A Guarantor (other than a Guarantor whose Note Guarantee is to be released in connection with such transaction as described below) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than CPM Holdings or another Guarantor, unless:
     (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and
     (2) either:
     (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Note Guarantee, the indenture, the registration rights agreement, the Collateral Documents and the Intercreditor Agreement pursuant to a supplemental indenture and appropriate Collateral Documents; or
     (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.
The Note Guarantee of a Guarantor will be released:
     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) CPM Holdings or a Restricted Subsidiary of CPM Holdings, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture; provided that such Guarantor’s Note Guarantee will not be released if the sale or other disposition is subject to the covenant described below under the caption “—Merger, Consolidation or Sale of Assets”;

     (2) in connection with any sale, issuance or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) CPM Holdings or a Restricted Subsidiary of CPM Holdings, if the sale, issuance or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of CPM Holdings as a result of the sale, issuance or other disposition; provided that such Guarantor’s Note Guarantee will not be released if the sale or other disposition is subject to the covenant described below under the caption “—Merger, Consolidation or Sale of Assets”;
     (3) if CPM Holdings designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;
     (4) in the event that such Guarantor was required to become a Guarantor under the provisions of the covenant described under “—Certain Covenants—Additional Note Guarantees” solely by virtue of clause (y) of the definition of “Domestic Subsidiary,” at such time as such Guarantor shall cease to guarantee or otherwise provide direct credit support for any Indebtedness of CPM Holdings; or
     (5) upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”
See “—Repurchase at the Option of Holders—Asset Sales.”
At CPM Holdings’ request, in the event that a Note Guarantee of a Guarantor shall be released in accordance with the foregoing, the trustee will execute and deliver an instrument acknowledging such release in accordance with the terms of the indenture. The Note Guarantee of a Guarantor may also be released in connection with a permitted amendment of the indenture. See “—Amendment, Supplement and Waiver.”
Security
The notes and the Note Guarantees will be secured by a second priority security interest in substantially all of CPM Holdings’ and the Guarantors’ existing and future current assets (principally cash, cash equivalents, accounts receivable and inventory) and certain related assets, and by a first priority security interest in substantially all of CPM Holdings’ and the Guarantors’ other existing and future tangible and intangible assets, including a pledge of 65% of the capital stock of first tier Foreign Subsidiaries, subject to Permitted Prior Liens and, in each case, excluding Excluded Assets. See “—Intercreditor Agreement” for additional detail regarding the collateral that will secure the notes and the Note Guarantees on a second lien basis and the collateral that will secure the notes and the Note Guarantees on a first lien basis.
Among other things, the Collateral will not include:
     (1) light trucks and other non-commercial passenger motor vehicles;
     (2) certain rental equipment and leasehold interests in real property with respect to which CPM Holdings or a Guarantor is a tenant or subtenant;
     (3) the assets of CPM Holdings’ and the Guarantors’ Foreign Subsidiaries, Immaterial Subsidiaries, and Unrestricted Subsidiaries, and the Voting Stock of CPM Holdings’ and the Guarantors’ Foreign Subsidiaries in excess of 65% of the outstanding Voting Stock of first tier Foreign Subsidiaries of CPM Holdings and the Guarantors;
     (4) deposit accounts;
     (5) rights under any contracts that contain a valid and enforceable prohibition on assignment of such rights other than to the extent the any such prohibition would be rendered ineffective pursuant to any applicable law or principles of equity, but only for so long as such prohibition exists and is effective and valid; and
     (6) property and assets owned by CPM Holdings or any Guarantor in which a Lien may not be granted without governmental approval or consent or in which the granting of a Lien is prohibited by applicable law but only for so long as CPM Holdings or the applicable Guarantor has not obtained such approval or consents;
(such excluded assets collectively referred to in the prospectus as the “Excluded Assets”). In addition, if the burden or cost of obtaining a security interest (or a perfection thereof) in any assets sufficiently outweighs the benefit to the holders of the notes of the security to be afforded thereby (or the perfection thereof), such assets may be excluded from the requirement that a security interest be granted therein or that security interests therein be perfected, as the case may be.
Intercreditor Agreement
The notes and the Note Guarantees, and all Obligations under our Senior Secured Revolving Credit Facility, will be secured by a Lien on substantially all of CPM Holdings’ and the Guarantors’ existing and future tangible and intangible assets, including a pledge of 65% of the capital stock of first tier Foreign Subsidiaries of CPM Holdings and the Guarantors, subject to Permitted Prior Liens, provided that the notes and the Note Guarantees will not be secured by the Excluded Assets. In addition, all obligations under our Senior Secured Revolving Credit Facility will be secured by a Lien on certain of CPM Holdings’ Foreign Subsidiaries’ current assets and certain related assets.
Pursuant to an intercreditor agreement (the “Intercreditor Agreement”) the Obligations under the Senior Secured Revolving Credit Facility will be secured on a first lien basis by a security interest in:
     (1) accounts;
     (2) inventory;
     (3) deposit accounts (other than payroll accounts and trust accounts);
     (4) securities accounts and all investment property on deposit therein or credited thereto;
     (5) lock boxes;
     (6) all money, cash or cash equivalents;
     (7) contract rights, instruments, documents, chattel paper (whether tangible or electronic), drafts and acceptances, general intangibles and all other forms of obligations owing to CPM Holdings and the Guarantors, in each case solely to the extent arising out of or relating to accounts and/or inventory;
     (8) all guarantees and other security therefor and supporting obligations and letter-of-credit rights relating to any of the foregoing;
     (9) all books and records relating to any of the foregoing; and
     (10) all proceeds of any of the foregoing, in any form (including without limitation any insurance proceeds or claims against third parties, for loss or damage to or destruction of any or all of the foregoing)
except to the extent that any of the foregoing constitute proceeds of the Second Priority Collateral (collectively, the “First Priority Collateral”). The Liens on the First Priority Collateral securing First Priority Claims will be contractually senior to the security interest thereon that secures the notes and the Note Guarantees pursuant to the Intercreditor Agreement. As a result, the notes will be effectively subordinated to these Obligations to the extent of the value of the First Priority Collateral.
By their acceptance of the notes, Holders will authorize the Collateral Agent and the trustee to enter into the Intercreditor Agreement with the First Priority Agent. First Priority Claims include the Obligations under the Senior Secured Revolving Credit Facility, as well as certain Hedging Obligations and First Priority Cash Management Obligations. The Intercreditor Agreement will, among other things, provide that the First Priority Agent and the holders of First Priority Claims will control, at all times prior to the payment in full in cash of the First Priority Claims (and, if applicable, the termination of all commitments thereunder and the cash collateralization of any outstanding and undrawn letters of credit), all remedies and other actions related to the First Priority Collateral for a period of 120 days from the date that the trustee gives notice to the First Priority Agent of the occurrence of an Event of Default; provided, that such remedies standstill period will be extended for so long as the First Priority Agent is diligently pursuing in good faith the exercise of its enforcement rights or remedies against First Priority Collateral. The Liens will not entitle the trustee, the Collateral Agent or the holders of any notes, or any of the Note Guarantees, to take any action whatsoever with respect to such First Priority Collateral prior to such time or contest the priority, validity, perfection or enforceability of the First Priority Claims (and all such action shall be taken exclusively by the holders of First Priority Claims or their applicable designees).

In addition:
     (1) subject to the standstill period described above, the holders of First Priority Claims or their applicable designees will have exclusive rights regarding the exercise or the forbearance from the exercise of rights and remedies with respect to First Priority Collateral;
     (2) the net proceeds of First Priority Collateral will be applied first, to First Priority Claims and second, to the Obligations under the notes and Note Guarantees;
     (3) in bankruptcy, the trustee and the Collateral Agent may not challenge priming Liens to secure a debtor-in-possession financing or such debtor-in-possession financing so long as (a) such priming Liens are senior to or pari passu with Liens securing the First Priority Claims, (b) such priming Liens are only on the First Priority Collateral and (c) the principal amount of such debtor-in-possession financing, when taken together with principal amount of the First Priority Claims under the Senior Secured Revolving Credit Facility, will not exceed the aggregate principal amount of Indebtedness that may be incurred under the Senior Secured Revolving Credit Facility pursuant to clauses (1) and (16) of the definition of “Permitted Debt”; and
     (4) (a) if the First Priority Agent releases its liens on any First Priority Collateral during the existence of an event of default under the Senior Secured Revolving Credit Facility in connection with an enforcement action with respect to such First Priority Collateral commenced by the First Priority Agent, then the liens of the Collateral Agent on such First Priority Collateral shall be released simultaneously with the release of the liens of the First Priority Agent and (b) if the Collateral Agent releases its liens on any Second Priority Collateral during the existence of an Event of Default in connection with an enforcement action with respect to such Second Priority Collateral commenced by the Collateral Agent, then the First Priority Agent shall release its liens on such Second Priority Collateral simultaneously with the release of the liens of the Collateral Agent.
As a result, neither the trustee nor the holders of the notes will be able to force a sale of First Priority Collateral or otherwise exercise remedies in respect of First Priority Collateral that are normally available to secured creditors without the concurrence of the holders of First Priority Claims until the termination of such remedies standstill period unless the First Priority Claims have been paid in full in cash. The Intercreditor Agreement will also provide that the trustee, the Collateral Agent and the holders of the notes will not contest (or support any other Person contesting) (i) any request by the First Priority Agent or the holders of First Priority Claims for adequate protection or (ii) any objection by the First Priority Agent or the holders of First Priority Claims to any motion, relief, action or proceeding based on their claiming a lack of adequate protection, in each case, in respect of the First Priority Collateral.
If CPM Holdings or any Guarantor creates any additional Liens upon any property (other than Excluded Assets) to secure any First Priority Claims, it must concurrently grant a Lien (subject to Permitted Prior Liens) upon such property as security for the notes and the Note Guarantees, subject to the priorities set forth in the Intercreditor Agreement.
The Intercreditor Agreement will also provide that:
     (1) the Liens on the Collateral other than the First Priority Collateral (the “Second Priority Collateral”) will be contractually senior to the Liens thereon that secure the First Priority Claims;
     (2) the First Priority Agent and the other holders of First Priority Claims will be subject to a remedies standstill period that is substantially identical to the remedies standstill period applicable to the Collateral Agent in respect of the First Priority Collateral;
     (3) the Collateral Agent will provide the First Priority Agent with access to the Second Priority Collateral for a period of 120 days commencing from the date that the trustee shall have given written notice to the First Priority Agent of its intent to take an enforcement action against First Priority Collateral for the purposes of inspecting, assembling, displaying, appraising, maintaining, repossessing, removing, completing, selling, transferring or otherwise dealing with First Priority Collateral;
     (4) if the Collateral Agent, pursuant to an enforcement action, shall take possession of any Second Priority Collateral consisting of trademarks, service marks, trade names, patents, copyrights, applications for of the foregoing or any other intellectual property (collectively, the “Intellectual Property”), the Collateral Agent shall grant to First Priority Agent a 120 day non-exclusive license (exercisable without payment of royalty or other compensation) (to the extent of the Collateral Agent’s interest therein) solely to use such Intellectual Property in connection with the completion and sale, disposition or other transfer of any First Priority Collateral;

     (5) the Collateral Agent may not foreclose upon or otherwise sell or dispose of all or substantially all of the Second Priority Collateral consisting of equipment, machinery or other goods that are used in the ordinary course of business to complete or process inventory constituting First Priority Collateral for a period of up to 120 days commencing on the date that the trustee gives notice to the First Priority Agent of its intent to take an enforcement action with respect to such Second Priority Collateral; and
     (6) the holders of the notes will have an option to purchase all but not less than all of the First Priority Claims at par.
     All net proceeds from any realization on the First Priority Collateral will be applied:
     (1) first, to amounts owing to the holders of the First Priority Claims in accordance with the terms of the First Priority Claims until the First Priority Claims are paid in full;
     (2) second, to amounts owing to the holders of the Second Priority Claims in accordance with the terms of the indenture until such amounts are paid in full; and
     (3) third, to CPM Holdings, the Guarantors and/or other persons entitled thereto.
All net proceeds from any realization on the Second Priority Collateral will be applied:
     (1) first, to amounts owing to the holders of the Second Priority Claims in accordance with the terms of the indenture until such amounts are paid in full;
     (2) second, to amounts owing to the holders of the First Priority Claims in accordance with the terms of the First Priority Claims until the First Priority Claims are paid in full; and
     (3) third, to CPM Holdings, the Guarantors and/or other persons entitled thereto.
CPM Holdings, the Guarantors, the trustee and the Collateral Agent have entered into Collateral Documents granting the Liens securing the notes and Note Guarantees.. These Liens secure the payment and performance when due of all of the Obligations of CPM Holdings and the Guarantors under the notes, the indenture, the Note Guarantees and the Collateral Documents, as and to the extent provided in the Collateral Documents.
Whether prior to or after the Discharge of First Priority Claims, CPM Holdings will be entitled to releases of assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:
(1) to enable CPM Holdings to consummate asset sales and dispositions permitted or not prohibited under the covenant described below under “Repurchase at the Option of Holders—Asset Sales”; provided that such Liens will not be released if such sale or disposition is to a Restricted Subsidiary or is subject to the covenant described below under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets”;
(2) if any Subsidiary that is a Guarantor is released from its Guarantee, that Subsidiary’s assets will also be released from the Liens securing the notes; and
(3) as described under “—Amendment, Supplement and Waiver” below.
The Liens on all Collateral that secures the notes and the Guarantees also will be released:
(1) if CPM Holdings exercises its legal defeasance option or covenant defeasance option as described below under “—Legal Defeasance and Covenant Defeasance;” or
(2) upon satisfaction and discharge of the indenture or described below under “—Satisfaction and Discharge” or payment in full of the principal of, premium, if any, and accrued and unpaid interest on the notes and all other Obligations that are then due and payable.
Subject to the terms of the Collateral Documents and subject to rights of the holders of the First Priority Claims, CPM Holdings and each Guarantor will have the right to remain in possession and retain exclusive control of the Collateral securing the notes, to freely operate such Collateral and to collect, invest and dispose of any income therefrom.

Optional Redemption
Except as set forth below, the notes will not be redeemable at CPM Holdings’ option prior to September 1, 2012.
At any time prior to September 1, 2012, CPM Holdings may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption (subject to the rights of holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption).
At any time prior to September 1, 2012, CPM Holdings may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 110.625% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption), with the net cash proceeds of an Equity Offering by CPM Holdings; provided that:
     (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by CPM Holdings and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
On or after September 1, 2012 , CPM Holdings may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on September 1 of the years indicated below, subject to the rights of holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption:

Year	Percentage
2012	105.313%
2013 and thereafter	100.000%
Unless CPM Holdings defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
In addition to CPM Holdings’ rights to redeem notes as set forth above, CPM Holdings may at any time and from time to time purchase notes in open-market transactions, tender offers or otherwise.
Mandatory Redemption
CPM Holdings is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders
Change of Control
If a Change of Control occurs, each holder of notes will have the right to require CPM Holdings to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, CPM Holdings will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase. Within 30 days following any Change of Control, CPM Holdings will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. CPM Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, CPM Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
On the Change of Control Payment Date, CPM Holdings will, to the extent lawful:
     (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
     (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by CPM Holdings.
The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. CPM Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The provisions described above that require CPM Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that CPM Holdings repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
CPM Holdings will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by CPM Holdings and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CPM Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require CPM Holdings to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CPM Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Restrictions in the indenture described herein on the ability of CPM Holdings and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of CPM Holdings, whether favored or opposed by the management or the Board of Directors of CPM Holdings. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of CPM Holdings or any of its Subsidiaries by the management of CPM Holdings. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.
The agreements governing CPM Holdings’ other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control. The exercise by the holders of notes of their right to require CPM Holdings to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of

Control does not, due to the financial effect of such repurchases on CPM Holdings. In the event a Change of Control occurs at a time when CPM Holdings is prohibited from purchasing notes, CPM Holdings could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If CPM Holdings does not obtain a consent or repay those borrowings, CPM Holdings will remain prohibited from purchasing notes. In that case, CPM Holdings’ failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, CPM Holdings’ ability to pay cash to the holders of notes upon a repurchase may be limited by CPM Holdings’ then existing financial resources. See “Risk Factors—Risks Related to the Notes—Our ability to repurchase the notes with cash upon a change of control may be limited.”
Asset Sales
CPM Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
     (1) CPM Holdings or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and
     (2) at least 75% of the consideration received in the Asset Sale by CPM Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
     (a) any liabilities, as shown on CPM Holdings’ most recent consolidated balance sheet or as would be reflected on a balance sheet prepared in accordance with GAAP on the date of such sale, of CPM Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases CPM Holdings or such Restricted Subsidiary from or indemnifies against further liability;
     (b) any securities, notes or other obligations received by CPM Holdings or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by CPM Holdings or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and
     (c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.
Within 360 days after the receipt of any Net Proceeds from an Asset Sale, CPM Holdings (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:
     (1) to repay Indebtedness and other Obligations under a Credit Facility that are secured by a first priority Lien on the assets that are the subject of such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;
     (2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of CPM Holdings;
     (3) to make a capital expenditure;
     (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets); or
     (5) any combination of the foregoing clauses (1) through (4).
Pending the final application of any Net Proceeds, CPM Holdings (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant within 360 days after the receipt of such Net Proceeds from such applicable Asset Sale will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within five business days thereof, CPM Holdings will make an offer (an “Asset Sale Offer”) to (1) all holders of notes, and (2) unless such Asset Sale involves a sale of Collateral other than Collateral that is subject to a Permitted Lien, at the option of CPM Holdings, all holders of other Indebtedness that is pari passu with the notes and contains provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, in each case to purchase, prepay or redeem the maximum principal amount of notes and, if applicable, such other pari passu Indebtedness that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price with respect to the notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase, prepayment or redemption, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, CPM Holdings may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture (including, without limitation, the repayment of Indebtedness and other Obligations under a Credit Facility, whether or not secured by a first priority Lien on the assets that are the subject of such Asset Sale). If the aggregate principal amount of notes and, if applicable, other pari passu indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, CPM Holdings will select the notes and other pari passu indebtedness to be repurchased, prepaid or redeemed on a pro rata basis, and the trustee will select the notes to be repurchased, prepaid or redeemed on a pro rata basis or by lot or by other method as the trustee deems fair and appropriate, in each case based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
CPM Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, CPM Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
Selection and Notice
If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate, including by lot or other method) unless otherwise required by law or applicable stock exchange or depositary requirements.
No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional other than as described above under “—Change of Control.”
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.
Certain Covenants
Restricted Payments
CPM Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (1) declare or pay any dividend or make any other payment or distribution on account of CPM Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CPM Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of CPM Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of CPM Holdings and other than dividends or distributions payable to CPM Holdings or a Restricted Subsidiary of CPM Holdings);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CPM Holdings) any Equity Interests of CPM Holdings or any direct or indirect parent of CPM Holdings (other than any such Equity Interests owned by CPM Holdings or any of its Restricted Subsidiaries);
     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of CPM Holdings or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among CPM Holdings and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or
     (4) make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
     (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
     (b) CPM Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and
     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CPM Holdings and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (11) of the next succeeding paragraph), is less than the sum, without duplication, of:
     (1) 50% of the Consolidated Net Income of CPM Holdings for the period (taken as one accounting period) from October 1, 2009 to the end of CPM Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
     (2) 100% of the aggregate net cash proceeds received by CPM Holdings since the date of the indenture as a contribution to its common equity capital or from (x) the issue or sale of Equity Interests of CPM Holdings or (y) from the issue or sale of convertible or exchangeable Disqualified Stock of CPM Holdings or convertible or exchangeable debt securities of CPM Holdings (including any additional net proceeds received by CPM Holdings upon such conversion or exchange) that, in the case of this clause (y), have been converted into or exchanged for Equity Interests of CPM Holdings (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of CPM Holdings); plus
     (3) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the amount of cash received upon such sale, liquidation or repayment; plus
     (4) to the extent that any Unrestricted Subsidiary of CPM Holdings is redesignated as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of CPM Holdings’ Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) the aggregate amount of Restricted Investments of CPM Holdings and its Restricted Subsidiaries in such Subsidiary at or subsequent to the time that such Subsidiary was designated an Unrestricted Subsidiary; plus
     (5) 50% of any dividends received in cash by CPM Holdings or a Restricted Subsidiary of CPM Holdings after the date of the indenture from an Unrestricted Subsidiary of CPM Holdings, to the extent that such dividends were not otherwise included in the Consolidated Net Income of CPM Holdings for such period.
The preceding provisions will not prohibit:
     (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

     (2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of CPM Holdings) of, Equity Interests of CPM Holdings (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to CPM Holdings; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (c)(2) of the preceding paragraph;
     (3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of CPM Holdings to the holders of its Equity Interests on a pro rata basis;
     (4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of CPM Holdings or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CPM Holdings or any Restricted Subsidiary of CPM Holdings held by any current or former officer, director, consultant or employee (or any of their respective heirs or estates) of CPM Holdings or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year may not exceed the sum of (x) $1.0 million, plus (y) the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (5) in the previous calendar year;
     (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
     (7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of CPM Holdings or any preferred stock of any Restricted Subsidiary of CPM Holdings issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”
     (8) payments of cash, dividends, distributions, advances or other Restricted Payments by CPM Holdings or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or the conversion or exchange of Capital Stock of any such Person;
     (9) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is subordinated to the notes or the Note Guarantees, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness (or, if such Indebtedness was issued with original issue discount, 101% of the accreted value), plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, CPM Holdings has made a Change of Control Offer with respect to the notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer;
     (10) in the event of an Asset Sale that requires CPM Holdings to offer to repurchase notes pursuant to the covenant described under “—Repurchase at the Option of Holders—Asset Sales,” and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is subordinated to the notes or the Note Guarantees at a purchase price not greater than 100% of the principal amount (or, if such subordinated Indebtedness were issued with original issue discount, 100% of the accreted value) of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; and
     (11) other Restricted Payments in an aggregate amount not to exceed $5.0 million.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CPM Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with any United States dollar-denominated restriction on the making of any Restricted Payment or Investment, the United States dollar-equivalent amount of any Restricted Payment or Investment denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Restricted Payment or Investment was made.

Incurrence of Indebtedness and Issuance of Preferred Stock
CPM Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and CPM Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that CPM Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for CPM Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
     (1) the incurrence by CPM Holdings and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential reimbursement obligations of CPM Holdings and its Restricted Subsidiaries thereunder) not to exceed $30.0 million;
     (2) the incurrence by CPM Holdings and its Restricted Subsidiaries of Existing Indebtedness;
     (3) the incurrence by CPM Holdings and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the new notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;
     (4) the incurrence by CPM Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of CPM Holdings or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;
     (5) the incurrence by CPM Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (12) or (16) of this paragraph or this clause (5);
     (6) the incurrence by CPM Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CPM Holdings and any of its Restricted Subsidiaries; provided, however, that:
     (a) if CPM Holdings or any Guarantor is the obligor on such Indebtedness and the payee is not CPM Holdings or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of CPM Holdings, or the Note Guarantee, in the case of a Guarantor; and
     (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CPM Holdings or a Restricted Subsidiary of CPM Holdings, and any sale or other transfer of any such Indebtedness to a Person that is not either CPM Holdings or a Restricted Subsidiary of CPM Holdings, will be deemed, in each case, to constitute an incurrence of such Indebtedness by CPM Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
     (7) the issuance by any of CPM Holdings’ Restricted Subsidiaries to CPM Holdings or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than CPM Holdings or a Restricted Subsidiary of CPM Holdings, and any sale or other transfer of any such preferred stock to a Person that is not either CPM Holdings or a Restricted Subsidiary of CPM Holdings, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

     (8) the incurrence by CPM Holdings or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;
     (9) the guarantee by CPM Holdings or any of the Guarantors of Indebtedness of CPM Holdings or a Restricted Subsidiary of CPM Holdings to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
     (10) the incurrence by CPM Holdings or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;
     (11) the incurrence by CPM Holdings or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;
     (12) the incurrence by CPM Holdings or any Guarantor of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary (including Acquired Debt); provided that the principal amount of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (12) and all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), does not exceed $15.0 million;
     (13) the incurrence by CPM Holdings or any of its Restricted Subsidiaries of Indebtedness to the extent that the net proceeds thereof are immediately deposited to defease or discharge the notes in full, in each case, in accordance with the terms of the indenture;
     (14) the incurrence by CPM Holdings’ Foreign Subsidiaries of customary commercial letters of credit, “bank guarantees” or similar obligations in the ordinary course of business consistent with past practices;
     (15) the incurrence by CPM Holdings or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for bona fide indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, asset or Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (a) such Indebtedness is not reflected on CPM Holdings’ balance sheet or that of any Restricted Subsidiary of CPM Holdings (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and (b) the maximum assumable liability in respect of any such Indebtedness incurred in connection with a disposition shall at no time exceed the aggregate gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any such subsequent changes in value) actually received by CPM Holdings and its Restricted Subsidiary in connection with such disposition; and
     (16) the incurrence by CPM Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $15.0 million.
CPM Holdings will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of CPM Holdings or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of CPM Holdings solely by virtue of being unsecured or by virtue of being secured on junior priority basis.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, CPM Holdings will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of CPM Holdings as accrued. For purposes of determining compliance with any United States dollar-denominated restriction on the incurrence of Indebtedness, the United States dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that CPM Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:
     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
     (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
     (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
     (a) the Fair Market Value of such assets at the date of determination; and
     (b) the amount of the Indebtedness of the other Person.
Liens
CPM Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
CPM Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock to CPM Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to CPM Holdings or any of its Restricted Subsidiaries;
     (2) make loans or advances to CPM Holdings or any of its Restricted Subsidiaries; or
     (3) sell, lease or transfer any of its properties or assets to CPM Holdings or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
     (a) agreements as in effect on the date of the indenture, including agreements governing Existing Indebtedness and Credit Facilities, and any agreements entered into in connection with the Senior Secured Revolving Credit Facility, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, as determined by the Board of Directors of CPM Holdings in its reasonable good faith judgment, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;
     (b) the indenture, the notes and the Note Guarantees and the Collateral Documents;
     (c) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, as determined by the Board of Directors of CPM Holdings in its reasonable good faith judgment, than those contained in the indenture, the notes and the Note Guarantees;

     (d) agreements governing other Indebtedness of Foreign Subsidiaries permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements;
     (e) applicable law, rule, regulation or order;
     (f) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by CPM Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;
     (g) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;
     (h) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;
     (i) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
     (j) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
     (k) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;
     (l) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of CPM Holdings’ Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;
     (m) any agreement or instrument relating to any property, asset or business acquired by CPM Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any property, asset or business other than the properties, assets or businesses so acquired;
     (n) customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business; and
     (o) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
Merger, Consolidation or Sale of Assets
CPM Holdings will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not CPM Holdings is the surviving corporation), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of CPM Holdings and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
     (1) either (a) CPM Holdings is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CPM Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;
     (2) the Person formed by or surviving any such consolidation or merger (if other than CPM Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of CPM Holdings under the notes, the indenture, the Collateral Documents, the Intercreditor Agreement and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;
     (3) immediately after such transaction, no Default or Event of Default exists; and
     (4) CPM Holdings or the Person formed by or surviving any such consolidation or merger (if other than CPM Holdings), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (a) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) would (together with Restricted Subsidiaries of CPM Holdings) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect to the transaction as if it had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of CPM Holdings and its Restricted Subsidiaries immediately prior to the transaction.
In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which CPM Holdings is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, CPM Holdings under, and CPM Holdings shall be discharged from its Obligations under, the indenture, the notes and the registration rights agreement, with the same effect as if such successor Person had been named as CPM Holdings herein or therein.
This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among CPM Holdings and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of CPM Holdings with or into one of its Restricted Subsidiaries for any purpose or with or into an Affiliate solely for the purpose of reincorporating CPM Holdings in another jurisdiction.
Transactions with Affiliates
CPM Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of CPM Holdings (each, an “Affiliate Transaction”), unless:
     (1) the Affiliate Transaction is on terms that are no less favorable to CPM Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CPM Holdings or such Restricted Subsidiary with an unrelated Person; and
     (2) CPM Holdings delivers to the trustee:
     (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of CPM Holdings set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of CPM Holdings; and
     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to CPM Holdings or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
     (1) any employment or consulting agreement, employee benefit plan, stock option, stock repurchase, severance, officer or director indemnification agreement or any similar arrangement entered into by CPM Holdings or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
     (2) transactions between or among CPM Holdings and/or its Restricted Subsidiaries;

     (3) transactions with a Person (other than an Unrestricted Subsidiary of CPM Holdings) that is an Affiliate of CPM Holdings solely because CPM Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
     (4) payment of reasonable and customary fees and reimbursements of expenses to, and the provision of indemnities (pursuant to indemnity arrangements or otherwise) to, officers, directors, employees or consultants of CPM Holdings or any of its Restricted Subsidiaries;
     (5) any issuance of Equity Interests (other than Disqualified Stock) of CPM Holdings to Affiliates of CPM Holdings;
     (6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”
     (7) payments of fees and expense reimbursements to the Sponsor pursuant to the Management Agreement as in effect on the date hereof and any amendments thereto or replacements thereof that are no less favorable to CPM Holdings;
     (8) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;
     (9) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into CPM Holdings or any of CPM Holdings’ Restricted Subsidiaries; provided, that such agreement was not entered into contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the notes when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger); and
     (10) transactions pursuant to any contract or agreement described in this prospectus under the caption “Certain Relationships and Related Party Transactions” (other than the Management Agreement) and in effect on the date of the indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not, in the reasonable good faith judgment of the Board of Directors or senior management of CPM Holdings, more disadvantageous to CPM Holdings or its Restricted Subsidiaries than the contract or agreement as in effect on the date of the indenture.
Business Activities
CPM Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to CPM Holdings and its Restricted Subsidiaries taken as a whole.
Additional Note Guarantees
If CPM Holdings or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created. Notwithstanding the foregoing, any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary; provided that the total assets of all Immaterial Subsidiaries that are not Guarantors shall not exceed $1.0 million in the aggregate, and the total revenues for the most recent 12-month period of all Immaterial Subsidiaries that are not Guarantors shall not exceed $1.0 million in the aggregate.
Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of CPM Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by CPM Holdings and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation, which will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by CPM Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of CPM Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of CPM Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” CPM Holdings will be in default of such covenant. The Board of Directors of CPM Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of CPM Holdings; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of CPM Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
Payments for Consent
CPM Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, CPM Holdings will furnish to the holders of notes or cause the trustee to furnish to the holders of notes and make available on a publicly available website (or file with the SEC for public availability) (i) prior to the consummation of the exchange offer contemplated by the registration rights agreement, within 60 days following the end of the applicable quarter in the case of quarterly reports (provided that CPM Holdings shall not be required to furnish a quarterly report for the quarter ended June 30, 2009 until September 30, 2009), within 120 days following the end of the applicable fiscal year in the case of annual reports, and within the time period specified in the SEC’s rules and regulations in the case of current reports, and (ii) after the consummation of the exchange offer contemplated by the registration rights agreement, within the time periods specified in the SEC’s rules and regulations:
     (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if CPM Holdings were required to file such reports; and
     (2) all current reports that would be required to be filed with the SEC on Form 8-K if CPM Holdings were required to file such reports.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on CPM Holdings’ consolidated financial statements by CPM Holdings’ certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, CPM Holdings will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such filing).
If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, CPM Holdings is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, CPM Holdings will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. CPM Holdings will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept CPM Holdings’ filings for any reason, CPM Holdings will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if CPM Holdings were required to file those reports with the SEC.

If CPM Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CPM Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CPM Holdings.
CPM Holdings agrees that, for so long as any notes remain outstanding, it will use reasonable best efforts to hold and participate in quarterly conference calls with holders of notes relating to the financial condition and results of operations of CPM Holdings and its Subsidiaries.
In addition, CPM Holdings and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
Each of the following is an “Event of Default”:
     (1) default for 30 days in the payment when due of interest (including Special Interest, if any) on the notes;
     (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;
     (3) failure by CPM Holdings or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Merger, Consolidation or Sale of Assets” for 30 days;
     (4) failure by CPM Holdings or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture for 60 days after written notice specifying such failure is delivered to CPM Holdings by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class;
     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CPM Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by CPM Holdings or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:
     (a) is caused by a failure to pay principal of , or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
     (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;
     (6) failure by CPM Holdings or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of amounts which are covered by insurance or bonded), which judgments are not paid, discharged or stayed for a period of 60 days;
     (7) (i) breach by CPM Holdings or any of its Restricted Subsidiaries of any representation, warranty or agreement in any Collateral Document; (ii) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the indenture or the Collateral Documents); or (iii) the repudiation by CPM Holdings or any of its Restricted Subsidiaries of any of its obligations under any Collateral Document; provided that, in the case of clauses (i), (ii) and (iii), such breach, cessation or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest;

     (8) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and
     (9) certain events of bankruptcy or insolvency described in the indenture with respect to CPM Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to CPM Holdings, any Restricted Subsidiary of CPM Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries of CPM Holdings that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest (including Special Interest) or premium, if any.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest (including Special Interest, if any) when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:
     (1) such holder has previously given the trustee notice that an Event of Default is continuing;
     (2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;
     (3) such holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;
     (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
     (5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration and its consequences or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest (including Special Interest) or premium, if any, on, or the principal of, the notes.
CPM Holdings is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, CPM Holdings is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of CPM Holdings or any Guarantor, as such, will have any liability for any obligations of CPM Holdings or the Guarantors under the notes, the indenture, the Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance
CPM Holdings may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:
     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest (including Special Interest) or premium, if any, on, such notes when such payments are due from the trust referred to below;
     (2) CPM Holdings’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
     (3) the rights, powers, trusts, duties and immunities of the trustee, and CPM Holdings’ and the Guarantors’ obligations in connection therewith; and
     (4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.
In addition, CPM Holdings may, at its option and at any time, elect to have the obligations of CPM Holdings and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:
     (1) CPM Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable Government Securities, or a combination of cash in United States dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest (including Special Interest) and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and CPM Holdings must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;
     (2) in the case of Legal Defeasance, CPM Holdings must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) CPM Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, CPM Holdings must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which CPM Holdings or any of the Guarantors is a party or by which CPM Holdings or any of the Guarantors is bound;

     (6) CPM Holdings must deliver to the trustee an officers’ certificate stating that the deposit was not made by CPM Holdings with the intent of preferring the holders of notes over the other creditors of CPM Holdings with the intent of defeating, hindering, delaying or defrauding any creditors of CPM Holdings or others; and
     (7) CPM Holdings must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Note Guarantees, the Collateral Documents and, with the consent of the required lenders under the Senior Secured Revolving Credit Facility, the Intercreditor Agreement may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):
     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);
     (3) reduce the rate of or change the time for payment of interest, including default interest, on any note;
     (4) waive a Default or Event of Default in the payment of principal of, or interest (including Special Interest) or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);
     (5) make any note payable in money other than that stated in the notes;
     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest (including Special Interest) or premium, if any, on, the notes;
     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);
     (8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or
     (9) make any change in the preceding amendment and waiver provisions.
In addition, any amendment to, or waiver of, the provisions of the indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.
Notwithstanding the preceding, without the consent of any holder of notes, CPM Holdings, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:
     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of CPM Holdings’ or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of CPM Holdings’ or such Guarantor’s assets, as applicable;
     (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;
     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
     (6) to conform the text of the indenture, the Note Guarantees, the Collateral Documents or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended by CPM Holdings to be a verbatim recitation of a provision of the indenture, the Note Guarantees, the Collateral Documents or the notes, which intent shall be evidenced by an officers’ certificate to that effect;
     (7) to enter into additional or supplemental Collateral Documents;
     (8) to release Collateral in accordance with the terms of the indenture and the Collateral Documents;
     (9) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or
     (10) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:
     (1) either:
     (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to CPM Holdings, have been delivered to the trustee for cancellation; or
     (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and CPM Holdings or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in United States dollars, non-callable Government Securities, or a combination of cash in United States dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest (including Special Interest, if any) to the date of maturity or redemption;
     (2) in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which CPM Holdings or any Guarantor is a party or by which CPM Holdings or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);
     (3) CPM Holdings or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and
     (4) CPM Holdings has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
In addition, CPM Holdings must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee
If the trustee becomes a creditor of CPM Holdings or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
Except as described below, we will initially issue the new notes in the form of one or more registered new notes in global form without coupons (the “Global Notes”). We will deposit each Global Note on the date of the closing of the exchange offer with, or on behalf of, DTC in New York, New York, and register the new notes in the name of DTC or its nominee, or will leave these notes in the custody of the trustee.
Depository Procedures
The following description of the operations and procedures of The Depository Trust Company (“DTC”), the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.
DTC has advised us that DTC is a limited purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it:
     (1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and
     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Global Notes may also hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. Investors may also hold interests in the Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest (including, Special Interest, if any) and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, CPM Holdings and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither CPM Holdings, the trustee nor any agent of CPM Holdings or the trustee has or will have any responsibility or liability for:
     (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or CPM Holdings. Neither CPM Holdings nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Subject to compliance with the transfer restrictions applicable to the notes described herein, cross market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an

Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
Although DTC, Euroclear and Clearstream have established procedures to facilitate transfers of interests in the Global Notes and the IAI Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of CPM Holdings, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes if:
     (1) DTC (a) notifies CPM Holdings that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, CPM Holdings fails to appoint a successor depositary;
     (2) there has occurred and is continuing a Default or Event of Default with respect to the notes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear an applicable restrictive legend unless that legend is not required by applicable law.
Exchange of Certificated Notes for Global Notes
Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Same Day Settlement and Payment
CPM Holdings will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest (including Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. CPM Holdings will make all payments of principal, interest (including Special Interest, if any) and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTAL(SM) Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. CPM Holdings expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised CPM Holdings that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such note and (ii) the excess of:
     (1) the present value at such redemption date of the sum of (i) the redemption price of such note at September 1, 2012 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such note through September 1, 2012 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
     (2) the then outstanding principal amount of such note.
“Asset Sale” means:
     (1) the sale, lease, conveyance or other disposition of any assets or rights by CPM Holdings or any of CPM Holdings’ Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of CPM Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and
     (2) the issuance of Equity Interests by any of CPM Holdings’ Restricted Subsidiaries or the sale by CPM Holdings or any of CPM Holdings’ Restricted Subsidiaries of Equity Interests in any of CPM Holdings’ Subsidiaries (in each case, other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than CPM Holdings or any of its Restricted Subsidiaries).
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
     (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;
     (2) a transfer of assets between or among CPM Holdings and its Restricted Subsidiaries or between or among CPM Holdings’ Restricted Subsidiaries;
     (3) an issuance of Equity Interests by a Restricted Subsidiary of CPM Holdings to CPM Holdings or to a Restricted Subsidiary of CPM Holdings;
     (4) the sale, lease or other transfer of products, services, inventory, accounts receivable or other assets or rights in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;
     (5) licenses and sublicenses by CPM Holdings or any of its Restricted Subsidiaries of intellectual property in the ordinary course of business;
     (6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

     (7) the granting of Liens not prohibited by the covenant described above under the caption “—Liens;”
     (8) the sale or other disposition of cash or Cash Equivalents; and
     (9) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.
“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
     (1) in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing (x) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock and (y) any compensation agreement, plan or arrangement conferred upon employees of CPM Holdings or any Restricted Subsidiary of CPM Holdings to the extent such agreement, plan or arrangement provides for payments tied to measures of operating performance.
“Cash Equivalents” means:
     (1) United States dollars;
     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Senior Secured Revolving Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;
     (4) fully collateralized repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
     (5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 270 days after the date of acquisition;
     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and
     (7) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
“Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.
“Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of CPM Holdings and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Principal;
     (2) the adoption of a plan relating to the liquidation or dissolution of CPM Holdings;
     (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that the Principal ceases to collectively be the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CPM Holdings, measured by voting power rather than number of shares; or
     (4) the first day on which a majority of the members of the Board of Directors of CPM Holdings are not Continuing Directors.
“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.
“Collateral” means the collateral securing the First Priority Claims and the Second Priority Claims.
“Collateral Agent” means Wilmington Trust FSB, in its capacity as Collateral Agent under the Collateral Documents, together with its successors in such capacity.
“Collateral Documents” means the Second Priority Security Agreement, the Second Priority Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted by CPM Holdings or Guarantor to secure any Second Priority Claims or under which rights or remedies with respect to any such Lien are governed.
“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus
     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
     (3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus
     (5) fees, expenses and other charges relating to the issuance of the notes and entering into the Senior Secured Revolving Credit Facility; minus
     (6) non-cash items increasing such Consolidated Net Income for such period, other than (x) the accrual of revenue in the ordinary course of business and (y) any items that represent the reversal in such period of any accrual of, or cash reserve for, anticipated charges made in any prior period, which accrual or reserve was recorded after the date of the indenture, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:
     (1) all extraordinary gains and losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;
     (2) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
     (3) the net income (and net loss) of any Restricted Subsidiary of the specified Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that any dividend or distribution is actually made in cash and not otherwise included herein; and
     (4) the cumulative effect of a change in accounting principles will be excluded.
“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CPM Holdings who:
     (1) was a member of such Board of Directors on the date of the indenture; or
     (2) was nominated for election or elected to such Board of Directors with the approval of the Principal or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Credit Facilities” means, one or more debt facilities (including, without limitation, the Senior Secured Revolving Credit Facility) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Discharge of First Priority Claims” means the payment in full in cash of (a) the principal of and interest and premium, if any, on all Indebtedness outstanding under the First Priority Collateral Documents or, with respect to letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the applicable First Priority Collateral Documents, in each case after or concurrently with termination of all commitments to extend credit thereunder and (b) any other First Priority Claims that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require CPM Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that CPM Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that CPM Holdings and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Domestic Subsidiary” means any Restricted Subsidiary of CPM Holdings that (x) was formed under the laws of the United States or any state of the United States or the District of Columbia or (y) that guarantees or otherwise provides direct credit support for any Indebtedness of CPM Holdings.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a sale either (1) of Equity Interests of CPM Holdings (other than Disqualified Stock and other than to a Subsidiary of CPM Holdings) by CPM Holdings or (2) of Equity Interests of a direct or indirect parent entity of CPM Holdings (other than to CPM Holdings or a Subsidiary of CPM Holdings) to the extent that the net proceeds therefrom are contributed to the common equity capital of CPM Holdings.
“Existing Indebtedness” means all Indebtedness of CPM Holdings and its Subsidiaries (other than Indebtedness under the Senior Secured Revolving Credit Facility) in existence on the date of the indenture, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of CPM Holdings; provided, however, that, except in the case of determining the Fair Market Value of assets in connection with an Asset Sale not involving the sale of Assets to an Affiliate, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.
“First Priority Agent” means the administrative agent for the lenders under the Senior Secured Revolving Credit Facility, together with its successors and permitted assigns in such capacity.
“First Priority Cash Management Obligations” means any Cash Management Obligations secured by any Collateral under the First Priority Collateral Documents.
“First Priority Claims” means (a) Indebtedness under the Senior Secured Revolving Credit Facility permitted pursuant to clause (1) or (16) of the definition of the term “Permitted Debt,” (b) First Priority Cash Management Obligations and First Priority Hedging Obligations, and (c) all other Obligations of CPM Holdings and the Guarantors under the documents relating to Indebtedness described in clauses (a) and (b) above.
“First Priority Collateral Documents” means the First Priority Security Agreement, the First Priority Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Priority Claims or under which rights or remedies with respect to such Liens are governed.

“First Priority Hedging Obligations” means any Hedging Obligations that are permitted to be incurred under clause (8) of the definition of the term “Permitted Debt” and that are secured by any First Priority Collateral under the First Priority Collateral Documents.
“First Priority Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by either CPM Holdings or any Guarantor is granted to secure any First Priority Claims or under which rights or remedies with respect to any such Liens are governed.
“First Priority Security Agreement” means the Collateral Agreement, to be dated as of Issue Date, among CPM Holdings and the Guarantors in favor of the First Priority Agent, as amended or supplemented from time to time in accordance with its terms.
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;
     (2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
     (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
     (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
     (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of (in each case, determined on a consolidated basis in accordance with GAAP):
     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding amortization of debt issuance costs, original issue discount, and non-cash interest payments relating to

Indebtedness incurred on or prior to the date of the indenture (or incurred in respect of the Senior Secured Revolving Credit Facility on or after the date of the indenture), and interest rate swap breakage costs incurred in connection with the issuance of the notes or entering into the Senior Secured Revolving Credit Facility; plus
     (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
     (3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of CPM Holdings (other than Disqualified Stock) or to CPM Holdings or a Restricted Subsidiary of CPM Holdings, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.
“Foreign Subsidiary” means any Restricted Subsidiary of CPM Holdings that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets (other than the pledge of stock of any Unrestricted Subsidiary) or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantors” means any Subsidiary of CPM Holdings that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
     (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and
     (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $250,000 and whose total revenues for the most recent 12-month period do not exceed $250,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of CPM Holdings or any of its Subsidiaries.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
     (3) in respect of banker’s acceptances;

     (4) representing Capital Lease Obligations;
     (5) representing the balance deferred and unpaid of the purchase price of any property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business, which accounts payable and accrued obligations are not more than 90 days past due) due more than six months after such property is acquired or such services are completed; or
     (6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations but excluding extensions of trade credit and accounts receivables made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If CPM Holdings or any Restricted Subsidiary of CPM Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of CPM Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of CPM Holdings, CPM Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of CPM Holdings’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by CPM Holdings or any Restricted Subsidiary of CPM Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by CPM Holdings or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Management Agreement” means that certain Amended and Restated Management and Advisory Services Agreement, dated the date of the indenture, among CPM, GGEP Management, L.L.C., GGEP Management (Bermuda) Ltd. and Gilbert Global Equity Capital, LLC.
“Net Proceeds” means the aggregate cash proceeds received by CPM Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and (iv) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP and any amounts placed in an escrow established for purposes of any such adjustment or indemnification obligations.

“Non-Recourse Debt” means Indebtedness:
     (1) as to which neither CPM Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of Unrestricted Subsidiaries or (b) is directly or indirectly liable as a guarantor or otherwise, other than by virtue of a pledge of the Equity Interests of Unrestricted Subsidiaries; and
     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of CPM Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.
“Note Guarantee” means the Guarantee by each Guarantor of CPM Holdings’ obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which CPM Holdings and its Restricted Subsidiaries are engaged on the date of the indenture and any business activities reasonably incidental thereto.
“Permitted Investments” means:
     (1) any Investment in CPM Holdings or in a Restricted Subsidiary of CPM Holdings;
     (2) any Investment in Cash Equivalents;
     (3) any Investment by CPM Holdings or any Restricted Subsidiary of CPM Holdings in a Person, if as a result of such Investment:
     (a) such Person becomes a Restricted Subsidiary of CPM Holdings; or
     (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CPM Holdings or a Restricted Subsidiary of CPM Holdings;
     (4) any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (ii) any sale, disposition, conveyance or transfer of assets not constituting an Asset Sale;
     (5) any Investment the payment for which consists solely of Equity Interests (other than Disqualified Stock) of CPM Holdings;
     (6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of CPM Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization, workout or similar arrangement upon the bankruptcy, foreclosure or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;
     (7) Investments represented by Hedging Obligations;
     (8) loans or advances to officers, directors, consultants or employees made in the ordinary course of business of CPM Holdings or any Restricted Subsidiary of CPM Holdings in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;
     (9) repurchases of the notes;
     (10) any Investment existing on the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on the date of the indenture;

     (11) Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;
     (12) other Investments in an aggregate amount, taken together with all other Investment made pursuant to this clause (12) that are at any one time outstanding, not to exceed $10.0 million.
“Permitted Liens” means:
     (1) Liens to secure Indebtedness permitted by clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock; provided that the lender of any such indebtedness has become a party to the Intercreditor Agreement;
     (2) Liens in favor of CPM Holdings or the Guarantors;
     (3) Liens on property of a Person existing at the time such property is acquired by CPM Holdings or a Restricted Subsidiary or at the time such Person becomes a Restricted Subsidiary of CPM Holdings or is merged with or into or consolidated with CPM Holdings or any Restricted Subsidiary of CPM Holdings; provided that such Liens were in existence prior to the contemplation of such property being acquired or such Person becoming a Restricted Subsidiary of CPM Holdings or such merger or consolidation and do not extend to any assets other than those of the property acquired or the Person that becomes a Restricted Subsidiary of CPM Holdings or is merged with or into or consolidated with CPM Holdings or any Restricted Subsidiary of CPM Holdings;
     (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by CPM Holdings or any Subsidiary of CPM Holdings; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;
     (5) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);
     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;
     (7) Liens existing on the date of the indenture;
     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
     (9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
     (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);
     (12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:
     (a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

     (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
     (13) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;
     (14) any interest or title of a lessor, sublessor or licensor entered into in the ordinary course of business and covering only the assets so leased or licensed, as the case may be, and including any Liens arising from the filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;
     (15) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
     (16) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
     (17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (18) grants of software and other technology licenses in the ordinary course of business;
     (19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
     (20) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted to be incurred under the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”
     (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;
     (22) Liens on a pledge of the Capital Stock of an Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;
     (23) Liens against assets subject to an Asset Sale permitted under the terms of the indenture to the extent CPM Holdings or the applicable Restricted Subsidiary has entered into a binding commitment to dispose of such assets and such Liens do not apply to any assets of CPM Holdings or the applicable Restricted Subsidiary other than the assets to be disposed; and
     (24) Liens with respect to obligations that do not exceed $2.5 million at any one time outstanding.
“Permitted Prior Liens” means:
     (1) Liens described in clauses (1) (only with respect to the notes), (3), (4), (6), (7), (11) (only with respect to the Senior Secured Revolving Credit Facility), (20), (22) or (24) of the definition of “Permitted Liens;”
     (2) Liens described in clause (12) of the definition of “Permitted Liens,” but only to the extent the original Lien referenced in such clause is a Permitted Prior Lien; and
     (3) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the First Priority Collateral Documents or the Collateral Documents.
“Permitted Refinancing Indebtedness” means any Indebtedness of CPM Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of CPM Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the earlier of (a) the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, or (b) 90 days after the final maturity date of the notes, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
     (3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
     (4) such Indebtedness is incurred either (i) if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is CPM Holdings or a Guarantor, by CPM Holdings or any Guarantor or (ii) if the obligor on the Indebtedness being renewed, refunded, replaced, defeased or discharged is a Restricted Subsidiary that is not a Guarantor, by any Restricted Subsidiary of CPM Holdings that is not a Guarantor.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principal” means, collectively, Gilbert Global Equity Partners, L.P. and its Affiliates.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Second Priority Claims” means all Obligations in respect of the notes or arising under the Second Priority Documents or any of them. Second Priority Claims shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Second Priority Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding. Notwithstanding anything to the contrary contained in this definition, any Obligation under a Second Priority Document (including any Hedging Obligations) shall constitute a “Second Priority Claim” if the Collateral Agent or the relevant Second Priority Obligee or Second Priority Obligees under such Second Priority Document shall have received a written representation from CPM Holdings in or in connection with such Second Priority Document that such Obligation constitutes a Second Priority Claim (whether or not such Obligation is at any time determined not to have been permitted to be incurred under the Senior Secured Revolving Credit Facility).
“Second Priority Documents” means (a) the indenture, the notes, the Collateral Documents and each of the other agreements, documents or instruments evidencing or governing any Second Priority Claims and (b) any other related documents or instruments executed and delivered pursuant to any Second Priority Document described in clause (a) above evidencing or governing any Obligations thereunder.
“Second Priority Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by CPM or any Guarantor is granted to secure any Second Priority Claims or under which rights or remedies with respect to any such Liens are governed.
“Second Priority Obligees” means the Persons holding Second Priority Claims, including the noteholders, the trustee and the Collateral Agent.
“Second Priority Security Agreement” means the Pledge and Collateral Agreement, to be dated as of the Issue Date, among CPM Holdings and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Senior Secured Revolving Credit Facility” means that certain Credit Facility to be entered into on or after the date of the indenture by and among CPM Holdings, certain Subsidiaries of CPM Holdings, and the agents and lenders from time to time named therein, providing for revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.
“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.
“Sponsor” means the Principal and any successor holders of a majority of the Voting Stock of CPM Holdings.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person:
     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to September 1, 2012; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to September 1, 2012, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Unrestricted Subsidiary” means any Subsidiary of CPM Holdings that is designated by the Board of Directors of CPM Holdings as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
     (1) has no Indebtedness other than Non-Recourse Debt;
     (2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with CPM Holdings or any Restricted Subsidiary of CPM Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CPM Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of CPM Holdings;
     (3) is a Person with respect to which neither CPM Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
     (4) has not guaranteed or otherwise directly provided credit support for any Indebtedness of CPM Holdings or any of its Restricted Subsidiaries.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of certain U.S. federal income tax consequences relevant to the exchange, ownership and disposition of the new notes by holders thereof, but does not purport to be a complete analysis of all the potential tax consequences that may be important to an investor based on the investor’s tax situation. This summary applies only to holders that hold such new notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government.
This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to the holders in light of their personal investment circumstances nor, except for limited discussions of particular topics, to holders subject to special treatment under the U.S. federal income tax laws, including but not limited to: banks; financial institutions; life insurance companies; pension funds; securities dealers or traders electing mark-to-market treatment; certain governmental entities; holders subject to the alternative minimum tax; regulated investment companies; real estate investment trusts; partnerships or any entities treated as partnerships for U.S. federal income tax purposes; non-resident alien individuals and foreign corporations; tax-exempt organizations; persons that hold the new notes as a position in a “straddle” or as part of a synthetic security or “hedge,” “conversion transaction” or other integrated investment; persons that have a “functional currency” other than the U.S. dollar; and investors in pass-through entities that hold notes.
Prospective investors are encouraged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the exchange of the old notes for new notes or the ownership, sale and other disposition of the new notes. No rulings from the Internal Revenue Service (“IRS”) have been nor will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the statements made and conclusions reached with respect to the tax aspects set forth below.
As used in this section, a “U.S. Holder” is a beneficial owner of a note that is treated for U.S. federal income tax purposes as
•	a citizen or resident of the United States,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any State (or the District of Columbia),

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, and

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and any one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes.
A “Non-U.S. Holder” is a beneficial owner of a note that is treated for U.S. federal income tax purposes as:
•	a nonresident alien individual;

•	a foreign corporation;

•	an estate that is not subject to U.S. federal income tax on a net income basis, or

•	a trust if no U.S. court can exercise primary supervision over the trust’s administration or no U.S. person (as defined in Section 7701(a)(30) of the Code) and no group of such persons is authorized to control all substantial decisions of the trust, and the trust has no election to be treated as a U.S. person in effect.
If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such a partnership, should consult with their tax advisors about the U.S. federal income tax consequences of the exchange of the old notes for new notes or the ownership, sale and disposition of such notes.
NOTICE PURSUANT TO IRS CIRCULAR 230
THIS DISCUSSION IS NOT INTENDED OR WRITTEN BY THE ISSUER OR ITS COUNSEL TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED UNDER U.S. TAX LAWS. THIS DISCUSSION IS PROVIDED TO SUPPORT THE PROMOTION OR MARKETING BY THE ISSUER OF THE NEW NOTES EXCHANGED HEREUNDER. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR CONCERNING THE POTENTIAL TAX CONSEQUENCES OF AN EXCHANGE FOR THE NEW NOTES.
Exchange for New Notes
The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. A holder will not recognize taxable gain or loss as a result of such exchange. Such holder’s holding period for the new notes will include the holding period of its old notes surrendered in the exchange. Such holder’s tax basis in its new notes will be the same as its tax basis in its surrendered old notes immediately prior to the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders of New Notes
Treatment of Stated Interest Payments. Except as described below with respect to original issue discount (“OID”), generally, the stated interest payments on a new note will be treated as “qualified stated interest” for U.S. federal income tax purposes and will be taxable to a U.S. Holder as ordinary interest income when received or accrued in accordance with the U.S. Holder’s regular method of tax accounting. Interest received on a new note may constitute “investment income” for purposes of some limitations of the Code concerning the deductibility of investment interest expense.
Original Issue Discount. As in the case of the old notes, the new notes will be considered issued at a discount because the “issue price” of the old notes was exceeded by the “stated redemption price at maturity” of the old notes by more than a de minimis amount. The “adjusted issue price” of the new notes will equal the “adjusted issue price” of the old notes. The OID is equal to the amount of such excess. A U.S. Holder generally will be required to include OID in income as ordinary interest income as it accrues on a yield-to-maturity basis over the entire term of the old notes and the new notes in advance of the receipt of cash payments attributable to such income, regardless of the holder’s method of tax accounting. For a more detailed discussion of U.S. federal income tax consequences of payments subject to OID please see the section of the original Offering Memorandum, dated as of August 11, 2009, entitled “Certain United States Federal Income Tax Consequences—U.S. Federal Income Tax Consequences to U.S. Holders of Notes—Original Issue Discount.”
Acquisition Premium. A U.S. Holder (other than a U.S. Holder that was an original purchaser of the old notes issued under the indenture, dated as of August 18, 2009), should be aware that the income inclusions and consequences on disposition with respect to the new notes may be affected by the acquisition premium provisions of the Code. A U.S. Holder generally will have an acquisition premium if such holder purchased an old note and immediately after the purchase, the adjusted basis of the old note was (i) greater than such note’s “adjusted issue price” and (ii) less than such note’s “stated redemption price at maturity.” If a U.S. Holder exchanges an old note with respect to which there is an acquisition premium for a new note pursuant to the exchange offer, the acquisition premium applicable to the new note will equal the acquisition premium applicable to the old note immediately prior to the exchange. If a new note held by a U.S. Holder has an acquisition premium, such U.S. Holder generally will reduce the daily OID portions by an amount determined by a fraction (i) the numerator of which is the excess of the adjusted basis of the debt instrument immediately after its acquisition by the purchaser over the adjusted issue price of the debt instrument, and (ii) the denominator of which is the excess of the sum of all amounts payable on the debt instrument after the purchase date (other than payments of qualified stated interest) over the instrument’s adjusted issue price. Rather than apply the acquisition premium fraction, a U.S. Holder of a new note purchased at an acquisition premium may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the mechanics of the constant yield method.
Amortizable Bond Premium. A U.S. Holder (other than a U.S. Holder that was an original purchaser of the old notes issued under the indenture, dated as of August 18, 2009), should be aware that the income inclusions and consequences on disposition with respect to the new notes may be affected by the amortizable bond premium provisions of the Code. In general, a U.S. Holder will have amortizable bond premium if such holder purchased an old note for an amount in excess of such note’s stated redemption price at maturity. If a U.S. Holder exchanges an old note, with respect to which there is amortizable bond premium, for a new note pursuant to the exchange offer, the amortizable bond premium applicable to the note will equal the amortizable bond premium applicable to the old note immediately prior to the exchange. A U.S. Holder generally may elect to amortize the bond premium as an offset to interest income otherwise required to be included in income in respect of the new notes during the taxable year using a constant-yield method over the remaining term of the new note. U.S. Treasury regulations limit the amount of amortizable bond premium that may be deducted in any accrual period to the amount by which a U.S. Holder’s total interest inclusions on the new note in prior and current accrual periods exceed the total amount treated as bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.
Market Discount. A U.S. Holder (other than a U.S. Holder that was an original purchaser of the old notes issued under the indenture, dated as of August 18, 2009), should be aware that the income inclusions and consequences on disposition with respect to the new notes may be affected by the market discount provisions of the Code. Subject to a de minimis exception, if such a U.S. Holder purchased an old note for an amount less than its adjusted issue price, the amount of the difference generally will be treated as market discount. Any market discount will be considered to accrue ratably during the period from the date a U.S. Holder’s acquires a note to the maturity date, or other disposition, unless such holder elects to accrue on a constant yield basis. A U.S. Holder is required to treat any principal payment or any gain on the sale or other disposition of a new note as ordinary income to the extent of any accrued and unrealized market discount. The rules also provide that a U.S. Holder who acquires an old note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such note until the holder disposes of such note in a taxable transaction. If a U.S. Holder of an note elects to include market discount in income currently, both of the foregoing rules would not apply.
Sale, Redemption, Maturity or Other Disposition. Upon the sale, redemption, maturity or other disposition of a new note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (less the amount of accrued and unpaid interest, which will be treated as such) and (ii) such holder’s adjusted tax basis in the new note. A U.S. Holder’s adjusted tax basis generally will equal such holder’s cost for the old note, increased by any OID and gain previously included by the holder in income with respect to the note, and reduced by the amount of any amortizable bond premium used to offset interest income and the amount of principal payments previously received by such U.S. Holder with respect to the note. Any gain or loss generally will be capital gain or loss, except as described above with respect to market discount. Capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the note is more than one year. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, generally is subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses by a U.S. Holder is subject to limitation. Capital losses generally may be used only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of ordinary income.
Recently Enacted U.S. Federal Tax Legislation. For tax years beginning after December 31, 2012, certain U.S. Holders may be subject to tax on their net investment income. Legislation enacted in 2010 generally imposes a tax of 3.8 percent on the “net investment income” of certain individuals, estates and trusts. Net investment income generally includes, among other items, gross income from interest (other than gross income derived from any trade or business to which the tax does not apply), less certain deductions. U.S. Holders are urged to consult their tax advisors regarding the possible implications of this legislation in their particular circumstances.
Information Reporting and Backup Withholding. A U.S. Holder may be subject to information reporting and backup withholding, currently at a rate of 28 percent, when such holder receives interest and principal payments on the new notes, or upon the receipt of proceeds from the sale, exchange, redemption or other disposition of such notes. Certain U.S. Holders, including but not limited to corporations and some tax-exempt organizations, generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to such backup withholding if such holder is not otherwise exempt and such holder:
•	fails to furnish its taxpayer identification number (“TIN”) which, for an individual, is ordinarily his or her social security number,

•	furnishes an incorrect TIN,

•	fails to properly report payments of interest or dividends and the IRS notifies us that withholding is required, or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.
Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund, as long as they timely provide certain information to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for exemption from such backup withholding and the procedure for obtaining such an exemption, if applicable.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of New Notes
Payments of Interest. Subject to the discussion below concerning backup withholding, interest payments and OID accrued to a Non-U.S. Holder will not be subject to U.S. federal withholding tax of 30 percent (or, if applicable, a lower treaty rate) provided that:
•	such Non-U.S. Holder does not actually or constructively own 10% or more of our capital or profits within the meaning of section 871(h)(3) of the Code;

•	such Non-U.S. Holder is not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership;

•	such Non-U.S. Holder is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

•	either (i) such Non-U.S. Holder provides his or her name and address, and certifies, under penalties of perjury, that such holder is not a United States person (which certification may be made on an IRS Form W-8BEN), (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its business holds the new note on such Non-U.S. Holder’s behalf and certifies, under penalties of perjury, that it, or the financial institution between it and the Non-U.S. Holder, has received from such Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us, or our paying agent, with a copy of such statement, or (iii) such Non-U.S. Holder holds its new notes directly though a “qualified intermediary” and certain conditions are satisfied.
If such Non-U.S. Holder cannot satisfy the requirements described above, payments of interest and payments to the extent of accrued OID may be subject to 30 percent U.S. federal withholding tax, unless such Non-U.S. Holder provides a properly executed (i) IRS Form W-8BEN (or appropriate successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable treaty or (ii) IRS Form W-8ECI (or appropriate successor form) stating that interest paid on the new note and any accrued OID is not subject to withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. Alternative documentation for certain holders, such as foreign partnerships, may be applicable or required in certain circumstances. The certification requirements described above may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to provide its U.S. taxpayer identification number as well.
If a Non-U.S. Holder is engaged in a trade or business in the United States and interest or OID on the new note is effectively connected with such Non-U.S. Holder’s conduct of such trade or business (or, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), such Non-U.S. Holder will be subject to U.S. federal income tax on that interest or OID on a net income basis in the same manner as if such Non-U.S. Holder were a United States person as defined under the Code (although such Non-U.S. Holder will be exempt from the 30 percent withholding tax discussed above, provided the certification requirements described above are satisfied). A foreign corporation that is a holder of a new note also may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest and accrued OID on a new note will be included in earnings and profits if such interest or OID is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.
Sale, Redemption, Maturity or Other Disposition. A Non-U.S. Holder generally will not be subject to U.S. federal income, branch profits or withholding tax on gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a new note, provided that (i) such gain is not effectively connected with the conduct of a trade or business carried on by such Non-U.S. Holder within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is generally attributable to a U.S. permanent establishment maintained by such holder; or (ii) such holder is a foreign individual not present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met.
Information Reporting and Backup Withholding. In general, interest payments or OID accrued on the new notes and proceeds on the sale, exchange, redemption or other disposition of the new notes payable by a U.S. paying agent or other U.S. intermediary will be subject to information reporting requirements and potential backup withholding (except in the case of certain exempt recipients, including corporations, or Non-U.S. Holders that provide the certification on IRS Form W-8BEN described above or otherwise provide evidence of exempt status). A Non-U.S. Holder generally will not be subject to such information reporting or backup withholding on interest payments or accrued OID provided that (i) the U.S. paying agent or other U.S. intermediary does not have actual knowledge or reason to know that such holder is a U.S. person and (ii) such holder has submitted the appropriate certifications described above with respect to payments of interest or accrued OID to a Non-U.S. Holder. Additionally, a Non-U.S. Holder generally will not be subject to backup withholding or information reporting with respect to proceeds of the sale of a new note within the United States or conducted through certain U.S. related financial intermediaries if (i) the payor receives the appropriate certification described above with respect to a Non-U.S. Holder’s sale, redemption, maturity or other disposition of a new note and does not have actual knowledge or reason to know that such holder is a U.S. person, or (ii) such holder otherwise establishes an exemption.
We may be required to report annually to the IRS, and to each holder of record, the amount of interest paid or accrued OID on, or the proceeds from the sale or other disposition of, the new notes and the amount withheld for U.S. federal income taxes, if any, for each calendar year, except as to exempt recipients—generally, corporations, certain tax-exempt organizations and nonresident aliens who provide certification as to their status. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides.
Non-U.S. Holders generally will be entitled to a refund or credit of any amounts withheld under the backup withholding rules against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisors regarding the application of the backup withholding and information reporting rules to their particular circumstances.

PLAN OF DISTRIBUTION
Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act if:
•	such holder is not an “affiliate” of us or our subsidiary guarantors within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such new notes.
Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding old notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the new notes may be required to deliver a prospectus.
We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the consumation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
Certain legal matters in connection with the offering and sale of the notes will be passed upon for us by Mayer Brown LLP, New York, New York.
EXPERTS
The consolidated financial statements as of September 30, 2009 and 2010 and for each of the three years in the period ended September 30, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
AVAILABLE INFORMATION
We have filed a registration statement on Form S-4 with the SEC with respect to the new notes and related guarantees offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the new notes and related guarantees offered in this prospectus, you should refer to the registration statement and its exhibits.
We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Following effectiveness of the registration statement relating to the exchange offer, we will become subject to the informational requirements of the Exchange Act, and will be required for a period of time to file annual, quarterly and current reports and other information with the SEC. These reports, the registration statement and its exhibits and other information are or will be available after filing at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20459. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
CPM Holdings, Inc. and Subsidiaries
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in equity and comprehensive income (loss), and of cash flows present fairly, in all material respects, the financial position of CPM Holdings, Inc. and Subsidiaries (the “Company”) at September 30, 2009 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2010, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests in 2010. Additionally, as discussed in Note 6 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain income tax positions in 2010.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 11, 2011

CPM Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
September 30, 2009 and 2010

(dollars in thousands, except per share information)	2009	2010
Assets
Current assets
Cash and cash equivalents	$54,989	$58,691
Restricted customer deposits	14,616	28,690
Accounts receivable, net	38,929	42,453
Inventories	52,981	49,898
Costs and estimated earnings in excess of billings on uncompleted contracts	16,726	17,451
Prepaid expenses and other current assets	3,833	2,122
Deferred taxes	5,169	3,277

Total current assets	187,243	202,582

Property, plant and equipment, net	20,244	18,398
Trademarks	55,978	54,099
Goodwill	128,354	125,306
Other intangibles, net	78,270	67,026

Total assets	$470,089	$467,411

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$16	$—
Accounts payable	30,172	20,904
Accrued expenses	37,254	35,275
Billings in excess of costs and estimated earnings on uncompleted contracts	31,029	51,745

Total current liabilities	98,471	107,924
Long-term debt, less current portion	196,278	196,878
Deferred taxes	15,307	8,694
Other liabilities	8,892	4,180

Total liabilities	318,948	317,676

Commitments and contingencies

Equity
Parent Company stockholders’ equity
Common stock, $.001 par value, authorized shares 1,100,000; shares issued and outstanding 936,913	1	1
Additional paid-in capital	81,838	82,478
Retained earnings	71,944	67,965
Accumulated other comprehensive loss	(5,167)	(5,602)

Total Parent Company stockholders’ equity	148,616	144,842

Noncontrolling interest	2,525	4,893

Total equity	151,141	149,735

Total liabilities and equity	$470,089	$467,411

The accompanying notes are an integral part of these consolidated financial statements.

CPM Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
Years Ended September 30, 2008, 2009 and 2010

(dollars in thousands)	2008	2009	2010
Net sales	$413,472	$320,452	$305,581
Cost of goods sold	283,445	218,560	219,192

Gross profit	130,027	101,892	86,389

Operating expenses
Selling, general and administrative expenses	51,083	43,270	44,833
Amortization expense	9,926	11,298	11,019
Management fees	3,565	2,325	2,500
Impairment of goodwill	—	—	2,659

Total operating expenses	64,574	56,893	61,011

Income from operations	65,453	44,999	25,378

Other expense (income)
Interest expense	17,796	21,787	25,216
Interest income	(924)	(384)	(1,356)

Total other expense	16,872	21,403	23,860

Income before income taxes	48,581	23,596	1,518

Income tax expense	19,240	9,318	3,207

Net income (loss)	29,341	14,278	(1,689)

Less: Net income attributable to noncontrolling interest	194	1,626	2,290

Net income (loss) attributable to Parent Company	$29,147	$12,652	$(3,979)

The accompanying notes are an integral part of these consolidated financial statements.

CPM Holdings, Inc. and Subsidiaries
Consolidated Statements of Changes in Equity and Comprehensive Income (Loss)
Years Ended September 30, 2008, 2009 and 2010

	Parent Company Stockholders’ Equity
					Accumulated	Parent
			Additional		Other	Company	Noncontrolling
	Common Stock		Paid-in	Retained	Comprehensive	Stockholders’	Interest in	Total
(dollars in thousands)	Shares	Amount	Capital	Earnings	Income (Loss)	Equity	Subsidiary	Equity
Balances at September 30, 2007	936,913	$1	$79,163	$30,145	$389	$109,698	$1,105	$110,803

Stock-based compensation	—	—	1,235	—	—	1,235	—	1,235
Comprehensive income, net of tax
Foreign currency translation adjustment	—	—	—	—	(2,347)	(2,347)	164	(2,183)
Net income	—	—	—	29,147	—	29,147	194	29,341

Total comprehensive income						26,800	358	27,158

Balances at September 30, 2008	936,913	1	80,398	59,292	(1,958)	137,733	1,463	139,196

Stock-based compensation	—	—	1,440	—	—	1,440	—	1,440
Dividends	—	—	—	—	—	—	(584)	(584)
Comprehensive income, net of tax
Foreign currency translation adjustment	—	—	—	—	(3,209)	(3,209)	20	(3,189)
Net income	—	—	—	12,652	—	12,652	1,626	14,278

Total comprehensive income						9,443	1,646	11,089

Balances at September 30, 2009	936,913	1	81,838	71,944	(5,167)	148,616	2,525	151,141

Stock-based compensation	—	—	243	—	—	243	—	243
Stock subscription note repayment	—	—	397	—	—	397	—	397
Comprehensive income (loss), net of tax
Foreign currency translation adjustment	—	—	—	—	(435)	(435)	78	(357)
Net income (loss)	—	—	—	(3,979)	—	(3,979)	2,290	(1,689)

Total comprehensive income (loss)						(4,414)	2,368	(2,046)

Balances at September 30, 2010	936,913	$1	$82,478	$67,965	$(5,602)	$144,842	$4,893	$149,735

The accompanying notes are an integral part of these consolidated financial statements.

CPM Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended September 30, 2008, 2009 and 2010

(dollars in thousands)	2008	2009	2010
Cash flows from operating activities
Net income (loss)	$29,341	$14,278	$(1,689)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization of property, plant and equipment	3,675	3,556	3,815
Amortization of intangibles	11,244	12,591	13,533
Impairment of goodwill	—	—	2,659
Write-off of deferred financing fees	—	5,643	—
Amortization of original issue discount	—	70	606
Stock-based compensation expense	1,235	1,440	243
Provision for bad debts	1,865	788	1,876
Loss on sales of property, plant and equipment	99	10	80
Change in interest rate swap liability	2,123	2,309	(3,708)
Deferred income tax provision (benefit)	2,524	86	(2,154)
Changes in operating assets and liabilities, net of acquisitions
Restricted customer deposits	(541)	(8,745)	(14,427)
Accounts receivable	(9,922)	21,736	(5,526)
Inventories	(15,412)	9,048	2,575
Costs and estimated earnings in excess of billings on uncompleted contracts	6,902	(1,356)	(687)
Prepaid expenses and other current assets	1,008	2,473	1,639
Accounts payable	(2,109)	(1,335)	(9,083)
Accrued expenses	14,191	(13,889)	(2,194)
Billings in excess of costs and estimated earnings on uncompleted contracts	983	(7,612)	19,945

Net cash provided by operating activities	47,206	41,091	7,503

Cash flows from investing activities
Purchases of property, plant and equipment	(3,622)	(4,370)	(2,029)
Proceeds on sales of property, plant and equipment	159	289	8
Acquisition of Greenbank, net of cash acquired	(8,813)	—	—
Acquisition of Ruiya, net of cash acquired	(4,406)	(201)	—
Acquisition of other intangibles	—	(404)	(1,468)

Net cash used in investing activities	(16,682)	(4,686)	(3,489)

Cash flows from financing activities
Proceeds from long-term debt	—	196,202	—
Payments of long-term debt	(16,553)	(193,538)	(22)
Proceeds from revolving credit facilities	—	—	696
Payments on revolving credit facilities	(4,500)	—	(696)
Payments of dividends	—	(584)	—
Payments of deferred financing fees	(102)	(11,497)	(914)
Stock subscription note repayment	—	—	397

Net cash used in financing activities	(21,155)	(9,417)	(539)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,444)	(1,164)	227

Net increase in cash and cash equivalents	6,925	25,824	3,702

Cash and cash equivalents
Beginning of period	22,240	29,165	54,989

End of period	$29,165	$54,989	$58,691

Supplemental information
Cash paid for interest	$13,937	$11,602	$24,028
Cash paid for taxes	12,050	16,916	5,078
The accompanying notes are an integral part of these consolidated financial statements.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
1.	Description of Business
CPM Holdings, Inc. (the “Company” or “CPM” or “Parent”), is engaged in the design, production and marketing of process systems, equipment and parts and services utilized primarily in the agricultural and food producing/processing industries. The Company’s businesses fall into three reporting segments: Process Equipment, Engineered Process Systems and All Other.

The Process Equipment segment manufactures and sells process machinery and other equipment utilized primarily in the agricultural and food producing/processing industries. Products include the manufacture of mills, flakers, and dryers.

The Engineered Process Systems segment sells engineering, design and layout services along with outsourced process equipment for extraction, oilseed processing, biodiesel and edible oil refining industries.

The All Other segment designs, manufactures and sells extrusion equipment, thermal processing equipment and process scaling systems utilized primarily in the plastics, agricultural and other industries.

Operations are worldwide and include production and sales facilities in the United States, the Netherlands, United Kingdom, Singapore, China, Brazil and Argentina.
2.	Significant Accounting Policies
Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash equivalents consist of short-term investments with an original maturity when purchased of three months or less. The Company maintains cash deposits with major banks which from time to time may exceed federally insured limits. The Company periodically assesses the financial institutions and believes that the risk of any loss is minimal.

Restricted Customer Deposits

Approximately $14,616 and $28,690 of cash of the Company’s subsidiaries in Europe, Asia and South America is restricted at September 30, 2009 and 2010, respectively. This primarily represents deposits made by customers on orders being manufactured. The cash restriction is removed when the order is shipped. The restricted customer deposits have been recorded in operating activities in the consolidated statements of cash flows as the cash is received from customers in the ordinary course of business, held in the Company’s primary bank accounts, is not invested and does not contain other restrictions.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Accounts Receivable and Concentration of Credit Risk

Concentrations of credit risk with respect to trade receivables are limited due to the number of customers and their geographical dispersion. The Company performs initial and ongoing credit evaluations of its customers, generally does not require collateral, and maintains allowances for potential credit losses. The allowance is an estimate and is regularly evaluated by the Company for adequacy. The establishment of trade receivable allowances and related bad debt expense is based on historical loss experience, credit quality of the customer base, age of the receivable balances, both individually and in the aggregate, current economic conditions that may affect a customer’s ability to pay, and estimated exposure on specific trade receivables. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

Inventories consist of finished goods, work in process and raw materials, and are stated at the lower of cost or market with cost determined on the first-in, first-out (“FIFO”) method. The establishment of write downs for excess and obsolete inventories is based on historical usage and estimated exposure on specific inventory items.

Property, Plant and Equipment

Property, plant and equipment is stated at cost or at its fair value when acquired as part of a business combination. Depreciation is computed by using the straight-line method over the estimated remaining useful lives of the assets ranging from 3 to 20 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

Property, plant and equipment are subject to depreciation having been assigned an estimated useful life as follows:

Buildings and improvements	20 years
Machinery and equipment	3 to 7 years
Furniture and fixtures	5 to 7 years
Expenditures for maintenance and repairs and minor renewals and betterments which do not improve or extend the life of the respective assets are expensed as incurred. All other expenditures for renewals and betterments are capitalized. The assets and related depreciation and amortization accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operations.

Intangible Assets

Identifiable finite-lived intangible assets consist of patents, customer relationships, software technologies, licenses and certain trade names which were recorded as part of acquisitions. These intangible assets are being amortized over their estimated useful lives using straight line or undiscounted cash flows amortization methods to reflect an appropriate allocation of the costs of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period.

Deferred financing fees are deferred and amortized over the term of the related financing agreements using the effective interest method.

Indefinite-lived intangible assets consist of certain trademarks. The trademarks consist of the Process Equipment and Engineered Process Systems segments primary trade names, logos and brands that were identified and recorded at fair value upon acquisition. These intangible assets with indefinite lives are not amortized, but are tested for impairment on an annual basis or at the time of a triggering event.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Goodwill

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is tested for impairment annually or at the time of a triggering event. Goodwill is a nonfinancial asset that is measured at fair value utilizing Level 3 inputs. The impairment test involves a two-step process. The first step compares the fair value of the reporting unit with its carrying value, including goodwill. Fair value of the reporting unit is generally determined using a combination of market and income approaches. If the carrying amount of the reporting unit exceeds the reporting unit’s fair value, the second step of the goodwill impairment test is performed to determine the amount of impairment loss. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying value of its goodwill. If goodwill is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of goodwill exceeds it fair value. The Company performs its annual goodwill impairment testing during the fourth quarter of its fiscal year.

The income approach utilizes estimates of discounted cash flows of the reporting units, which requires assumptions of, among other things, the reporting units’ expected long-term revenue trends, as well as estimates of profitability, changes in working capital and long-term discount rates, all of which require significant judgment. The income approach also requires the use of appropriate discount rates that take into account the current risks of the capital markets. The market approach applies comparative market multiples derived from the historical earnings data of selected guidelines publicly-traded companies to the Company’s reporting units’ businesses to yield a second assuming value of each reporting unit. The guideline companies are first screened by industry group and then further narrowed based on the reporting unit’s business descriptions, markets served, competitors, profitability and revenue size. The Company compares a weighted average of the output from the income and market approaches to the carrying value of each reporting unit. The Company also compares the aggregate of the estimated fair values of each of its reporting units to the estimated value of its total invested capital on a marketable basis.

In fiscal 2010, based on the completion of step 1, one reporting unit in the All Other segment had a carrying value that exceeded its fair value resulting in the Company being required to complete step two. Step two of the impairment test requires the Company to compute the fair value of the assets and liabilities, including identifiable intangible assets, within each of the reporting units with indications of impairment, and compare the implied fair value of goodwill to its book value. The results of step two indicated that the goodwill of one reporting unit in the All Other segment was partially impaired. As a result, the Company recorded a goodwill impairment charge of $2,659 related to the Ruiya reporting unit for the year ended September 30, 2010. During 2010, the continuing deterioration of economic conditions including shortfalls against Ruiya’s anticipated sales and operating profitability, resulted in lower expectations for growth and profitability in future periods. A significant contributing factor to the deterioration of the profitability was the loss of Ruiya’s largest customer which accounted for, on average for fiscal 2008 and 2009, over 30% of Ruiya’s net sales. While management’s most recent analyses indicates that the goodwill remaining in the reporting unit is not impaired, to the extent that assumptions about future economic conditions or potential for growth and profitability in this business changes, it is possible that the conclusion regarding the remaining goodwill could change.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset (or asset group). If the asset (or asset group) is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset (or asset group) exceeds its fair value.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Warranties

The Company warrants its process machines and other specialty equipment for a period of one year after delivery of the product. An accrual of estimated warranty costs for open agreements is included in accrued expenses in the accompanying consolidated balance sheets. The estimate of warranty costs is based upon prior experience with similar products.

	2008	2009	2010
Accrued warranties

Beginning of period	$1,707	$2,376	$1,820
Acquired warranty liabilities	97	—	—
Settlements made	(1,182)	(1,921)	(1,363)
Change in liability related to product warranties issued	1,754	1,365	1,632

End of period	$2,376	$1,820	$2,089

Revenue and Cost Recognition

The Process Equipment segment sales and related cost of sales are primarily recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists consisting of an executed purchase order or contract combined with down payments, if required, (2) shipment has occurred or services performed as this is typically when title passes to the customer, (3) the sales price is fixed or determinable as evidenced by an executed purchase order or contract, and (4) collectability is reasonably assured based on an evaluation of the credit history of the customer. These criteria are met at the time when the risk of loss and title passes to the customer based upon shipment terms. The Company has no additional post shipment or other contractual obligations or performance requirements and does not provide any rights of return, credits or other pricing adjustments affecting revenue recognition once the criteria noted have been met.

The Engineered Process Systems segment accounts for its long-term contracts associated with the engineering, design and layout services and purchase of outsourced process equipment primarily using the percentage of completion method of accounting. Under this method, revenues recognized on fixed price contracts are measured by the percentage of costs incurred to date as they relate to total estimated costs for each contract. Revenues, including estimated earned fees or profits, are recorded as costs are incurred. This method is used because management considers cumulative expended costs to be the best available measure of progress on these contracts.

Contract costs include all direct material, labor and fringe benefit costs, subcontract costs, outside services, supplies and tools including any costs for assembly and testing that may be performed at a customer site prior to final completion.

Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to revenues and costs. The cumulative effect of revisions to revenue, estimated costs to complete contracts, including penalties, incentive awards, change orders, claims, anticipated losses, and others are recorded and recognized in the accounting period in which the events indicating a loss or change in estimates are known and the loss can be reasonably estimated. A significant change in one or more of these estimates could affect the profitability of one or more contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Claims for additional revenues are recognized when realization is probable and the amount can be reasonably estimated, and only to the extent that any contract costs relating to the claim have been incurred.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Billings in excess of costs and costs in excess of billings on contracts in the accompanying consolidated balance sheets is comprised of cash collected from clients and billings to clients on contracts in advance of work performed, advance payments negotiated as a contract condition, estimated losses on uncompleted contracts, normal profit liabilities, and other project-related reserves. Revenue recognized in excess of amounts billed is classified under current assets as “Costs and estimated earnings in excess of billings on uncompleted contracts.” Billings in excess of revenue recognized are classified under current liabilities as “Billings in excess of costs and estimated earnings on uncompleted contracts.” Contract and subcontract retentions are included in accounts receivable and accounts payable, respectively.

The length of the Company’s contracts varies, but is typically between six months and two years. In accordance with normal practice in the industry, the Company includes asset and liability accounts relating to contracts in current assets and liabilities even when such amounts are realizable or payable over a period in excess of one year.

Stock-Based Compensation

Stock-based compensation associated with the issuance of stock options to employees is recognized as an expense in the consolidated statements of operations based on the fair value of the awards computed at the date of grant and the estimated number of shares expected to vest over the related vesting period. The Company calculates the fair value on the date of grant using a Black-Scholes model.

Segment Information

The Company identified three reportable segments: Process Equipment, Engineered Process Systems and All Other. Segment determination is based on the internal organizational structure, management of operations and performance evaluation by the chief operating decision maker.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was $1,161, $831 and $849 for the years ended September 30, 2008, 2009 and 2010, respectively.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Interest and penalties on uncertain tax positions, to the extent they exist, are included in the Company’s provision for income taxes. The provision for income taxes represents the current tax expense for the period and the change during the period in deferred tax assets and liabilities.

Derivative Instruments

In the normal course of business, the Company is exposed to changes in interest rates. At times, the Company has mitigated this risk through the use of specific financial instruments. The Company’s objective in managing its exposure to interest rates is to decrease the volatility that changes in interest rates might have on operations and cash flows. To achieve this objective, the Company used interest rate swap agreements to limit a portion of total debt that is subject to variable interest rates. The interest rate swaps are recorded at fair value in the Company’s consolidated balance sheets, and gains or losses due to changes in fair value are recorded as a component of interest expense in the Company’s consolidated statements of operations.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Comprehensive Income (Loss)

Comprehensive income (loss) for the Company primarily includes net income (loss) and cumulative foreign currency translation that are charged or credited to comprehensive income (loss). The related amounts are presented in the consolidated statements of changes in equity and comprehensive income (loss).

Foreign Currency

The accounts of foreign operations are measured using local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars at the end of period exchange rates and income and expenses are translated at average exchange rates. Net adjustments resulting from such translation are accumulated as a separate component of other comprehensive income (loss) included in the consolidated statements of changes in equity and comprehensive income (loss).

Certain foreign currency denominated transactions of the Company are subject to exchange rate fluctuations. Related to these transactions, the aggregate realized transaction gains (losses) included in net income (loss) for the years ended September 30, 2008, 2009 and 2010, were $339, $201 and $(84), respectively.

Fair Value of Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximates fair value due to their short maturities. The fair value of the senior notes, as determined by management based on the quoted market price for the same or similar issues of debt, is approximately $206,500 and $214,000 at September 30, 2009 and 2010, respectively.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Change

The Company consolidates Wuhan Crown Friendship Edible Oil Engineering Co., Ltd., its 60% owned subsidiary. During 2010, the Company adopted authoritative guidance related to noncontrolling interests in financial statements, which requires the Company to make certain changes to the presentation of the financial statements. This standard requires the Company to classify noncontrolling interest (previously referred to as “minority interest”) as part of consolidated net income (loss) and to include the accumulated amount of noncontrolling interest as part of equity.

The net income (loss) amounts the Company previously reported are now presented as “Net income (loss) attributable to Parent Company”. Similarly, in the presentation of equity, the Company now distinguishes between equity amounts attributable to the Parent Company and amounts attributable to the noncontrolling interest, previously classified as minority interest outside of stockholders’ equity. The Company has applied the presentation and disclosure requirements retrospectively for all periods presented.

Prior Period Correction

The Company has corrected the 2009 consolidated statement of cash flows to reflect a payment of a $584 cash dividend to the minority shareholder of Wuhan Crown Friendship Edible Oil Engineering Co., Ltd. as a use of cash from financing activities rather than a use of cash from operating activities, as previously presented. This correction had no impact on our financial position as of September 30, 2009 or our results of operations for 2009, and we have concluded that the impact to our 2009 cash flows from operating activities and cash flows from financing activities is immaterial.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued guidance which amends the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new model for determining who should consolidate a variable-interest entity, changes to when it is necessary to reassess who should consolidate a variable-interest entity, and requires additional disclosures about a Company’s involvement with variable interest entities. The guidance is effective for fiscal years beginning after November 15, 2009. The Company is currently evaluating the potential impact of this standard on its financial position and results of operations.

In October 2009, the FASB issued guidance on the accounting for multiple-deliverable revenue arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable; eliminates the residual method of allocation and requires arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method; and requires a vendor to determine its best estimate of selling price in a manner consistent with that used to determine the selling price of the deliverable on a stand-alone basis. This guidance also expands the required disclosures related to a vendor’s multiple-deliverable revenue arrangements. The guidance is effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company is currently evaluating the potential impact of this standard on its financial position and results of operations.

In January 2010, the FASB issued guidance that amends existing disclosure requirements for fair value measurements. The amendments require companies to add disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchases, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. The guidance is effective for fiscal years beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances and settlements in the Level 3 reconciliation, which is effective for fiscal years beginning after December 15, 2010. The adoption of this guidance will have no impact on the Company’s financial position or results of operations.

In July 2010, the FASB issued guidance that amends disclosure requirements related to financing receivables. The amendment requires disclosures of information regarding the credit quality, aging, nonaccrual status and impairments by class of receivable. A receivable class is a subdivision of a portfolio segment with similar measurement attributes, risk characteristics and common methods to monitor and assess credit risk. Trade accounts receivable with maturities of one year or less are excluded from the disclosure requirements. The effective date for disclosures as of the end of the reporting period is for interim and annual reporting periods ending on or after December 15, 2010. The effective date for disclosures for activity during the reporting period is for interim and annual reporting periods beginning on or after December 15, 2010. The adoption of this guidance will have no impact on the Company’s financial position or results of operations.

Subsequent Events

The Company has performed an evaluation of subsequent events through February 11, 2011, which is the date the financial statements were available to be issued.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
3.	Selected Consolidated Financial Statement Information
Accounts Receivable, Net

	2009	2010
Accounts receivable	$43,507	$48,943
Less: Allowance for doubtful accounts	(4,578)	(6,490)

	$38,929	$42,453

Inventories

	2009	2010
Raw materials	$17,297	$14,145
Work-in-process	9,470	7,535
Finished goods	26,214	28,218

	$52,981	$49,898

Contracts in Progress

	2009	2010
Costs incurred on uncompleted contracts	$188,786	$256,010
Estimated earnings on uncompleted contracts	48,887	58,951
Less: Billings on contracts in progress	(251,976)	(349,255)

	$(14,303)	$(34,294)

These amounts are included in the consolidated financial statements as follows:

	2009	2010
Costs and estimated earnings in excess of billings on uncompleted contracts	$16,726	$17,451
Billings in excess of costs and estimated earnings on uncompleted contracts	(31,029)	(51,745)

	$(14,303)	$(34,294)

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Property, Plant and Equipment, Net

	2009	2010
Land	$801	$788
Buildings and improvements	8,334	8,311
Machinery and equipment	26,584	28,466
Furniture and fixtures	1,244	1,293
Less: Accumulated depreciation and amortization	(16,719)	(20,460)

	$20,244	$18,398

Trademarks

		Engineered
	Process	Process		Total
	Equipment	Systems	All Others	Trademarks
Balance at September 30, 2008	$23,281	$35,254	$130	$58,665

Foreign currency translation adjustments	(46)	(2,641)	—	(2,687)

Balance at September 30, 2009	23,235	32,613	130	55,978

Foreign currency translation adjustments	523	(2,402)	—	(1,879)

Balance at September 30, 2010	$23,758	$30,211	$130	$54,099

Goodwill

		Engineered
	Process	Process		Total
	Equipment	Systems	All Others	Goodwill
Balance at September 30, 2008	$81,116	$41,335	$6,701	$129,152

Ruiya purchase price adjustment	—	—	201	201
Foreign currency translation adjustments	276	(939)	(336)	(999)

Balance at September 30, 2009	81,392	40,396	6,566	128,354

Impairment	—	—	(2,659)	(2,659)
Foreign currency translation adjustments	455	(854)	10	(389)

Balance at September 30, 2010	$81,847	$39,542	$3,917	$125,306

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Other Intangibles, Net

	2009
		Accumulated
	Cost	Amortization	Net
Patents	$31,365	$6,859	$24,506
Customer relationships	48,548	15,324	33,224
Software technologies	7,482	1,633	5,849
Licenses	3,506	422	3,084
Trade names	763	304	459
Deferred financing fees	11,434	286	11,148

	$103,098	$24,828	$78,270

	2010
		Accumulated
	Cost	Amortization	Net
Patents	$32,837	$10,316	$22,521
Customer relationships	48,456	21,200	27,256
Software technologies	7,482	2,416	5,066
Licenses	3,506	1,039	2,467
Trade names	780	605	175
Deferred financing fees	12,348	2,807	9,541

	$105,409	$38,383	$67,026

Intangible assets subject to amortization have been assigned an estimated finite useful life as follows:

Patents	10 years
Customer relationships	1 to 15 years
Software technologies	9 years
Licenses	7 years
Trade names	5 years
Deferred financing fees	Term of related debt
Total amortization expense related to intangible assets was $11,244, $12,591 and $13,533 for the years ended September 30, 2008, 2009 and 2010, respectively. The weighted average remaining useful life of other intangibles was 5.93 years and 5.30 years at September 30, 2009 and 2010, respectively.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
At September 30, 2010, future estimated amortization will be:

Fiscal Year
2011	$12,898
2012	11,223
2013	10,510
2014	9,625
2015	6,854
Thereafter	15,916

$67,026

Actual amortization amounts may change from such estimated amounts due to additional intangible asset acquisitions, potential impairments, accelerated amortization or other events.

Accrued Expenses

	2009	2010
Customer progress payments	$15,253	$14,851
Employee payroll, benefits and payroll taxes	8,145	5,446
Commissions	1,088	1,531
Warranties	1,820	2,089
Income taxes payable	1,205	1,691
Accrued interest	3,015	2,238
Other	6,728	7,429

	$37,254	$35,275

4.	Acquisitions

2008 Acquisitions

On August 29, 2008, the Company purchased all of the outstanding stock of GTL (2007) Ltd., a U.K. company (“Greenbank”), for $11,883 including $1,057 of direct acquisition costs. Greenbank is engaged in the design and manufacture of thermal processing equipment and systems. The Company acquired Greenbank to increase end market diversity within its thermal processing line of business. The acquisition was funded through available cash. The pro forma impact of the Greenbank acquisition was not significant to the results of the Company for the fiscal year ended September 30, 2008. The Greenbank results have been included in the Company’s results of operations since the date of acquisition. The estimated fair value of assets acquired and liabilities assumed are as follows:

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)

Cash	$3,070
Accounts receivable	2,269
Inventories	175
Costs in excess of billings	2,179
Prepaid expenses and other current assets	16
Property, plant and equipment	96
Goodwill	3,503
Other intangibles	6,310
Accounts payable	(1,950)
Accrued expenses	(1,643)
Billings in excess of costs	(375)
Deferred taxes	(1,767)

$11,883

In connection with the purchase of Greenbank, $5,333 of additional purchase price was contingent upon the Company meeting certain financial targets for annual operating profit thresholds in the years ending September 30, 2009 and 2010. The maximum amount that could be achieved and paid in each year was $2,667. The Company did not meet certain financial targets on Greenbank in either fiscal 2009 or 2010 resulting in no additional purchase price payments being required for the years ended September 30, 2009 and 2010. As of September 30, 2010, all contingent purchase price arrangements under the agreement have expired. The goodwill is not deductible for tax purposes. The identifiable other intangibles for Greenbank are primarily amortized over three years that results in a weighted average useful life of three years.

On October 29, 2007, the Company purchased all of the outstanding stock of Nanjing Ruiya Polymer Processing Equipment Co., Ltd. and Nanjing First Ruiya Polymer Processing Equipment Co., Ltd., Chinese companies (collectively, “Ruiya”), for $6,467 including $139 of direct acquisition costs. Ruiya is primarily engaged in the design and manufacture of twin screw extruders. The Company acquired Ruiya to increase geographic coverage of its extrusion business. The acquisition was funded through available cash. The pro forma impact of the Ruiya acquisition was not significant to the results of the Company for the fiscal year ended September 30, 2008. The Ruiya results have been included in the Company’s results of operations since the date of acquisition. The estimated fair value of assets acquired and liabilities assumed are as follows:

Cash	$2,061
Accounts receivable	4,037
Inventories	633
Prepaid expenses and other current assets	446
Property, plant and equipment	1,445
Goodwill	2,564
Other intangibles	2,542
Accounts payable	(3,179)
Accrued expenses	(3,446)
Deferred taxes	(636)

$6,467

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
In connection with the purchase of Ruiya, $1,827 of additional purchase price was contingent upon the Company meeting certain financial and compliance targets in the years ended September 30, 2008, 2009 and 2010. Based on meeting certain financial and compliance targets in fiscal 2009, the Company paid and recorded an additional $201 in purchase price resulting in an adjustment to goodwill for the year ended September 30, 2009. The Company did not meet these financial and compliance targets in fiscal 2010, and thus, no additional purchase price payments were required for the year ended September 30, 2010. As of September 30, 2010, all contingent purchase price arrangements under the agreement have expired. The goodwill is not deductible for tax purposes. The identifiable other intangibles for Ruiya are amortized over periods ranging from one to five years that results in a weighted average useful life of 2.61 years.

These transactions were accounted for under the purchase method; accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values as determined by the Company’s management. Fair values were estimated by the Company’s management based on information available and on current assumptions as to future operations available at the acquisition date.
5.	Debt

The Company’s debt at September 30, 2009 and 2010, consists of the following:

	2009	2010
Senior Notes, net of unamortized discount	$196,272	$196,878
Other	22	—

	196,294	196,878
Less: Amounts due within one year	(16)	—

	$196,278	$196,878

In August 2009, the Company issued $200,000 of Senior Notes due September 1, 2014 at 98.101% of par (the “Senior Notes”), resulting in an original issue discount of $3,798. The original issue discount was $3,728 and $3,122 at September 30, 2009 and 2010, respectively. The original issue discount is being amortized using the effective interest method over the term of the debt. The Senior Notes bear interest at 10.625% per year and provide for semi-annual interest payments, in arrears, due on March 1 and September 1. All principal will be paid at maturity. The net proceeds from the offering were used to retire the remaining outstanding borrowings on the previous term loan and revolving credit facility, which provided for a term loan of $210,000 and a revolving credit facility up to $30,000.

The Senior Notes are subject to certain covenants and restrictions, such as restrictions on the payment of dividends, incurrence of certain additional indebtedness, issuance of preferred stock or entering into certain merger transactions, as defined by the Senior Notes Offering Memorandum. The Senior Notes are collateralized by a second priority interest in the Company’s U.S. current assets and a first priority interest in substantially all of the Company’s U.S. other assets. The Senior Notes are also guaranteed by the Company’s U.S. subsidiaries.

The Senior Notes contain an optional redemption feature whereby the Company can redeem all or a portion of the Senior Notes, including applicable premiums for early redemptions as defined in the agreement. In addition, the Senior Notes have a change of control provision which gives each holder the right to require the Company to purchase all or a portion of such holders’ Senior Notes upon a change in control, as defined in the agreement, at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
In conjunction with the issuance of the Senior Notes in 2009, the Company paid $11,434 in costs capitalized as deferred financing fees, consisting of legal, accounting and deal fees directly related to the issuance. The Company also wrote off $5,643 of deferred financing fees related to its prior debt agreement terminated as part of the issuance of the Senior Notes, which was included in interest expense in the 2009 consolidated statements of operations.

In November 2009, the Company entered into a Credit Agreement (the “Credit Agreement”) with certain financial institutions which provides for a revolving credit facility consisting of a revolving credit loan and letters of credit in an aggregate amount of up to $14,500, including swing line loans in the principal amount of $5,000. The swing line loans are subfacilities of the revolving credit facility used for daily fluctuations on borrowings. As of September 30, 2010, there were no borrowings outstanding under the revolving credit facility. The availability under the facility is subject to a borrowing base, which is based on the eligible receivables and inventory of the Company’s U.S. subsidiaries. Under the revolving credit facility, the Company had unused credit of $14,500 limited to $12,500 by the borrowing base at September 30, 2010. The Credit Agreement expires on April 20, 2013.

At the Company’s option, borrowings under the revolving credit facility are either Base Rate loans, bearing interest at a rate equal to the greater of (a) the lender’s prime rate (3.25%· at September 30, 2010), (b) the LIBOR rate (0.26% at September 30, 2010) plus 1.00% or (c) the federal funds rate (0.15% at September 30, 2010) plus 0.50%; or Eurodollar loans, bearing interest at the adjusted LIBOR rate (0.40% at September 30, 2010). Interest on the Base Rate loans is payable on the last day of each calendar month. Interest on the Eurodollar loans is payable on the last day of each interest period relating to such loan, but not to exceed six months. An applicable margin is added for the Base Rate loans and Eurodollar loans ranging from 2.75% and 4.25%, based on the Company’s fixed charge coverage ratio at the end of a given period, as further defined in the Credit Agreement.

Commitment fees on the revolving credit facility range from 0.625% to 0.75% per year payable quarterly in amounts. Commitment fees on the letters of credit vary, as further defined in the Credit Agreement, and range from 3.75% to 4.25% (or 2.00% if cash collateralized) payable quarterly. Total commitment fees under the revolving credit facility were $107 for the year ended September 30, 2010. Outstanding letters of credit at September 30, 2009 and 2010 were $451 and $300, respectively. In conjunction with entering into the Credit Agreement, the Company paid $914 in costs capitalized as deferred financing fees, consisting of legal, accounting and deal fees directly related to consummation of the Credit Agreement.

Borrowings under the revolving credit facility are subject to certain restrictive financial covenants, including a fixed charge coverage ratio. The Credit Agreement also includes a subjective acceleration clause which permits the financial institution to accelerate the due date of the facility under certain circumstances, including, but not limited to, material adverse effect on the Company’s financial status or otherwise. Borrowings under the Credit Agreement are collateralized by a first priority security interest in substantially all U.S. current assets of the Company and are guaranteed by the Company’s U.S. subsidiaries. The Credit Agreement also requires the Company to maintain all of its U.S. lockbox accounts, disbursement accounts and other operating accounts with the lenders.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)

The Company entered into interest rate swap agreements under the provisions of their previous credit agreement to swap a variable rate of interest for fixed rates ranging from 6.67% to 7.73%. The effective date of the swaps range from September 2007 through January 2008, and they expire from September 2010 through January 2011. The Company’s interest rate swap contracts are not associated with any of the Company’s existing debt at September 30, 2009 and 2010. The interest rate swap contracts were reflected at fair value and the related (losses) gains of $(2,123), $(2,309) and $3,708 for the years ended September 30, 2008, 2009 and 2010, respectively, were recorded as a component of interest expense in the consolidated statements of operations. The fair value of the interest rate swaps are determined using a valuation model that reflects the contractual terms of the derivatives, the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of the counterparty. The model used does not contain a high level of subjectivity, as the methodologies used in the model do not require significant judgment, and inputs to the model are level 2 inputs readily observable from actively quoted markets. The fair value of the interest rate swaps of $4,510 and $802 was included in other long-term liabilities and accrued expenses in the consolidated balance sheets at September 30, 2009 and 2010, respectively. Any interest differentials received or paid under the interest rate swap contracts are recognized as an adjustment to interest expense on the consolidated statements of operations.

6.	Income Taxes

Components of the deferred tax assets and liabilities at September 30, 2009 and 2010, consist of the following:

	2009	2010
Deferred tax assets
Allowance for doubtful accounts	$516	$446
Inventories	965	1,132
Accrued expenses	1,996	1,398
Stock compensation	1,187	1,187
Interest rate swap	1,691	301
Unrealized losses on foreign subsidiaries	2,329	—
Other	759	674
Uncertain tax positions	2,695	2,273
Net operating losses	—	12,721
Less: Valuation allowance on net operating losses	—	(534)
Foreign tax credits	2,611	2,696
Less: Valuation allowance on foreign tax credits	(2,611)	(2,696)

Total deferred tax assets	12,138	19,598

Deferred tax liabilities
Goodwill and intangible assets	(16,556)	(17,094)
Property, plant and equipment	(1,731)	(1,737)
Future foreign earnings repatriation	(3,398)	(5,926)
Other	(591)	(258)

Total deferred tax liabilities	(22,276)	(25,015)

Net deferred tax liabilities	$(10,138)	$(5,417)

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Income (loss) before income taxes for the years ended September 30, 2008, 2009 and 2010, are as follows:

	2008	2009	2010
United States	$24,643	$2,744	$(10,799)
Foreign	23,938	20,852	12,317

	$48,581	$23,596	$1,518

Components of the income tax provision for the years ended September 30, 2008, 2009 and 2010, are as follows:

	2008	2009	2010
Current
Federal	$9,861	$2,806	$73
State	465	53	138
Foreign	6,390	6,373	5,150

Total current expense	16,716	9,232	5,361

Deferred
Federal	2,092	(362)	(3,631)
State	(46)	10	167
Foreign	478	438	1,310

Total deferred expense (benefit)	2,524	86	(2,154)

	$19,240	$9,318	$3,207

The reconciliation between the Company’s effective income tax rate and the U.S. statutory rate for the years ended September 30, 2008, 2009 and 2010, are as follows:

	2008	2009	2010
Statutory U.S. federal income tax rate	$17,003	$8,258	$532
State income taxes, net of U.S. federal income tax	272	41	198
Meals and entertainment	51	48	47
Stock compensation	348	37	85
Goodwill impairment	—	—	931
Valuation allowance	1,393	1,218	618
Uncertain tax positions	190	5	219
Foreign tax repatriation	369	66	577
Other	(386)	(355)	—

	$19,240	$9,318	$3,207

The Company has approximately $4,147 of foreign tax credit carryforwards which can be used to offset future U.S. tax liability. These credits expire through 2020. A valuation allowance has been established on these foreign tax credits due to uncertainty surrounding their future realization.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
During 2010, the Company generated U.S. and foreign net operating loss carryforwards of $32,500 and $2,800, respectively. The net operating losses expire through 2030. The Company has assessed the likelihood that the deferred tax asset balance relating to the U.S. net operating loss carryforwards will be recovered from future taxable income and has determined that no valuation allowance should be recorded on the U.S. net operating loss carryforwards. A valuation allowance has been established on the foreign net operating loss carryforwards to the extent of the uncertainty as to their future realization. Factors such as prior earnings history, expected future taxable income, mix of taxable income in the jurisdictions in which the Company operates, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset have been considered.

During 2010, the Company adopted authoritative guidance on accounting for and disclosure of uncertain tax positions applied retrospectively for all periods presented. The Company recognizes the financial statement effect of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. At the adoption date, the Company applied the accounting standard to all tax positions for which the statute of limitations remained open. The cumulative effect of adopting this standard resulted in no adjustment to retained earnings at October 1, 2007.

At September 30, 2009 and 2010, the Company had $4,105 and $3,623 of unrecognized tax benefits and $277 and $557 of interest and penalties, respectively, included in long-term liabilities in the consolidated balance sheet. A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended September 30, 2008, 2009 and 2010 is as follows:

	2008	2009	2010
Unrecognized tax benefits at beginning of year	$831	$2,352	$4,105
Gross increases
Current year tax positions	1,708	1,753	—
Gross decreases
Prior year tax positions	(2)	—	(482)
Statute of limitations lapses	(185)	—	—

Unrecognized tax benefits at end of year	$2,352	$4,105	$3,623

If all the Company’s unrecognized tax benefits as of September 30, 2010 were recognized, $1,459 would impact the Company’s effective tax rate. Although the Company believes that it has adequately provided for liabilities resulting from tax assessments by taxing authorities, positions taken by these tax authorities could have a material impact on the Company’s effective tax rate in future periods.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense on the consolidated statements of operations. During the years ended September 30, 2009 and 2010, the Company recognized interest expense and penalties, net of tax benefit, of $190 and $219, respectively, included in income tax expense in the consolidated statements of operations. The Company does not expect a significant change in the liability for unrecognized tax benefits in the next 12 months.

The Company files tax returns as prescribed by tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and foreign jurisdictions. The Company is potentially subject to income tax examinations for the fiscal years 2007 through 2010.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
7.	Commitments and Contingencies

The Company leases various premises and certain equipment under operating leases that expire through 2028. The following is a schedule of minimum lease payments under such operating leases at September 30, 2010:

2011	$2,308
2012	2,005
2013	1,519
2014	1,369
2015	1,332
Thereafter	3,386

Total minimum lease payments	$11,919

Rent expense for the years ended September 30, 2008, 2009 and 2010, was $2,684, $2,773 and $2,993, respectively. Rent expense under noncancellable operating leases with scheduled rent increases is accounted for on a straight-line basis over the lease term, beginning on the date of initial possession.

Litigation

The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

8.	Equity Incentive Plan

The Company has a 2004 Equity Incentive Plan (the “Plan”) under which service-based and performance-based options to purchase common stock of the Company may be awarded to employees. The Plan has a change of control provision, whereby both the service-based and performance-based options vest immediately upon a change of control transaction, as defined in the Plan. A total of 108,750 shares of the Company’s common stock have been reserved for issuance under the Plan. Shares supporting option exercises are sourced from new share issuances. The exercise price is based upon the fair value of the Company’s common stock on the date of grant as determined by the Board of Directors, and all options have a 10-year contractual life. Service-based options become exercisable at a rate of 50.00% on the third year anniversary from date of grant and 16.67% for each successive year thereafter for three years. The vesting of performance-based options is contingent upon continuous employment with the Company and the Company achieving certain predefined annual or cumulative performance targets over a five-year measurement period. An employee’s unvested options are forfeited when employment is terminated. At September 30, 2008, 2009 and 2010, there were 107,100, 107,100 and 104,900 options outstanding under this plan, of which 58,350, 58,350 and 57,250 were service-based and 48,750, 48,750 and 47,650 were performance-based, respectively.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Stock option activity for the years ended September 30, 2008, 2009 and 2010, was as follows:

			Weighted
			Average
	Options		Exercise Price
	Available	Outstanding	Per Share
Balances at September 30, 2007	23,150	85,600	$82.52
Granted	(21,500)	21,500	$266.00

Balances at September 30, 2008 and September 30, 2009	1,650	107,100	$119.36

Forfeited	2,200	(2,200)	$266.00

Balances at September 30, 2010	3,850	104,900	$116.28

Options exercisable at September 30, 2010		70,582	$91.22
At September 30, 2008, 2009 and 2010, the outstanding options had exercise prices ranging from $80 to $266 per share and a weighted average remaining contractual life of 6.27 years, 5.27 years and 4.21 years, respectively. The weighted average remaining contractual life on currently exercisable options was 5.46 years, 4.69 years and 3.67 years at September 30, 2008, 2009 and 2010, respectively. The aggregate intrinsic value of a stock award is the amount by which the market value of the underlying stock exceeds the exercise price of the award. The aggregate intrinsic value for outstanding options at September 30, 2008, 2009 and 2010 was $15,920, $15,106 and $16,755, respectively. The aggregate intrinsic value for exercisable options at September 30, 2008, 2009 and 2010 was $10,391, $11,867 and $13,042, respectively.

All options granted under the Plans become exercisable over periods established at the date of grant. The option exercise price is not less than the estimated fair market values of the Company’s common stock at the date of grant, as determined by the Company’s management and Board of Directors. In estimating the value of the Company’s common stock for purposes of granting options and determining stock-based compensation expense, the Company’s management and board of directors conducted stock valuations taking into consideration the following factors: business performance such as revenues and EBITDA, the Company’s mergers and acquisitions, the Company’s cash and working capital amounts, financing activity, the valuations of comparable public companies, and additional objective and subjective factors relating to the Company’s business. The Company’s management and board of directors set the exercise prices for option grants based upon their best estimate of the fair value of the common stock at the time they made such grants, taking into account all information available at those times.

The valuation methodology used to determine the fair value of options is the Black-Scholes option-pricing model. The Black-Scholes model requires the use of exercise behavior data and the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the options. The Company does not pay dividends; therefore, the dividend rate variable in the Black-Scholes model is zero.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
The risk-free interest rate assumption is based upon observed interest rates on the grant date of zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the Company’s stock options.

The volatility assumption was calculated using management’s best estimate and is based on volatility rates of comparable companies in the Company’s industry sector.

The expected life of options granted to employees is based on the vesting term and the anticipated holding period.

Forfeitures are required to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Company’s forfeiture rates were estimated based on historical experience and estimated at 2.0% as of September 30, 2010.

The assumptions used in the Black-Scholes model for stock option grants are as follows:

2008
Dividend yield	None
Risk-free interest rate	4.53%
Volatility	43.50%
Expected term	10 years
The Company recognized $1,235, $1,440 and $243 of stock compensation expense, included in selling, general and administrative expenses in the consolidated statements of operations, related to the service and performance-based options vesting based upon the fair value of the Company’s common stock and stock option grants at September 30, 2008, 2009 and 2010, respectively. The estimated fair value of options is recognized on a straight-line basis over the service period for service-based option grants and graded vesting for performance-based options once the performance criteria are determined probable of achievement over the options’ respective vesting periods. The Company’s unvested performance based options currently are not probable of future vesting based on the probability of meeting the performance criteria.

The unrecognized compensation expense is $964 at September 30, 2010, includes the unvested portion of the service and performance-based award grants and will be recognized over the weighted average remaining vesting term of three years.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
The Company may also grant restricted shares of common stock to employees under the Plan. The Company had 45,000 restricted shares of common stock outstanding at September 30, 2008, 2009 and 2010. The restrictions lapse and the holders vest in their shares based upon a triggering event defined in the restricted stock agreements. The triggering event is any transaction or series of transactions which result in the sale of at least 50% of the Company’s outstanding common stock for a price of at least $140 per share. The Company has recorded no compensation expense related to the restricted stock shares as vesting in the shares cannot be determined until a triggering event is determined to be probable.
9.	Segment and Geographic Data

The Company identified three reportable segments: Process Equipment, Engineered Process Systems and All Other. Segment selection was based on the internal organizational structure, management of operations and performance evaluation by the chief operating decision maker.

Corporate and Unallocated includes corporate expenses determined to be nonallocable to the segments, interest income, interest expense and income taxes. Assets included in Corporate and Unallocated principally are cash and cash equivalents, certain prepaid expenses and other current assets, and deferred taxes. Segment allocated assets are primarily accounts receivable, inventories, property, plant and equipment, goodwill and intangible assets, and certain other assets. Reconciling items included in Corporate and Unallocated are created based on accounting differences between segment reporting and the consolidated, external reporting as well as internal allocation methodologies.

Segment detail is summarized as follows:

		Engineered
	Process	Process		Corporate
	Equipment	Systems		and	Total
	Segment	Segment	All Other	Unallocated	Company
2008
Net sales	$186,067	$192,993	$34,412	$—	$413,472
Income (loss) before income taxes	39,304	33,307	1,750	(25,780)	48,581
Depreciation and amortization	2,547	7,635	2,836	1,901	14,919
Total assets	204,486	192,709	51,499	28,820	477,514
Capital expenditures	2,319	378	227	698	3,622
2009
Net sales	128,383	159,159	32,910	—	320,452
Income (loss) before income taxes	26,289	28,205	(1,501)	(29,397)	23,596
Depreciation and amortization	2,526	7,632	3,991	1,998	16,147
Total assets	205,724	198,599	36,242	29,524	470,089
Capital expenditures	3,387	198	165	620	4,370
2010
Net sales	145,603	126,323	33,655	—	305,581
Income (loss) before income taxes	19,623	7,233	(2,717)	(22,621)	1,518
Depreciation and amortization	2,649	7,928	3,430	3,341	17,348
Total assets	217,743	206,705	32,775	10,188	467,411
Capital expenditures	1,515	98	378	38	2,029

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
The following table presents information about the Company by geographic area at and for the years ended September 30, 2008, 2009 and 2010:

	United			South
	States	Asia	Europe	America	Total
2008

Net sales	$227,372	$51,696	$134,404	$—	$413,472

2009
Net sales	175,234	54,325	90,149	744	320,452
Long-lived assets	13,562	3,653	2,955	74	20,244

2010
Net sales	124,062	86,727	80,457	14,335	305,581
Long-lived assets	12,079	3,596	2,636	87	18,398
10.	Employee Benefit Plans

The Company has a 401(k) and other benefit plans covering substantially all full-time U.S. employees and certain foreign employees. Under certain plans, the Company makes a matching contribution equal to 50% of the participant’s contribution, up to specified maximum amounts. In addition, the Company may elect to contribute an additional amount to the plans at the discretion of the Company’s Board of Directors. Expense related to the plans for the years ended September 30, 2008, 2009 and 2010, was $832, $840 and $671, respectively.
11.	Related Party Transactions

The Company has a management advisory agreement with GGEP Management, L.L.C. and GGEP Management Ltd. (“Gilbert”) which are related parties. The agreement, amended in August 2009, requires an annual management fee of $2,500 per year for management services provided, plus certain fees and expenses. Expense under the management agreement was $3,565, $2,325 and $2,500 for the years ended September 30, 2008, 2009 and 2010, respectively. The Company had $375 and $625 of management fees included in current liabilities at September 30, 2009 and 2010, respectively. The Company also paid $372 in direct acquisition costs to Gilbert as part of the Greenbank acquisition (Note 4) entered into in August 2008. In August 2009, the Company paid an additional $5,000 in deferred financing fees to Gilbert as part of the Senior Notes offering (Note 5).

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
12.	Guarantor Subsidiary Financial Information

The Senior Notes issued in August 2009 (Note 5) have been guaranteed, fully and unconditionally on a joint and several basis, by its 100% owned U.S. domestic subsidiaries. The following condensed consolidating financial information, which has been prepared in accordance with the requirements for presentation of Rule 3-10(f) of Regulation S-X promulgated under the Securities Act, presents the condensed consolidating balance sheets at September 30, 2009 and 2010, and the condensed consolidating statements of operations and cash flows for the years ended September 30, 2009 and 2010. These condensed consolidating statements reflect CPM Holding, Inc. as the issuer of the Senior Notes, the Company’s wholly owned U.S. domestic subsidiaries as the guarantors presented on a combined basis, the Company’s non-guarantor subsidiaries presented on a combined basis, and consolidating and eliminating adjustments, to combine such entities on a consolidated basis.
Condensed Consolidated Balance Sheet
September 30, 2009

	Parent	Guarantors	Non-Guarantors
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$19,117	$35,872	$—	$54,989
Restricted customer deposits	—	—	14,616	—	14,616
Accounts receivable, net	1,693	43,836	45,808	(52,408)	38,929
Inventories	—	29,241	23,740	—	52,981
Costs and estimated earnings in excess of billings on uncompleted contracts	—	3,311	13,415	—	16,726
Prepaid expenses and other current assets	160	1,215	2,458	—	3,833
Deferred taxes	—	5,059	110	—	5,169

Total current assets	1,853	101,779	136,019	(52,408)	187,243
Property, plant and equipment, net	—	13,562	6,682	—	20,244
Investment in subsidiaries	332,977	59,222	—	(392,199)	—
Trademarks	—	55,568	410	—	55,978
Goodwill	—	116,384	11,970	—	128,354
Other intangibles, net	11,148	61,229	5,893	—	78,270

Total assets	$345,978	$407,744	$160,974	$(444,607)	$470,089

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$—	$—	$16	$—	$16
Accounts payable	—	26,823	55,757	(52,408)	30,172
Accrued expenses	1,090	19,623	16,541	—	37,254
Billings in excess of costs and estimated earnings on uncompleted contracts	—	6,321	24,708	—	31,029

Total current liabilities	1,090	52,767	97,022	(52,408)	98,471
Long-term debt, less current portion	196,272	—	6	—	196,278
Deferred taxes	—	13,108	2,199	—	15,307
Other liabilities	—	8,892	—	—	8,892

Total liabilities	197,362	74,767	99,227	(52,408)	318,948

Equity
Total Parent Company stockholders’ equity	148,616	332,977	59,222	(392,199)	148,616
Noncontrolling interest	—	—	2,525	—	2,525

Total equity	148,616	332,977	61,747	(392,199)	151,141

Total liabilities and equity	$345,978	$407,744	$160,974	$(444,607)	$470,089

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Condensed Consolidated Statement of Operations
Year Ended September 30, 2009

	Parent	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$192,493	$153,489	$(25,530)	$320,452
Cost of goods sold	—	130,346	113,744	(25,530)	218,560

Gross profit	—	62,147	39,745	—	101,892

Operating expenses	1,440	36,374	19,079	—	56,893

Income (loss) from operations	(1,440)	25,773	20,666	—	44,999

Interest expense (income), net	2,810	18,779	(186)	—	21,403

Income (loss) before income taxes	(4,250)	6,994	20,852	—	23,596
Income tax expense (benefit)	(1,450)	3,957	6,811	—	9,318

Income (loss) before equity income (loss) in subsidiaries	(2,800)	3,037	14,041	—	14,278
Equity in income (loss) of subsidiaries	15,452	12,415	—	(27,867)	—

Net income (loss)	12,652	15,452	14,041	(27,867)	14,278
Less: Net income attributable to noncontrolling interest	—	—	1,626	—	1,626

Net income (loss) attributable to Parent Company	$12,652	$15,452	$12,415	$(27,867)	$12,652

Condensed Consolidated Statement of Cash Flows
Year Ended September 30, 2009

	Parent	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by (used in) operating activities	$(1,065)	$9,420	$32,736	$41,091
Cash flows from investing activities
Purchases of property, plant and equipment	—	(2,657)	(1,713)	(4,370)
Proceeds on sales of property, plant and equipment	—	238	51	289
Acquisition of Ruiya, net of cash acquired	—	—	(201)	(201)
Acquisition of other intangibles	—	(404)	—	(404)

Net cash used in investing activities	—	(2,823)	(1,863)	(4,686)

Cash flows from financing activities
Proceeds from long-term debt	196,202	—	—	196,202
Payments of long-term debt	—	(193,509)	(29)	(193,538)
Proceeds (payments) of dividends	—	16,089	(16,673)	(584)
Payments of deferred financing fees	(11,434)	(63)	—	(11,497)
Investment in subsidiaries	(183,703)	180,552	3,151	—

Net cash provided by (used in) financing activities	1,065	3,069	(13,551)	(9,417)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—)	(1,164)	(1,164)

Net increase in cash and cash equivalents	—	9,666	16,158	25,824
Cash and cash equivalents
Beginning of period	—	9,451	19,714	29,165

End of period	$—	$19,117	$35,872	$54,989

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Condensed Consolidated Balance Sheet
September 30, 2010

	Parent	Guarantors	Non-Guarantors
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$2,930	$55,761	$—	$58,691
Restricted customer deposits	—	—	28,690	—	28,690
Accounts receivable, net	2,261	45,199	37,762	(42,769)	42,453
Inventories	—	25,132	24,766	—	49,898
Costs and estimated earnings in excess of billings on uncompleted contracts	—	3,374	14,077	—	17,451
Prepaid expenses and other current assets	—	676	1,446	—	2,122
Deferred taxes	—	2,971	306	—	3,277

Total current assets	2,261	80,282	162,808	(42,769)	202,582
Property, plant and equipment, net	—	12,079	6,319	—	18,398
Investment in subsidiaries	323,920	57,922	—	(381,842)	—
Trademarks	—	53,696	403	—	54,099
Goodwill	—	116,084	9,222	—	125,306
Other intangibles, net	8,860	54,195	3,971	—	67,026

Total assets	$335,041	$374,258	$182,723	$(424,611)	$467,411

Liabilities and Equity
Current liabilities
Accounts payable	$—	$14,132	$49,541	$(42,769)	$20,904
Accrued expenses	1,799	12,792	20,684	—	35,275
Billings in excess of costs and estimated earnings on uncompleted contracts	—	6,922	44,823	—	51,745

Total current liabilities	1,799	33,846	115,048	(42,769)	107,924
Long-term debt, less current portion	196,878	—	—	—	196,878
Deferred taxes	(8,478)	12,312	4,860	—	8,694
Other liabilities	—	4,180	—	—	4,180

Total liabilities	190,199	50,338	119,908	(42,769)	317,676

Equity
Total Parent Company stockholders’ equity	144,842	323,920	57,922	(381,842)	144,842
Noncontrolling interest	—	—	4,893	—	4,893

Total equity	144,842	323,920	62,815	(381,842)	149,735

Total liabilities and equity	$335,041	$374,258	$182,723	$(424,611)	$467,411

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009 and 2010
(dollars in thousands, except per share information)
Condensed Consolidated Statement of Operations
Year Ended September 30, 2010

	Parent	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$134,872	$190,896	$(20,187)	$305,581
Cost of goods sold	—	93,672	145,707	(20,187)	219,192

Gross profit	—	41,200	45,189	—	86,389

Operating expenses	243	26,834	33,934	—	61,011

Income (loss) from operations	(243)	14,366	11,255	—	25,378

Interest expense (income), net	24,223	699	(1,062)	—	23,860

Income (loss) before income taxes	(24,466)	13,667	12,317	—	1,518
Income tax expense (benefit)	(8,478)	5,225	6,460	—	3,207

Income (loss) before equity income (loss) in subsidiaries	(15,988)	8,442	5,857	—	(1,689)
Equity in income (loss) of subsidiaries	12,009	3,567	—	(15,576)	—

Net income (loss)	(3,979)	12,009	5,857	(15,576)	(1,689)
Less: Net income attributable to noncontrolling interest	—	—	2,290	—	2,290

Net income (loss) attributable to Parent Company	$(3,979)	$12,009	$3,567	$(15,576)	$(3,979)

Condensed Consolidated Statement of Cash Flows
Year Ended September 30, 2010

	Parent	Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by (used in) operating activities	$(15,222)	$10,912	$11,813	$7,503
Cash flows from investing activities
Purchases of property, plant and equipment	—	(1,378)	(651)	(2,029)
Proceeds on sales of property, plant and equipment	—	—	8	8
Acquisition of other intangibles	—	(1,000)	(468)	(1,468)

Net cash used in investing activities	—	(2,378)	(1,111)	(3,489)

Cash flows from financing activities
Payments of long-term debt	—	—	(22)	(22)
Proceeds from revolving credit facilities	—	696	—	696
Payments on revolving credit facilities	—	(696)	—	(696)
Proceeds (payments) of dividends	—	4,400	(4,400)	—
Payments of deferred financing fees	—	(914)	—	(914)
Stock subscription note retirement	397	—	—	397
Investment in subsidiaries	14,825	(28,207)	13,382	—

Net cash provided by (used in) financing activities	15,222	(24,721)	8,960	(539)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	227	227

Net increase (decrease) in cash and cash equivalents	—	(16,187)	19,889	3,702
Cash and cash equivalents
Beginning of period	—	19,117	35,872	54,989

End of period	$—	$2,930	$55,761	$58,691

CPM Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(dollars in thousands, except per share information)	2010	2010
Assets
Current assets
Cash and cash equivalents	$58,691	$79,036
Restricted customer deposits	28,690	25,762
Accounts receivable, net	42,453	36,699
Inventories	49,898	52,960
Costs and estimated earnings in excess of billings on uncompleted contracts	17,451	13,972
Prepaid expenses and other current assets	2,122	3,134
Deferred taxes	3,277	3,230

Total current assets	202,582	214,793
Property, plant and equipment, net	18,398	17,566
Trademarks	54,099	54,035
Goodwill	125,306	125,068
Other intangibles, net	67,026	63,710

Total assets	$467,411	$475,172

Liabilities and Equity
Current liabilities
Accounts payable	$20,904	$23,175
Accrued expenses	35,275	40,865
Billings in excess of costs and estimated earnings on uncompleted contracts	51,745	49,523

Total current liabilities	107,924	113,563
Long-term debt	196,878	197,041
Deferred taxes	8,694	8,760
Other liabilities	4,180	4,180

Total liabilities	317,676	323,544

Commitments and contingencies
Equity
Parent Company stockholders’ equity
Common stock, $.001 par value, authorized shares 1,100,000; shares issued and outstanding 936,913	1	1
Additional paid-in capital	82,478	82,555
Retained earnings	67,965	68,739
Accumulated other comprehensive loss	(5,602)	(5,838)

Total Parent Company stockholders’ equity	144,842	145,457
Noncontrolling interest	4,893	6,171

Total equity	149,735	151,628

Total liabilities and equity	$467,411	$475,172

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CPM Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended
	December 31,	December 31,
(dollars in thousands)	2009	2010
Net sales	$61,007	$90,471
Cost of goods sold	44,749	67,760

Gross profit	16,258	22,711

Operating expenses
Selling, general and administrative expenses	10,535	10,963
Amortization expense	2,739	2,668
Management fees	625	625

Total operating expenses	13,899	14,256

Income from operations	2,359	8,455

Other expense (income)
Interest expense	6,534	5,897
Interest income	(162)	(555)

Total other expense	6,372	5,342

Income (loss) before income taxes	(4,013)	3,113
Income tax expense (benefit)	(1,850)	1,149

Net income (loss)	(2,163)	1,964
Less: Net income attributable to noncontrolling interest	690	1,190

Net income (loss) attributable to Parent Company	$(2,853)	$774

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CPM Holdings, Inc. and Subsidiaries
Consolidated Statements of Changes in Equity and Comprehensive Income (Loss)
(Unaudited)

	Parent Company Stockholders’ Equity
					Accumulated	Parent
			Additional		Other	Company	Noncontrolling
	Common Stock		Paid-in	Retained	Comprehensive	Stockholders’	Interest in	Total
(dollars in thousands)	Shares	Amount	Capital	Earnings	Income (Loss)	Equity	Subsidiary	Equity
Balances at September 30, 2009	936,913	$1	$81,838	$71,944	$(5,167)	$148,616	$2,525	$151,141
Stock-based compensation	—	—	243	—	—	243	—	243
Stock subscription note repayment	—	—	397	—	—	397	—	397
Comprehensive income (loss), net of tax
Foreign currency translation adjustment	—	—	—	—	(435)	(435)	78	(357)
Net income (loss)	—	—	—	(3,979)	—	(3,979)	2,290	(1,689)

Total comprehensive income (loss)						(4,414)	2,368	(2,046)

Balances at September 30, 2010	936,913	$1	$82,478	$67,965	$(5,602)	$144,842	$4,893	$149,735

Stock-based compensation	—	—	77	—	—	77	—	77
Comprehensive income (loss), net of tax
Foreign currency translation adjustment	—	—	—	—	(236)	(236)	88	(148)
Net income	—	—	—	774	—	774	1,190	1,964

Total comprehensive income						538	1,278	1,816

Balances at December 31, 2010	936,913	$1	$82,555	$68,739	$(5,838)	$145,457	$6,171	$151,628

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CPM Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended
	December 31,	December 31,
(dollars in thousands)	2009	2010
Net cash provided by operating activities	$1,268	$20,122
Cash flows from investing activities
Purchases of property, plant and equipment	(340)	(180)
Proceeds on sales of property, plant and equipment	—	20
Acquisition of other intangibles	(1,000)	—

Net cash used in investing activities	(1,340)	(160)

Cash flows from financing activities
Payments of long-term debt	(4)	—
Payments of deferred financing fees	(891)	—

Net cash used in financing activities	(895)	—

Effect of foreign exchange rate changes on cash and cash equivalents	(27)	383

Net increase (decrease) in cash and cash equivalents	(994)	20,345
Cash and cash equivalents
Beginning of period	54,989	58,691

End of period	$53,995	$79,036

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(dollars in thousands, except per share information)
1.	Basis of Presentation

The interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the Company’s consolidated financial position, results of operations and cash flows for the periods presented pursuant to the rules and regulations of the Securities and Exchange Commission. These adjustments consist of normal, recurring items. The results of operations for any interim period are not necessarily indicative of results for the full year. The interim consolidated financial statements and notes are presented as permitted by the requirements for Quarterly Reports on Form 10-Q.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to such rules and regulations. These interim consolidated financial statements should be read in conjunction with the Company’s annual consolidated financial statements for the fiscal year ended September 30, 2010.

2.	Description of Business

CPM Holdings, Inc. (the “Company” or “CPM” or “Parent”), is engaged in the design, production and marketing of process systems, equipment and parts and services utilized primarily in the agricultural and food producing/processing industries. The Company’s businesses fall into three reporting segments: Process Equipment, Engineered Process Systems and All Other.

The Process Equipment segment manufactures and sells process machinery and other equipment utilized primarily in the agricultural and food producing/processing industries. Products include the manufacture of mills, flakers, and dryers.

The Engineered Process Systems segment sells engineering, design and layout services along with outsourced process equipment for extraction, oilseed processing, biodiesel and edible oil refining industries.

The All Other segment designs, manufactures and sells extrusion equipment, thermal processing equipment and process scaling systems utilized primarily in the plastics, agricultural and other industries.

Operations are worldwide and include production and sales facilities in the United States, the Netherlands, United Kingdom, Singapore, China, Brazil and Argentina.

3.	Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(dollars in thousands, except per share information)
Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued guidance which amends the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new model for determining who should consolidate a variable-interest entity, changes to when it is necessary to reassess who should consolidate a variable-interest entity, and requires additional disclosures about a Company’s involvement with variable interest entities. The guidance is effective for fiscal years beginning after November 15, 2009. The adoption of this standard did not impact the Company’s financial position or results of operations.

In October 2009, the FASB issued guidance on the accounting for multiple-deliverable revenue arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable; eliminates the residual method of allocation and requires arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method; and requires a vendor to determine its best estimate of selling price in a manner consistent with that used to determine the selling price of the deliverable on a stand-alone basis. This guidance also expands the required disclosures related to a vendor’s multiple-deliverable revenue arrangements. The guidance is effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. The adoption of this standard did not impact the Company’s financial position or results of operations.

In January 2010, the FASB issued guidance that amends existing disclosure requirements for fair value measurements. The amendments require companies to add disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchases, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. The guidance is effective for fiscal years beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances and settlements in the Level 3 reconciliation, which is effective for fiscal years beginning after December 15, 2010. The adoption of this guidance will have no impact on the Company’s financial position or results of operations.

In July 2010, the FASB issued guidance that amends disclosure requirements related to financing receivables. The amendment requires disclosures of information regarding the credit quality, aging, nonaccrual status and impairments by class of receivable. A receivable class is a subdivision of a portfolio segment with similar measurement attributes, risk characteristics and common methods to monitor and assess credit risk. Trade accounts receivable with maturities of one year or less are excluded from the disclosure requirements. The effective date for disclosures as of the end of the reporting period is for interim and annual reporting periods ending on or after December 15, 2010. The effective date for disclosures for activity during the reporting period is for interim and annual reporting periods beginning on or after December 15, 2010. The adoption of this guidance will have no impact on the Company’s financial position or results of operations.

Subsequent Events

The Company has performed an evaluation of subsequent events through April 26, 2011, which is the date the financial statements were available to be issued.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(dollars in thousands, except per share information)

4.	Selected Consolidated Financial Statement Information

Inventories

	September 30,	December 31,
	2010	2010
Raw materials	$14,145	$14,279
Work-in-process	7,535	8,310
Finished goods	28,218	30,371

	$49,898	$52,960

     Accrued warranties

	September 30,	December 31,
	2010	2010
Accrued warranties
Beginning of period	$1,820	$2,089
Settlements made	(1,363)	(264)
Change in liability related to product warranties issued	1,632	164

End of period	$2,089	$1,989

     Contracts in Progress

	September 30,	December 31,
	2010	2010
Costs incurred on uncompleted contracts	$256,010	$277,645
Estimated earnings on uncompleted contracts	58,951	56,686
Less: Billings on contracts in progress	(349,255)	(369,882)

	$(34,294)	$(35,551)

     These amounts are included in the unaudited consolidated financial statements as follows:

	September 30,	December 31,
	2010	2010
Costs and estimated earnings in excess of billings on uncompleted contracts	$17,451	$13,972
Billings in excess of costs and estimated earnings on uncompleted contracts	(51,745)	(49,523)

	$(34,294)	$(35,551)

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(dollars in thousands, except per share information)
5. Debt
The Company’s debt at September 30, 2010 and December 31, 2010, consists of the following:

	September 30,	December 31,
	2010	2010
Senior Notes, net of unamortized discount	$196,878	$197,041
Less: Amounts due within one year	—	—

	$196,878	$197,041

In August 2009, the Company issued $200,000 of Senior Notes due September 1, 2014 at 98.101% of par (the “Senior Notes”), resulting in an original issue discount of $3,798. The original issue discount was $3,122 and $2,959 at September 30, 2010 and December 31, 2010, respectively. The original issue discount is being amortized using the effective interest method over the term of the debt. The Senior Notes bear interest at 10.625% per year and provide for semi-annual interest payments, in arrears, due on March 1 and September 1. All principal will be paid at maturity. The net proceeds from the offering were used to retire the remaining outstanding borrowings on the previous term loan and revolving credit facility, which provided for a term loan of $210,000 and a revolving credit facility up to $30,000.
The Senior Notes are subject to certain covenants and restrictions, such as restrictions on the payment of dividends, incurrence of certain additional indebtedness, issuance of preferred stock or entering into certain merger transactions, as defined by the Senior Notes Offering Memorandum. The Senior Notes are collateralized by a second priority interest in the Company’s U.S. current assets and a first priority interest in substantially all of the Company’s U.S. other assets. The Senior Notes are also guaranteed by the Company’s U.S. subsidiaries.
The Senior Notes contain an optional redemption feature whereby the Company can redeem all or a portion of the Senior Notes, including applicable premiums for early redemptions as defined in the agreement. In addition, the Senior Notes have a change of control provision which gives each holder the right to require the Company to purchase all or a portion of such holders’ Senior Notes upon a change in control, as defined in the agreement, at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.
In November 2009, the Company entered into a Credit Agreement (the “Credit Agreement”) with certain financial institutions which provides for a revolving credit facility consisting of a revolving credit loan and letters of credit in an aggregate amount of up to $14,500, including swing line loans in the principal amount of $5,000. The swing line loans are subfacilities of the revolving credit facility used for daily fluctuations on borrowings. As of September 30, 2010 and December 31, 2010, there were no borrowings outstanding under the revolving credit facility. The availability under the facility is subject to a borrowing base, which is based on the eligible receivables and inventory of the Company’s U.S. subsidiaries. Under the revolving credit facility, the Company had unused credit of $14,500 at September 30, 2010 and December 31, 2010. The credit available for borrowing was limited by the borrowing base to $12,500 and $12,300 on September 30, 2010 and December 31, 2010, respectively. The Credit Agreement expires on April 20, 2013.
At the Company’s option, borrowings under the revolving credit facility are either Base Rate loans, bearing interest at a rate equal to the greater of (a) the lender’s prime rate (3.25%· at December 31, 2010), (b) the LIBOR rate (0.26% at December 31, 2010) plus 1.00% or (c) the federal funds rate (0.13% at December 31, 2010) plus 0.50%; or Eurodollar loans, bearing interest at the adjusted LIBOR rate (0.55% at December 31, 2010). Interest on the Base Rate loans is payable on the last day of each calendar month. Interest on the Eurodollar loans is payable on the last day of each interest period relating to such loan, but not to exceed six months. An applicable margin is added for the Base Rate loans and Eurodollar loans ranging from 2.75% and 4.25%, based on the Company’s fixed charge coverage ratio at the end of a given period, as further defined in the Credit Agreement.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(dollars in thousands, except per share information)
Commitment fees on the revolving credit facility range from 0.625% to 0.75% per year payable quarterly in amounts. Commitment fees on the letters of credit vary, as further defined in the Credit Agreement, and range from 3.75% to 4.25% (or 2.00% if cash collateralized) payable quarterly. Total commitment fees under the revolving credit facility were $24 and $28 for the three month periods ended December 31, 2009 and 2010 respectively. Outstanding letters of credit at September 30, 2010 and December 31, 2010 were $300. In conjunction with entering into the Credit Agreement, the Company paid $914 in costs capitalized as deferred financing fees, consisting of legal, accounting and deal fees directly related to consummation of the Credit Agreement.
Borrowings under the revolving credit facility are subject to certain restrictive financial covenants, including a fixed charge coverage ratio. The Credit Agreement also includes a subjective acceleration clause which permits the financial institution to accelerate the due date of the facility under certain circumstances, including, but not limited to, material adverse effect on the Company’s financial status or otherwise. Borrowings under the Credit Agreement are collateralized by a first priority security interest in substantially all U.S. current assets of the Company and are guaranteed by the Company’s U.S. subsidiaries. The Credit Agreement also requires the Company to maintain all of its U.S. lockbox accounts, disbursement accounts and other operating accounts with the lenders.
The Company entered into interest rate swap agreements under the provisions of their previous credit agreement to swap a variable rate of interest for fixed rates. The effective date of the swaps ranged from September 2007 through January 2008, and they expired at various dates from September 2010 through January 2011. The Company’s interest rate swap contracts are not associated with any of the Company’s existing debt at September 30, 2010 and December 31, 2010. The interest rate swap contracts were reflected at fair value and the related gains of $798 and $672 for the three month periods ended December 31, 2009 and 2010, respectively, were recorded as a component of interest expense in the consolidated statements of operations. The fair value of the interest rate swaps are determined using a valuation model that reflects the contractual terms of the derivatives, the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of the counterparty. The model used does not contain a high level of subjectivity, as the methodologies used in the model do not require significant judgment, and inputs to the model are level 2 inputs readily observable from actively quoted markets. The fair value of the interest rate swaps of $802 and $130 was included in accrued expenses in the consolidated balance sheets at September 30, 2010 and December 31, 2010, respectively. Any interest differentials received or paid under the interest rate swap contracts are recognized as an adjustment to interest expense on the consolidated statements of operations.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(dollars in thousands, except per share information)
6.	Income Taxes
Income tax (benefit) expense differs from the expected income tax (benefit) expense computed by applying the U.S. statutory rate for the three months ended December 31, 2009 and 2010 primarily due to state income taxes, permanent items, and foreign taxes. Our effective tax rate decreased during the three months ended December 31, 2010 compared to the three months ended December 31, 2009 due to an increase in income before income taxes, the mix of income or loss in our U.S. and foreign jurisdictions, and a decrease in the impact of foreign permanent items and state taxes to the effective tax rate.
The Company recognizes the financial statement effect of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. We have adequately provided for liabilities resulting from tax assessments by taxing authorities, positions taken by these tax authorities could have a material impact on the Company’s effective tax rate in future periods. There have been no significant changes to uncertain tax liabilities for the three months ended December 31, 2010. The Company does not expect a significant change in the liability for unrecognized tax benefits in the next 12 months.
7.	Commitments and Contingencies
Litigation
The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(dollars in thousands, except per share information)

8.	Segment and Geographic Data

The Company identified three reportable segments: Process Equipment, Engineered Process Systems and All Other. Segment selection was based on the internal organizational structure, management of operations and performance evaluation by the chief operating decision maker.

Corporate and Unallocated includes corporate expenses determined to be nonallocable to the segments, interest income, interest expense and income taxes. Assets included in Corporate and Unallocated principally are cash and cash equivalents, certain prepaid expenses and other current assets, and deferred taxes. Segment allocated assets are primarily accounts receivable, inventories, property, plant and equipment, goodwill and intangible assets, and certain other assets. Reconciling items included in Corporate and Unallocated are created based on accounting differences between segment reporting and the consolidated, external reporting as well as internal allocation methodologies.

Segment detail is summarized as follows:

		Engineered
	Process	Process		Corporate
	Equipment	Systems		and	Total
	Segment	Segment	All Other	Unallocated	Company
Three months ended December 31, 2009
Net sales	29,910	23,018	8,079	—	61,007
Income (loss) before income taxes	4,702	(657)	(197)	(7,861)	(4,013)
Depreciation and amortization	754	1,944	842	773	4,313
Capital expenditures	277	19	7	37	340

Three months ended December 31, 2010
Net sales	34,765	44,711	10,995	—	90,471
Income (loss) before income taxes	5,480	3,231	1,118	(6,716)	3,113
Depreciation and amortization	705	1,947	830	858	4,340
Capital expenditures	70	36	74	—	180

Total assets at December 31, 2010	222,530	204,869	30,269	17,504	475,172

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(dollars in thousands, except per share information)

9.	Related Party Transactions

The Company has a management advisory agreement with GGEP Management, L.L.C. and GGEP Management Ltd. (“Gilbert”) which are related parties. The agreement, requires an annual management fee of $2,500 per year for management services provided, plus certain fees and expenses. Expense under the management agreement was $625 for the three month periods ended December 31, 2010 and 2009, respectively.

10.	Guarantor Subsidiary Financial Information

The Senior Notes issued in August 2009 (Note 5) have been guaranteed, fully and unconditionally on a joint and several basis, by its 100% owned U.S. domestic subsidiaries. The following condensed consolidating financial information, which has been prepared in accordance with the requirements for presentation of Rule 3-10(f) of Regulation S-X promulgated under the Securities Act, presents the condensed consolidating balance sheets at December 31, 2010, and the condensed consolidating statements of operations and cash flows for the three month periods ended December 31, 2009 and 2010. These condensed consolidating statements reflect CPM Holding, Inc. as the issuer of the Senior Notes, the Company’s wholly owned U.S. domestic subsidiaries as the guarantors presented on a combined basis, the Company’s non-guarantor subsidiaries presented on a combined basis, and consolidating and eliminating adjustments, to combine such entities on a consolidated basis.

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(dollars in thousands, except per share information)
Condensed Consolidated Statement of Operations
Three Months Ended December 31, 2009

	Parent	Guarantor	Non-Guarantor
(dollars in thousands)	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$29,699	$36,102	$(4,794)	$61,007
Cost of goods sold	—	21,887	27,656	(4,794)	44,749

Gross profit	—	7,812	8,446	—	16,258

Operating expenses	97	8,578	5,224	—	13,899

Income (loss) from operations	(97)	(766)	3,222	—	2,359

Other expense (income)
Interest expense (income), net	6,228	257	(113)	—	6,372

Income (loss) before income taxes	(6,325)	(1,023)	3,335	—	(4,013)
Income tax expense (benefit)	(2,150)	(663)	963	—	(1,850)

Income (loss) before equity income (loss) in subsidiaries	(4,175)	(360)	2,372	—	(2,163)
Equity in income (loss) of subsidiaries	1,322	1,682	—	(3,004)	—

Net income (loss)	(2,853)	1,322	2,372	(3,004)	(2,163)
Less: Net income attributable to noncontrolling interest	—	—	690	—	690

Net income (loss) attributable to Parent Company	$(2,853)	$1,322	$1,682	$(3,004)	$(2,853)

Condensed Consolidated Statement of Cash Flows
Three Months Ended December 31, 2009

	Parent	Guarantor	Non-Guarantor
(dollars in thousands)	Issuer	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by (used in) operating activities	$(6,332)	$4,712	$2,888	$1,268
Cash flows from investing activities
Purchases of property, plant and equipment	—	(68)	(272)	(340)
Acquisition of other intangibles	—	(1,000)	—	(1,000)

Net cash used in investing activities	—	(1,068)	(272)	(1,340)

Cash flows from financing activities
Payments of long-term debt	—	—	(4)	(4)
Payments of deferred financing fees	—	(891)	—	(891)
Investment in subsidiaries	6,332	(7,230)	898	—

Net cash provided by (used in) financing activities	6,332	(8,121)	894	(895)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(27)	(27)

Net increase (decrease) in cash and cash equivalents	—	(4,477)	3,483	(994)
Cash and cash equivalents
Beginning of period	—	19,117	35,872	54,989

End of period	$—	$14,640	$39,355	$53,995

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(dollars in thousands, except per share information)
Condensed Consolidated Balance Sheet
December 31, 2010

	Parent	Guarantors	Non-Guarantors
(dollars in thousands)	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$9,789	$69,247	$—	$79,036
Restricted customer deposits	—	300	25,462	—	25,762
Accounts receivable, net	2,260	45,584	31,543	(42,688)	36,699
Inventories	—	25,840	27,120	—	52,960
Costs and estimated earnings in excess of billings on uncompleted contracts	—	2,322	11,650	—	13,972
Prepaid expenses and other current assets	—	531	2,603	—	3,134
Deferred taxes	—	2,971	259	—	3,230

Total current assets	2,260	87,337	167,884	(42,688)	214,793
Property, plant and equipment, net	—	11,386	6,180	—	17,566
Investment in subsidiaries	328,425	61,957	—	(390,382)	—
Trademarks	—	53,635	400	—	54,035
Goodwill	—	115,903	9,165	—	125,068
Other intangibles, net	8,288	52,019	3,403	—	63,710

Total assets	$338,973	$382,237	$187,032	$(433,070)	$475,172

Liabilities and Equity
Current liabilities
Accounts payable	$—	$16,047	$49,816	$(42,688)	$23,175
Accrued expenses	4,953	14,675	21,237	—	40,865
Billings in excess of costs and estimated earnings on uncompleted contracts	—	6,598	42,925	—	49,523

Total current liabilities	4,953	37,320	113,978	(42,688)	113,563
Long-term debt	197,041	—	—	—	197,041
Deferred taxes	(8,478)	12,312	4,926	—	8,760
Other liabilities	—	4,180	—	—	4,180

Total liabilities	193,516	53,812	118,904	(42,688)	323,544

Commitments and contingencies
Equity
Total Parent Company stockholders’ equity	145,457	328,425	61,957	(390,382)	145,457
Noncontrolling interest	—	—	6,171	—	6,171

Total equity	145,457	328,425	68,128	(390,382)	151,628

Total liabilities and equity	$338,973	$382,237	$187,032	$(433,070)	$475,172

CPM Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(dollars in thousands, except per share information)
Condensed Consolidated Statement of Operations
Three Months Ended December 31, 2010

	Parent	Guarantor	Non-Guarantor
(dollars in thousands)	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$33,630	$62,858	$(6,017)	$90,471
Cost of goods sold	—	24,729	49,048	(6,017)	67,760

Gross profit	—	8,901	13,810	—	22,711

Operating expenses	77	7,826	6,353	—	14,256

Income (loss) from operations	(77)	1,075	7,457	—	8,455

Other expense (income)
Interest expense (income), net	6,019	(153)	(524)	—	5,342

Income (loss) before income taxes	(6,096)	1,228	7,981	—	3,113
Income tax expense (benefit)	(2,130)	455	2,824	—	1,149

Income (loss) before equity income (loss) in subsidiaries	(3,966)	773	5,157	—	1,964
Equity in income (loss) of subsidiaries	4,740	3,967	—	(8,707)	—

Net income (loss)	774	4,740	5,157	(8,707)	1,964
Less: Net income attributable to noncontrolling interest	—	—	1,190	—	1,190

Net income (loss) attributable to Parent Company	$774	$4,740	$3,967	$(8,707)	$774

Condensed Consolidated Statement of Cash Flows
Three Months Ended December 31, 2010

	Parent	Guarantor	Non-Guarantor
(dollars in thousands)	Issuer	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by (used in) operating activities	$(6,097)	$10,700	$15,519	$20,122
Cash flows from investing activities
Purchases of property, plant and equipment	—	(61)	(119)	(180)
Proceeds on sales of property, plant and equipment	—	15	5	20

Net cash used in investing activities	—	(46)	(114)	(160)

Cash flows from financing activities
Investment in subsidiaries	6,097	(3,795)	(2,302)	—

Net cash provided by (used in) financing activities	6,097	(3,795)	(2,302)	—

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	383	383

Net increase in cash and cash equivalents	—	6,859	13,486	20,345
Cash and cash equivalents
Beginning of period	—	2,930	55,761	58,691

End of period	$—	$9,789	$69,247	$79,036

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the Delaware General Corporation Law (the DGCL) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation (to include any service as a director, officer, or employee or agent of the corporation which imposes duties on, or involves services by such individual with respect to an employee benefit plan, its participants or beneficiaries) as a director, officer, employee or agent of another corporation, partners hip, joint venture, trust or other enterprise (which includes employee benefit plans) (an agent), against expenses (including attorneys’ fees), judgments, fines (to include any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (which includes if such person acted in good faith and in a manner he/she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan) and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted as an agent of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.
Indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of an agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.
The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that, as more fully described and qualified below, the Company shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of the Company or by reason of the fact that such person, at the request of the Company, is or was serving any other Company, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.
The Company shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law.
The Company shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person as the Board of Directors shall determine.
The Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, member of a committee of the Board of Directors or officer, of the Company, or is or was serving at the request of the Company as a director or officer of another Company, limited liability company, partnership, joint venture, trust or other enterprise, or as a member or manager of a limited liability company, as a partner of a partnership or as a trustee of a trust, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under the Bylaws or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to the Bylaws, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Company, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.
Item 21. Exhibits and Financial Statement Schedules.
The exhibits required to be filed pursuant to the requirements of Item 601 of Regulation S-K are set forth in the Index of Exhibits accompanying this registration statement.
The following financial schedules are filed as part of this Registration Statement:
Report of Independent Registered Public Accounting Firm	II-4
Schedule II — Valuation and Qualifying Accounts	II-5
Item 22. Undertakings.
The undersigned Registrants hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(6)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Report of Independent Registered Public Accounting Firm
on
Financial Statement Schedule
To the Board of Directors and Stockholders of
CPM Holdings, Inc. and Subsidiaries:
Our audits of the consolidated financial statements referred to in our report dated February 11, 2011 appearing in this Registration Statement on Form S-4 of CPM Holdings, Inc. and Subsidiaries also included an audit of the financial statement schedule listed in Item 21 of this Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 11, 2011

CPM Holdings, Inc. and Subsidiaries
Schedule II — Valuation and Qualifying Accounts
As of September 30, 2008, 2009 and 2010

	2008	2009	2010
Allowance for doubtful accounts
Balance at beginning of year	$1,839	$3,885	$4,578
Charges to expense	1,865	788	1,876
Deductions from allowance	(1,325)	(196)	(226)
Charges to other accounts	1,506	101	262

Balance at end of year	$3,885	$4,578	$6,490

	2008	2009	2010
Allowance on deferred tax assets
Balance at beginning of year	$—	$1,393	$2,611
Charges to expense	1,393	1,218	619

Balance at end of year	$1,393	$2,611	$3,230

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterloo, State of Iowa, on April 26, 2011.

CPM HOLDINGS, INC.

By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 26th day of April 2011.

Signatures	Title

/s/ Ted Waitman Ted Waitman	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Douglas Ostrich Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ Steven Gilbert* Steven Gilbert	Director

/s/ Steven Kotler* Steven Kotler	Director

/s/ Richard Gaenzle, Jr.* Richard Gaenzle, Jr.	Director

/s/ Larry Pitsch* Larry Pitsch	Director

/s/ Jeffrey Johnson* Jeffrey Johnson	Director

*	By:	/s/ Douglas Ostrich
Douglas Ostrich
Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterloo, State of Iowa, on April 26, 2011.

CPM ACQUISITION CORP.

By:	/s/ Douglas Ostrich

Douglas Ostrich
Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 26th day of April 2011.

Signatures	Title

/s/ Ted Waitman	President, Chief Executive Officer and Director
Ted Waitman	(Principal Executive Officer)

/s/ Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary
Douglas Ostrich	(Principal Financial and Accounting Officer)

/s/ Steven Gilbert*	Director
Steven Gilbert

/s/ Steven Kotler*	Director
Steven Kotler

/s/ Richard Gaenzle, Jr.*	Director
Richard Gaenzle, Jr.

/s/ Larry Pitsch*	Director
Larry Pitsch

/s/ Jeffrey Johnson*	Director
Jeffrey Johnson

*	By:	/s/ Douglas Ostrich
Douglas Ostrich
Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterloo, State of Iowa, on April 26, 2011.

CROWN ACQUISITION CORP.
By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 26th day of April 2011.

Signatures	Title

/s/ Ted Waitman Ted Waitman	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Douglas Ostrich Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ Steven Gilbert* Steven Gilbert	Director

/s/ Steven Kotler* Steven Kotler	Director

/s/ Richard Gaenzle, Jr.* Richard Gaenzle, Jr.	Director

/s/ Larry Pitsch* Larry Pitsch	Director

/s/ Jeffrey Johnson* Jeffrey Johnson	Director

*	By:	/s/ Douglas Ostrich
Douglas Ostrich
Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterloo, State of Iowa, on April 26, 2011.

CPM WOLVERINE PROCTOR, LLC
By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 26th day of April 2011.

Signatures	Title

/s/ Ted Waitman	President, Chief Executive Officer and Director
Ted Waitman	(Principal Executive Officer)

/s/ Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary

Douglas Ostrich	(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterloo, State of Iowa, on April 26, 2011.

CROWN IRON WORKS COMPANY
By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 26th day of April 2011.

Signatures	Title

/s/ Ted Waitman	President, Chief Executive Officer and Director
Ted Waitman	(Principal Executive Officer)

/s/ Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary
Douglas Ostrich	(Principal Financial and Accounting Officer)

/s/ Steven Gilbert*	Director
Steven Gilbert

/s/ Steven Kotler*	Director
Steven Kotler

/s/ Richard Gaenzle, Jr.*	Director
Richard Gaenzle, Jr.

/s/ Larry Pitsch*	Director
Larry Pitsch

/s/ Jeffrey Johnson*	Director
Jeffrey Johnson

*	By:	/s/ Douglas Ostrich
Douglas Ostrich
Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterloo, State of Iowa, on April 26, 2011.

CPM SA, LLC
By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 26th day of April 2011.

Signatures	Title

/s/ Ted Waitman Ted Waitman	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Douglas Ostrich Douglas Ostrich	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

INDEX OF EXHIBITS

Exhibit
No.	Description
1.1	Purchase Agreement, dated as of August 11, 2009, among Jefferies & Company, Inc., as representative of the initial purchasers, CPM Holdings, Inc. and the guarantors identified therein

2.1	Stock Purchase Agreement, dated as of December 31, 2003 by and among CPM Holdings, Inc., SPM Acquisition Corp., American Capital Strategies, Ltd., GGEP/CPM Holdings, LLC and the Sellers identified therein

2.2	Equity Purchase Agreement, dated as of July 3, 2007, between Crown Holdings, Inc. and Crown Acquisition Corp.*

3.1	Certificate of Incorporation of CPM Holdings, Inc.*

3.2	Amended and Restated Certificate of Incorporation of CPM Holdings, Inc.*

3.3	First Amendment to the Amended and Restated Certificate of Incorporation of CPM Holdings, Inc.*

3.4	Second Amendment to the Amended and Restated Certificate of Incorporation of CPM Holdings, Inc.*

3.5	Bylaws of CPM Holdings, Inc.*

3.6	Certificate of Incorporation of CPM Acquisition Corp.*

3.7	Amended and Restated Bylaws of CPM Acquisition Corp.*

3.8	Certificate of Formation of CPM SA, LLC*

3.9	Operating Agreement of CPM SA, LLC*

3.10	Certificate of Formation of CPM Wolverine Proctor, LLC*

3.11	Certificate of Amendment to the Certificate of Formation of CPM Wolverine Proctor, LLC*

3.12	Operating Agreement of CPM Wolverine Proctor, LLC*

3.13	Certificate of Incorporation of Crown Acquisition Corp.*

3.14	Bylaws of Crown Acquisition Corp.*

3.15	Certificate of Incorporation of Crown Iron Works Company*

3.16	Certificate of Amendment to Articles of Incorporation of Crown Iron Works Company*

3.17	Certificate for Renewal and Revival of Charter of Crown Iron Works Company*

3.18	Bylaws of Crown Iron Works Company*

4.1	Indenture, dated as of August 18, 2009, among CPM Holdings, the Guarantors named therein and Wilmington Trust FSB, as Trustee and the Collateral Agent

4.2	Form of 10 5/8% Senior Secured Notes due 2014 (included in Exhibit 4.1)

4.3	Form of Guarantee (included in Exhibit 4.1)

4.4	The Pledge and Security Agreement, dated as of August 18, 2009, among CPM Holdings, Inc., the Guarantors named therein and Wilmington Trust FSB, as Collateral Agent*

4.5	Registration Rights Agreement, dated as of August 18, 2009, among CPM Holdings, Inc., the Guarantors identified therein and Jefferies & Company, Inc., as representative of the initial purchasers*

4.6	Intercreditor Agreement, dated as of November 20, 2009, by and among CPM Holdings, Inc., the subsidiaries of CPM Holdings, Inc. identified therein, Harris N.A., as Administrative Agent, and Wilmington Trust FSB, as Collateral Agent*

5.1	Opinion of Mayer Brown LLP

10.1	Credit Agreement, dated as of November 20, 2009, by and among CPM Acquisition Corp., CPM Wolverine Proctor, LLC, Crown Iron Works Company, the Guarantors identified therein, the Lenders party thereto and Harris N.A., as Administrative Agent*

*	Previously filed.

Exhibit
No.	Description
10.2	Pledge and Security Agreement, dated as of November 20, 2009, by and among CPM Acquisition Corp., CPM Wolverine Proctor, LLC, Crown Iron Works Company, the other Grantors Guarantors identified therein and Harris N.A., as Administrative Agent*

10.3	Amended and Restated Management and Advisory Services Agreement and Expense Sharing Agreement*

10.4	Amended and Restated Employment Agreement, dated as of January 1, 2011, between CPM Acquisition Corp. and Ted Waitman*

10.5	Amended and Restated Employment Agreement, dated as of January 1, 2011, between CPM Acquisition Corp. and Douglas Ostrich*

10.6	Employment Agreement, dated as of December 31, 2003, between CPM Acquisition Corp. and James Hughes*

10.7	2004 Equity Incentive Plan

10.8	Form of Restricted Stock Agreement*

10.9	Subscription Agreement, dated as of August 16, 2007, between CPM Holdings, Inc. and Clifford Anderson

10.10	Subscription Agreement, dated as of August 16, 2007, between CPM Holdings, Inc. and George Anderson

10.11	Subscription Agreement, dated as of August 16, 2007, between CPM Holdings, Inc. and Ralph Romano

10.12	Subscription Agreement, dated as of August 16, 2007, between CPM Holdings, Inc. and Phil Blenkiron

10.13	Subscription Agreement, dated as of August 16, 2007, between CPM Holdings, Inc. and Gary Koerbitz.

10.14	Manufactory Office Building No. 3 & No. 4 Floors Lease Contract, between Wuhan Friendship Food Engineering Co., Ltd. and Wuhan Crown Friendship Edible Oils Engineering Co., Ltd.

12.1	Statement regarding Computation of Earnings to Fixed Charges

21.1	Subsidiaries of CPM Holdings, Inc.*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Mayer Brown LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page to this registration statement)*

25.1	Statement of Eligibility and Qualification on Form T-1 of the Wilmington Trust FSB, as Trustee

99.1	Form of Letter of Transmittal

99.2	Form of Letter to Brokers

99.3	Form of Letter to Clients

*	Previously filed.